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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Assisted Living Concepts, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies: Common Stock, $.01 par value

2) Aggregate number of securities to which transaction applies: (1)

3) Per unit price or other underlying value of transaction computed pursuant to Section 14(g) of the Exchange Act (set forth the amount on which the filing fee is calculated and state how it was determined):

Pursuant to the terms of the Plan of Merger and Acquisition Agreement, dated as of November 4, 2004, by and among Assisted Living Concepts, Inc., Alpha Acquisition, Inc. and Extendicare Health Services, Inc., each issued and outstanding share of Assisted Living, Inc. common stock, other than shares owned by stockholders who are entitled to and have exercised and perfected dissenter’s rights, will be converted into the right to receive $18.50 in cash. In addition, pursuant to the terms of the Plan of Merger and Acquisition Agreement, each outstanding stock option will be fully vested and canceled in exchange for (i) the excess, if any, of $18.50 over the per share exercise price of the option multiplied by (ii) the number of shares of common stock subject to the option. The filing fee was calculated based upon (a) an estimated aggregate cash payment of $121,145,493 based on the proposed per share cash payment of $18.50 for outstanding shares of common stock, and (b) an estimated aggregate cash payment of $7,958,658 to holders of outstanding options to purchase an aggregate of 574,887 shares of common stock with per share exercise prices of less than $18.50. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00012670 by the amount calculated pursuant to the preceding sentence.

4) Proposed maximum aggregate value of transaction: $129,104,151

5) Total fee paid: $16,357

     (1) Based on the sum of (a) 6,548,405, which represents 6,491,164 shares of Assisted Living Concepts, Inc. common stock, outstanding as of November 5, 2004, and 57,241 shares of Assisted Living Concepts, Inc. common stock to be issued upon settlement of pending claims pursuant to the first amended plan of reorganization of Assisted Living Concepts, Inc. and (b) 574,887 shares of common stock issuable pursuant to stock options with exercise prices less than the per share merger consideration of $18.50.

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

ASSISTED LIVING CONCEPTS, INC.
1349 Empire Central, Suite 900
Dallas, Texas 75247

PROPOSED CASH MERGER — YOUR VOTE IS VERY IMPORTANT

, 200

To our Stockholders:

      You are cordially invited to attend a special meeting of stockholders of Assisted Living Concepts, Inc., to be held on                     , 200     at       a.m., Central Time, at the Hyatt Regency DFW, International Parkway, Dallas, Texas 75261.

      At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Plan of Merger and Acquisition Agreement, dated as of November 4, 2004, by and among Assisted Living Concepts, Alpha Acquisition, Inc. and Extendicare Health Services, Inc., and the merger contemplated by the merger agreement. Under the merger agreement, Alpha Acquisition, Inc., a wholly-owned subsidiary of Extendicare Health Services, Inc. will be merged with and into Assisted Living, with Assisted Living being the surviving corporation. Alpha Acquisition, Inc. is a Nevada corporation that was formed by Extendicare Health Services, Inc. for the purpose of completing the merger.

      If the merger is completed, each issued and outstanding share of our common stock that you own will be converted into the right to receive $18.50 in cash, without interest, unless you choose to be a dissenting stockholder and exercise and perfect your dissenter’s rights under Nevada law. Each outstanding option for our common stock will be canceled in exchange for (1) the excess, if any, of $18.50 over the per share exercise price of the option multiplied by (2) the number of shares of common stock subject to the option, net of any applicable withholding taxes. If the merger is completed, we will become a wholly-owned subsidiary of Extendicare and, thereby, will no longer be a publicly traded company.

      Our board of directors formed a special committee (composed of disinterested and independent directors who are not our officers or employees, are independent of and have no economic interest or expectancy of an economic interest in Extendicare or its affiliates and do not have an economic interest or expectancy of an economic interest in the surviving corporation) to explore strategic alternatives and evaluate, negotiate and make a recommendation to our board of directors regarding the merger proposal and transactions related thereto, including the terms of the merger agreement. If the merger is completed, the two members of the special committee will, along with all other option holders, receive cash payments for all options. See “Special Factors — Interests of Our Directors and Executive Officers in the Merger” beginning on page 33. Each member of the special committee has been paid a flat fee of $75,000 for such member’s service on the special committee, and, whether or not the merger is completed, will be paid $10,000 per month after December 31, 2004 until the special committee is dissolved and will be reimbursed for out-of-pocket expenses incurred in connection with service on the special committee.

      Our board of directors, acting on the unanimous recommendation of the special committee, has unanimously approved the merger agreement and the merger. The special committee and our board of directors each have determined that the terms of the merger agreement and the proposed merger are advisable, fair to and in the best interests of our company and our stockholders. In reaching its determination, our board of directors and the special committee considered a number of factors, including the opinion of our financial advisor, which is attached as Annex B to the accompanying proxy statement and which you are urged to read in its entirety. Our board of directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement and the merger. Our board of directors also unanimously recommends that you vote FOR the approval of any proposal to postpone or adjourn the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger if there are not sufficient votes for approval and adoption of the merger agreement and the merger at the special meeting.

      The enclosed proxy statement provides information about the merger agreement, the proposed merger and the special meeting. You may obtain additional information about us from documents filed with the

Securities and Exchange Commission. We urge you to read the entire proxy statement carefully, including the annexes, as it sets forth the details of the merger agreement and other important information related to the merger.

      Your vote is very important. The merger cannot be completed unless the merger agreement and the merger are approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote. Regardless of whether you plan to attend the special meeting, it is important that your shares are represented at the special meeting. To ensure that your shares will be represented, please complete, sign, date and mail the enclosed proxy card at your first opportunity.

      This solicitation for your proxy is being made by Assisted Living on behalf of our board of directors. If you fail to vote on the merger, the effect will be the same as a vote against the approval and adoption of the merger agreement and the merger for purposes of the vote referred to above. If you complete, sign and submit your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval and adoption of the merger agreement, the merger and any postponement or adjournment of the special meeting referred to above. Returning the proxy card will not deprive you of your right to attend the special meeting, revoke your proxy and vote your shares in person.

      On behalf of your board of directors, thank you for your continued support.

Sincerely,

STEVEN L. VICK
President and Chief Executive Officer

                    , 200

      The accompanying proxy statement is dated                     , 200 and is first being mailed to stockholders of Assisted Living on or about                     , 200 .

ASSISTED LIVING CONCEPTS, INC.
1349 Empire Central, Suite 900
Dallas, Texas 75247

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On                     , 200

To the stockholders of Assisted Living Concepts, Inc.:

      Notice is hereby given that a special meeting of stockholders of Assisted Living Concepts, Inc., a Nevada corporation, will be held on                     , 200 , at       a.m., Central time, at the Hyatt Regency DFW, International Parkway, Dallas, Texas 75261, for the following purposes:

•	To consider and vote upon a proposal to approve and adopt the Plan of Merger and Acquisition Agreement, dated as of November 4, 2004, by and among Assisted Living, Alpha Acquisition, Inc. and Extendicare Health Services, Inc., and the merger contemplated by the merger agreement.

•	To grant to the proxyholders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger if there are not sufficient votes for approval and adoption of the merger agreement and the merger at the special meeting.

•	To consider and vote upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

      Our board of directors, acting on the unanimous recommendation of the special committee, has unanimously approved the terms of the merger agreement and the proposed merger. Our board of directors and the special committee have determined that the terms of the merger agreement and the proposed merger are advisable, fair to and in the best interests of our company and our stockholders. Our board of directors recommends that you vote FOR the approval and adoption of the merger agreement and the merger. Our board of directors also recommends that you vote FOR the approval of any postponement or adjournment of the special meeting referred to above.

      Only holders of record of our common stock at the close of business on                     , 200 , the record date of the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

      Stockholders who do not vote in favor of approval and adoption of the merger agreement and the merger will have the right to assert dissenters’ rights under Nevada Revised Statutes Sections 92A.300 to 92A.500, inclusive, if the merger is completed, but only if they submit to us a written notice of intent to demand payment before the vote is taken on the merger agreement and the merger, and they comply with Nevada law as explained in the accompanying proxy statement. A copy of Nevada Revised Statutes Sections 92A.300 to 92A.500, inclusive, have been attached to this proxy statement as Annex C.

      Your vote is very important, regardless of the number of shares you own. The merger cannot be completed unless the merger agreement and the merger are approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote. Failure to vote on the merger has the same effect as a vote against the merger. Even if you plan to attend the special meeting in person, it is important that your shares are represented at the special meeting. To ensure that your shares will be represented at the special meeting, please complete, date, sign and mail the enclosed proxy card. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for submissions by mail.

      This solicitation for your proxy is being made by Assisted Living on behalf of our board of directors. If you do attend the special meeting and wish to vote in person, you may revoke your proxy in writing and vote in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

      If you have any questions or need assistance in voting your shares, please call Ed Barnes, our Corporate Secretary at (214) 424-4002.

      The merger agreement and the merger are described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is included as Annex A to the accompanying proxy statement.

By Order of the Board of Directors,

EDWARD A. BARNES
Senior Vice President, Chief Financial
Officer, Chief Accounting Officer,
Secretary and Treasurer

Dallas, Texas
                    , 200

Please do not send your Assisted Living common stock certificates to us at this time. If the merger is completed, you will be sent instructions regarding surrender of your certificates.

ii

SUMMARY TERM SHEET

      This summary provides a brief description of the material terms of the merger agreement and the merger. This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You are urged to read this entire proxy statement carefully, including the information in the Annexes.

•	Purpose of the Merger and Timing

•	The principal purpose of the merger is to provide you with an opportunity to receive an immediate cash payment for your Assisted Living shares at a price that is at a premium over recent market prices, and to enable Extendicare to acquire Assisted Living. See “Special Factors — Purpose and Structure of the Merger” beginning on page 30.

•	The merger is being proposed at this time in direct response to the exploration of strategic alternatives by the special committee and the solicitation of indications of interest authorized by the special committee on July 16, 2004. See “Special Factors — Background of the Merger” beginning on page 13.

•	The Parties to the Merger

•	Assisted Living — Assisted Living Concepts, Inc. is a Nevada corporation that is headquartered in Dallas, Texas. Assisted Living operates owned and leased freestanding assisted living residences. See “The Participants” beginning on page 12.

•	Extendicare — Extendicare Health Services, Inc. is a Delaware corporation that is headquartered in Milwaukee, Wisconsin. Extendicare is an indirect wholly-owned subsidiary of Extendicare, Inc., a publicly traded Canadian company. Extendicare operates long–term care facilities in the United States. See “The Participants” beginning on page 12.

•	Alpha Acquisition — Alpha Acquisition, Inc. is a Nevada corporation that is a wholly-owned subsidiary of Extendicare. Extendicare formed Alpha Acquisition for the purpose of completing the merger. See “The Participants” beginning on page 12.

•	The Merger

•	Alpha Acquisition will merge with and into Assisted Living, and Assisted Living will continue as the surviving corporation and as a wholly-owned subsidiary of Extendicare. We have attached the merger agreement as Annex A to this proxy statement. We encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger. See “Special Factors” beginning on page 13 and “The Merger Agreement” beginning on page 41.

•	Consideration; Effect of the Merger on Our Stockholders

•	In the merger, each share of our common stock will be converted automatically into the right to receive $18.50 in cash, without interest, except for:

•	treasury shares of our common stock and shares of our common stock held by any of our wholly-owned subsidiaries;

•	shares of our common stock owned by Extendicare or Alpha Acquisition or any of their wholly-owned subsidiaries; and

•	shares of our common stock held by stockholders who properly exercise and perfect dissenter’s rights, which will be available in accordance with Sections 92A.300 through 92A.500, inclusive, of the Nevada Revised Statutes. See “Special Factors — Dissenter’s Rights” beginning on page 38.

•	At the effective time of the merger, each outstanding option under our stock option plan will become fully vested and exercisable and will be canceled in exchange for an amount in cash, if any, determined by multiplying (1) the excess, if any, of $18.50 over the per share exercise price of the option and (2) the number of shares of our common stock subject to the option, net of any applicable withholding taxes. See “The Merger Agreement” beginning on page 42. The merger agreement requires that our board of directors or any committee administering the stock option plan take all actions necessary to cause all outstanding stock options granted under the stock option plan to become fully vested and exercisable at the effective time of the merger. See “The Merger Agreement — Treatment of Options” beginning on page 41.

•	Upon completion of the merger, our current stockholders will cease to have ownership interests in Assisted Living or rights as Assisted Living stockholders, and Extendicare will own all of the outstanding capital stock of Assisted Living, as the surviving corporation. Therefore, our current stockholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value. See “Special Factors — Effects of the Merger” beginning on page 30.

•	As a result of the merger, we will become a privately held corporation and there will be no public market for our common stock. After the merger, our common stock will no longer be listed on the OTC Bulletin Board and our registration under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act, will be terminated. See “Special Factors — Effects of the Merger” beginning on page 30.

•	Opinion of the Special Committee’s Financial Advisor

•	The special committee engaged Jefferies & Company, Inc. to assist it in connection with its evaluation of the proposed merger and to render an opinion as to whether the consideration to be received pursuant to the merger is fair, from a financial point of view, to our stockholders. See Special Factors — Background of the Merger” beginning on page 13.

•	On November 4, 2004, Jefferies delivered its written opinion to our board of directors that, as of that date, and based upon and subject to the assumptions made, matters considered, and the qualifications and limitations set forth in the written opinion, the consideration of $18.50 per share in cash to be received pursuant to the merger is fair, from a financial point of view, to our stockholders. See Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 23.

•	The full text of the written opinion of Jefferies, which sets forth assumptions made, matters considered and limits on the review undertaken by Jefferies, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. Stockholders are urged to read and should read the entire opinion carefully. See “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 23.

•	Termination of the Merger Agreement

•	The merger agreement may be terminated under several circumstances, including:

•	by Extendicare and us by mutual written consent, authorized by such party’s respective board of directors;

•	by Extendicare or us if approval of the merger is not obtained from our stockholders;

•	by us, prior to stockholder approval, if our board of directors has approved, adopted or recommended, or we have executed or entered into a definitive agreement with respect to, a superior acquisition proposal;

•	by Extendicare if we, or any of our representatives, violate in any material manner any of the no solicitation provisions of the merger agreement, we enter into an agreement relating to any alternative acquisition proposal, or our board of directors or any committee thereof modifies or withdraws its recommendation to approve the merger agreement and the merger;

•	by us or Extendicare if there is a material breach of the other party’s representations, warranties, covenants or agreements contained in the merger agreement which is not curable or, if curable, is not cured within thirty days after written notice of such breach is given;

•	by us or Extendicare if there has been a failure of satisfaction of one of such party’s respective conditions to closing set forth in the merger agreement; and

•	by us or Extendicare if the closing of the merger has not occurred on or before February 28, 2005, as may be extended in accordance with the merger agreement.

        See “The Merger Agreement — Termination” beginning on page 52.

•	Termination Fee

•	If the merger agreement is terminated under specified circumstances, including acceptance of a superior acquisition proposal, we will be required to pay to Extendicare a $6,000,000 termination fee and up to $2,000,000 in reimbursement of out-of-pocket fees and expenses. See “The Merger Agreement — Fees and Expenses; Termination Fee” beginning on page 53.

•	Conditions of the Merger

•	The merger agreement and the merger are subject to approval by the holders of a majority of the outstanding shares of our common stock entitled to vote, as well as other conditions. See “The Merger Agreement — Conditions to Completing the Merger” beginning on page 50.

•	Merger Financing

•	The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $140.3 million, consisting of:

•	approximately $129.1 million to pay our stockholders (other than Extendicare or Alpha Acquisition) and option holders, assuming that none of our stockholders exercise and perfect its dissenter’s rights;

•	approximately $4.2 million to make payments required under certain employment agreements as a result of a change in control of Assisted Living; and

•	approximately $4.4 million to pay related fees and expenses. See “Special Factors — Merger Financing” beginning on page 35.

•	Extendicare and Alpha Acquisition expect to finance the total amount of funds necessary to complete the merger and the related transactions by using available cash-on-hand and borrowings under Extendicare’s existing line of credit. See “Special Factors — Merger Financing” beginning on page 35.

•	Tax Consequences

•	Generally, the merger will be taxable for U.S. federal income tax purposes to our stockholders. Each stockholder will recognize a taxable gain or loss in the amount of the difference between $18.50 and the stockholder’s adjusted tax basis for each share of our common stock that the stockholder surrenders. See “Material U.S. Federal Income Tax Consequences” beginning on page 36.

•	Stockholder Vote Required to Approve the Merger

•	You are being asked to consider and vote upon a proposal to approve and adopt the merger agreement and the merger contemplated by the merger agreement. Approval and adoption of the merger agreement and the merger require the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote. Abstentions and broker non-votes will have the effect of a vote against the merger. On the record date, there were shares of common stock outstanding and entitled to be voted at the special meeting. See “The Special Meeting” beginning on page 9.

•	Recommendations of the Special Committee and Our Board of Directors

•	The special committee is composed of disinterested and independent directors who are not our officers or employees, are independent of and have no economic interest or expectancy of an economic interest in Extendicare or its affiliates, and do not have an economic interest or expectancy of an economic interest in the surviving corporation. If the merger is completed, the two members of the special committee will, along with all other option holders, receive cash payments for all options pursuant to the terms of the merger agreement. Each member of the special committee has been paid a flat fee of $75,000 for such member’s service on the special committee through December 31, 2004 and, whether or not the merger is completed, will be paid $10,000 per month thereafter until the special committee is dissolved; and will be reimbursed for out-of-pocket expenses incurred in connection with service on the special committee. See “Special Factors — Interests of Our Directors and Executive Officers in the Merger” beginning on page 32.

•	The special committee and our board of directors have determined that the terms of the merger agreement and the proposed merger are advisable, fair to and in the best interests of our company and our stockholders. For information about the reasons for the special committee and our board of directors reaching such conclusion, see “Special Factors — Recommendation of the Special Committee and Our Board of Directors and Reasons for the Merger” beginning on page 20. Our board of directors, acting on the unanimous recommendation of the special committee, has unanimously approved the merger agreement and the merger and unanimously recommends that you vote FOR the approval of the merger agreement and the merger and FOR the approval of any proposal to postpone or adjourn the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger if there are not sufficient votes for approval of the merger agreement and the merger at the special meeting.

QUESTIONS AND ANSWERS ABOUT THE MERGER

      The following section provides brief answers to some of the more likely questions raised by the merger agreement and the merger. This section is not intended to contain all of the information that is important to you. You are urged to read the entire proxy statement carefully, including the information in the Annexes.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on a proposal to approve and adopt the merger agreement and the merger, which provides for the acquisition of Assisted Living by Extendicare, and to vote on a proposal to approve the postponement or adjournment of the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger if there are not sufficient votes for approval and adoption of the merger agreement and the merger at the special meeting. After the merger, we will become a privately held company and a wholly-owned subsidiary of Extendicare.

Our board of directors, acting upon the unanimous recommendation of the special committee, unanimously approved the merger agreement and the merger. The special committee and our board of directors believe that the terms of the merger agreement and the proposed merger are advisable, fair to and in the best interests of our company and our stockholders. Our board of directors recommends that you vote FOR the approval and adoption of the merger agreement and the merger, and FOR the approval of any proposal to postpone or adjourn the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger if there are not sufficient votes for approval and adoption of the merger agreement and the merger at the special meeting.

Q:	What are the consequences of the merger to present members of management and our board of directors?

A:	In considering the recommendations of our board of directors, our stockholders should be aware that some of our executive officers and members of our board of directors have interests in the transaction that may be different from, or in addition to, the interests of our stockholders generally. These interests include:

• In connection with the merger, all outstanding options (including those held by our directors and executive officers) will become immediately exercisable and canceled in exchange for (1) the excess, if any, of $18.50 over the per share exercise prices of the options multiplied by (2) the number of shares of common stock subject to the options, net of any applicable withholding taxes. The merger agreement provides for the accelerated vesting of all options at the effective time of the merger in order that the full amount of such options may be canceled in exchange for cash. Pursuant to this provision, our directors and executive officers will receive an aggregate of $1,680,045 for their options that will be accelerated and have a per share exercise price below $18.50. Members of our board of directors and our executive officers collectively hold options to purchase 278,500 shares of our common stock, or 48.4%, out of the 574,887 shares of our common stock subject to outstanding options (including those that are being accelerated) held by all option holders. Out of a total of $7,958,658 to be paid in respect of options (including those that are being accelerated) in connection with the merger, $3,897,810, or 49.0%, will be paid to our directors or executive officers.

• Each of our chief executive officer and chief operating officer currently has an employment agreement with us with a three-year term. Our chief financial officer currently has an employment agreement for no fixed term, which is subject to termination upon thirty days notice. These employment agreements include a change of control provision whereby the executive officer is entitled to a transaction bonus payment upon consummation of the merger and a severance payment in the event that his or her employment is terminated within twelve months after the effective time of the merger.

• The merger agreement provides that all rights of indemnification and exculpation from liability for acts and omissions occurring prior to the effective time of the merger of our current and former directors, officers, employees and agents will continue for at least six years after the effective time of the merger and that the surviving corporation will maintain directors’ and officers’ insurance policies for a premium not to exceed $1,050,000 annually.

These interests are more fully described under “Special Factors — Interests of Our Directors and Executive Officers in the Merger” beginning on page 32.

The special committee and our board of directors were aware of these interests and considered them, among other factors, when approving the merger agreement and the merger.

Q:	What are the U.S. federal income tax consequences of the merger to me?

A:	The merger will be a taxable transaction for U.S. federal income tax purposes that will generally be treated as a sale of your shares of our common stock in exchange for the consideration you receive in the merger. Any gain or loss recognized by a stockholder in the merger will generally be capital gain or loss, depending on an individual stockholder’s holding period and other factors. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You are encouraged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger. See “Special Factors — Material U.S. Federal Income Tax Consequences” beginning on page 36 for a more complete discussion of the U.S. federal income tax consequences of the merger.

Q:	When and where is the special meeting?

A:	The special meeting of our stockholders will be held at a.m., Central Time, on , 200 at the Hyatt Regency DFW, International Parkway, Dallas, Texas 75261.

Q:	Who can vote on the merger agreement?

A:	Holders of our common stock at the close of business on , 200 , the record date for the special meeting, may vote on the merger agreement and the merger in person or by proxy at the special meeting.

Q:	How many votes do I have?

A:	You have one vote for each share of our common stock that you owned at the close of business on , 200 , the record date for the special meeting.

Q:	What do I need to do now?

A:	You should read this proxy statement carefully, including the information in the Annexes, and consider how the merger would affect you. Please complete, sign and date your proxy card or voting instructions and return it in the enclosed postage paid envelope as soon as possible so that your shares may be represented at the special meeting. If your shares are held in an account at a brokerage firm or bank, you will receive instructions on how to vote from your brokerage firm or bank.

Q:	What happens if I do not respond?

A:	The failure to respond by returning your proxy card will have the same effect as voting against the merger agreement and the merger unless you vote for the merger agreement and the merger in person at the special meeting.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting of our stockholders, revoke your proxy and vote your shares in person, regardless of whether you sign and return your proxy card prior to the special meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy from the record holder.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. Regardless of the manner in which you vote, you can do this in one of three ways. First, you can send a written notice revoking your proxy or voting instructions. Second, you can complete and submit a new proxy card or voting instructions bearing a later date. Third, you can attend the special meeting, revoke your proxy and vote in person. Your attendance alone, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided to you by your broker.

Q:	When do you expect the merger to be completed?

A:	The parties to the merger agreement are working toward completing the merger as quickly as possible. If the merger agreement and the merger are approved by the stockholders and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, the paying agent for the merger will send a letter of transmittal and written instructions for exchanging your shares of our common stock for the merger consideration, without interest. You should not send in your Assisted Living stock certificates until you receive the letter of transmittal. See “The Merger Agreement — Payment for Shares” beginning on page 42.

Q:	How long after the effective date of the merger will I receive the cash payment for my shares?

A:	We expect the paying agent to distribute letters of transmittal within approximately five business days after the effective date of the merger. You should expect payment for your shares approximately seven to ten days after the paying agent receives your properly completed letter of transmittal and stock certificates.

Q:	Do I have dissenter’s rights?

A:	Yes. You are entitled to assert dissenter’s rights under Nevada law as a result of the merger. In order to assert dissenter’s rights, you, among other things, must not vote in favor of the merger and must follow the procedures specified in Nevada Revised Statutes, Sections 92A.300 through 92A.500, inclusive, a copy of which is included as Annex C to this proxy statement. See “Special Factors — Dissenter’s Rights” beginning on page 38.

Q:	Who can help answer my questions?

A:	The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information contained in this proxy statement. You should carefully read the entire proxy statement, including the information in the Annexes. See “Where Stockholders Can Find More Information” beginning on page 58. If you would like additional copies of this proxy statement, without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Assisted Living Concepts, Inc.

1349 Empire Central, Suite 900
Dallas, Texas 75247
Attention: Ed Barnes
(214) 424-4000

You are also urged to consult your own legal, tax and/or financial advisors with respect to any aspect of the merger, the merger agreement or other matters discussed in this proxy statement.

THE SPECIAL MEETING

General

      We are soliciting the enclosed proxy on behalf of our board of directors for use at a special meeting of stockholders to be held on                     , 200 , at       a.m., Central time, at the Hyatt Regency DFW, International Parkway, Dallas, Texas 75261, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. We intend to mail this proxy statement and accompanying proxy card on or about                     , 200 to all stockholders entitled to vote at the special meeting.

      At the special meeting, our stockholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement, dated as of November 4, 2004, by and among Extendicare, Alpha Acquisition and us, and the merger. You are also being asked to vote on any proposal to approve the adjournment or postponement of the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger if there are not sufficient votes for approval and adoption of the merger agreement and the merger at the special meeting. Under the merger agreement, Alpha Acquisition will be merged with and into us, and each issued and outstanding share of our common stock will be converted into the right to receive $18.50 in cash, without interest, except for:

•	treasury shares of our common stock, if any, all of which will be canceled without any payment;

•	shares of our common stock owned by Extendicare or Alpha Acquisition or any of their wholly-owned subsidiaries;

•	shares of our common stock held by any of our wholly-owned subsidiaries; and

•	shares of our common stock held by stockholders who validly assert and perfect dissenter’s rights in accordance with Nevada law.

      At the effective time of the merger, each of our outstanding stock options will be canceled in exchange for an amount in cash, if any, determined by multiplying (1) the excess, if any, of $18.50 over the per share exercise price of the option and (2) the number of shares of our common stock subject to the option, net of any applicable withholding taxes. The merger agreement requires that our board of directors or any committee administering our stock option plan take all actions necessary to cause all of our outstanding stock options granted under our stock option plan to become fully vested and exercisable.

      Our board of directors, following the unanimous recommendation of the special committee, unanimously approved the terms of the merger agreement and the proposed merger. Our board of directors recommends that you vote FOR the approval and adoption of the merger agreement and the merger and FOR the approval of any postponement or adjournment of the special meeting referred to above.

Record Date, Quorum and Voting Information

      Only holders of record of our common stock at the close of business on                     , 200 , the record date for the special meeting, will be entitled to notice of and to vote at the special meeting. At the close of business on                     , 200 , there were outstanding and entitled to vote       shares of our common stock, none of which were held by Extendicare or Alpha Acquisition. Each holder of record of our common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. Stockholders may vote their shares by attending the special meeting and voting their shares of common stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope.

      All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters, such as the merger agreement and the merger. Proxies submitted without a vote by the brokers on these matters are referred to as broker non-votes. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

      The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote is required to approve and adopt the merger agreement and the merger. Accordingly, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval and adoption of the merger agreement and the merger. Accordingly, the special committee and our board of directors urge our stockholders to complete, sign, date and return the enclosed proxy card in the accompanying self-addressed postage prepaid envelope as soon as possible.

      Stockholders who do not vote in favor of approval and adoption of the merger agreement and the merger, and who otherwise comply with the applicable statutory procedures and requirements of the Nevada Revised Statutes summarized elsewhere in this proxy statement, will be entitled to assert dissenters’ rights under Sections 92A.300 through 92A.500, inclusive, of the Nevada Revised Statutes. See “Special Factors — Dissenter’s Rights” beginning on page 38 and see Annex C.

      Because Nevada, the state in which we are incorporated, permits electronic submission of proxies by telephone or through the Internet, as an alternative to submitting proxies by mail on the enclosed proxy card or voting instructions, many stockholders whose banks or brokerage firms permit will have the choice to submit their proxies or voting instructions electronically by telephone or through the Internet. Please note that there are separate arrangements for using the Internet and telephone depending on the brokerage firm or bank in whose name your shares are registered. Stockholders should check their voting instructions forwarded by their broker, bank or other holder of record to see which choices are available.

Proxies; Revocation

      Any person giving a proxy pursuant to this solicitation has the power to revoke the proxy at any time before it is voted at the special meeting. A proxy may be revoked by filing with our Corporate Secretary at our executive offices located at 1349 Empire Central, Suite 900, Dallas, Texas 75247, a written notice of revocation or a duly executed proxy bearing a later date. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder’s name. If a stockholder has instructed a broker to vote the stockholder’s shares, the stockholder must follow such broker’s directions to change such instructions.

Expenses of Proxy Solicitation

      Except as provided below, we will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to the beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or other electronic means, or by personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to our directors, officers or other regular employees for their services in connection with the solicitation of proxies.

Adjournments and Postponements

      Our bylaws provide that if a quorum shall not be present or represented at any meeting of stockholders, a majority of the voting stock represented in person or by proxy may adjourn the meeting until a quorum shall be present or represented. If a quorum is not present or the requisite stockholder vote approving the merger proposal has not been received at the time of the special meeting, holders of our common stock may be asked to vote on a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the merger proposal. Our board of directors unanimously recommends that you vote FOR the approval of any adjournment or postponement of the meeting, if necessary, whether for the reasons stated above or for any other reasonable business purpose.

Stock Certificates

      Please do not send in stock certificates at this time. In the event the merger is completed, the paying agent for the merger will distribute instructions regarding the procedures for exchanging existing Assisted Living stock certificates for the merger consideration. See “The Merger Agreement — Payment for Shares” beginning on page 42.

THE PARTICIPANTS

Assisted Living Concepts, Inc.

1349 Empire Central, Suite 900
Dallas, Texas 75247
(214) 424-4000

      Assisted Living Concepts, Inc., referred to as “Assisted Living,” “we,” “us,” and “our” in this proxy statement, is a Nevada corporation headquartered in Dallas, Texas, and operates owned and leased freestanding assisted living residences. We provide personal care and support services and make available routine nursing services (as permitted by applicable law) designed to meet the personal and health care needs of our residents. We operate 177 assisted living residences (6,838 units) in 14 states, of which we own 122 residences (4,734 units) and lease 55 residences (2,104 units).

      If the merger agreement and the merger are approved and adopted by our stockholders at the special meeting and the merger is completed as contemplated, we will continue our operations following the merger as a private company and wholly-owned subsidiary of Extendicare.

Extendicare Health Services, Inc.

111 West Michigan Street
Milwaukee, Wisconsin 53203
(414) 908-8000

      Extendicare Health Services, Inc., referred to as “Extendicare” in this proxy statement, is a Delaware corporation headquartered in Milwaukee, Wisconsin, and operates long-term care facilities across in the United States. Extendicare is an indirect, wholly-owned subsidiary of Extendicare Inc., a Canadian publicly traded company. As of September 30, 2004, Extendicare operates or manages 185 long-term care facilities in 13 states with 16,607 beds, of which 148 are nursing facilities with 14,847 beds and 37 are assisted living and retirement facilities with 1,760 units. Extendicare also provides consulting services to 77 facilities with 9,446 beds in five states and operates 22 outpatient rehabilitation clinics in four states.

Alpha Acquisition, Inc.

111 West Michigan Street
Milwaukee, Wisconsin 53203
(414) 908-8000

      Alpha Acquisition, Inc., referred to as “Alpha Acquisition” in this proxy statement, is a Nevada corporation organized by Extendicare for the purpose of engaging in the merger. Alpha Acquisition has not participated in any activities to date other than those incident to its formation and the transactions contemplated by the merger agreement. Alpha Acquisition is a wholly-owned subsidiary of Extendicare.

SPECIAL FACTORS

General

      At the special meeting, we will ask our stockholders to vote on a proposal to approve the merger agreement and the merger of Alpha Acquisition with and into Assisted Living. We have attached a copy of the merger agreement as Annex A to this proxy statement. We urge you to read the merger agreement in its entirety because it is the legal document governing the merger.

Background of the Merger

      When we emerged from bankruptcy in January 2002, 96% of the new common stock of the reorganized Assisted Living was issued to a class of pre-bankruptcy unsecured creditors. Since large amounts of pre-bankruptcy claims were concentrated among a relatively small group of claimants, significant blocks of the new common stock were issued to a small number of holders. This, together with a tender offer commenced by MP Acquisition Co. LLC in May 2002 and accumulations of stock by other persons after Assisted Living’s reorganization, resulted in an increased concentration of ownership and a relatively small public float for Assisted Living’s common stock. Following Assisted Living’s reorganization, our stock was not listed on an exchange or included on the Nasdaq National Market System, and it has typically traded only in small volumes on the Over-The-Counter Bulletin Board, referred to in this proxy statement as the OTC Bulletin Board. Among other matters, this lack of an active market for our common stock would make it difficult for us to issue equity securities as a means of financing future growth and has thus, limited our opportunities to expand by acquisitions or internal growth.

      In the year preceding the May 2004 public announcement of our efforts to explore strategic alternatives, our shares traded at closing prices ranging from $4.60 to $9.50 per share. These trading levels have, in the judgment of our board of directors, resulted from a number of factors that are not likely to change in the near future, including our relatively small market capitalization, low trading volume, lack of research coverage and low institutional interest. Furthermore, our board of directors considered the impact of the Sarbanes-Oxley Act, the increased costs and expenses associated therewith, and in particular, the significant costs of complying with Section 404 of that Act in 2005 and subsequent years.

      In mid-2003, our board of directors began considering strategic alternatives aimed at increasing our stockholder value. In January 2004, our board of directors began preliminary discussions about a potential leveraged buyout involving Assisted Living’s management and a member of our board of directors. In connection with the financing of such a potential transaction, a possible financial backer, referred to as Bidder 1 in this proxy statement, entered into a confidentiality agreement with Assisted Living and received confidential information about our business and operations.

      In connection with pursuing a potential transaction, our board of directors authorized the management buyout group to seek more favorable lease terms on our 37 leases with LTC Properties, Inc., referred to as LTC in this proxy statement. These leases contain a right of termination upon certain changes of control if the surviving entity does not have a minimum of $75 million of “tangible net worth,” as defined in the leases, as well as other terms that may have been deemed unfavorable by a potential acquirer. Since certain members of our board of directors had possible conflicts of interest with such transactions, either because of their relationship with LTC or their relationship with a possible management group buyout, on February 17, 2004, our board of directors appointed a special committee consisting of one director, Mark Holliday, to evaluate potential opportunities for Assisted Living. Our efforts to obtain improved lease terms were not successful, and as a result, the proposed management leveraged buyout was terminated, although Bidder 1 itself then became interested in a potential acquisition transaction with Assisted Living. As of March 11, 2004, the initial special committee was dissolved.

      In May 2004, we received an unsolicited letter from another potential acquirer, referred to as Bidder 2 in this proxy statement, expressing an interest in potentially acquiring Assisted Living. On May 7, 2004, we also received a letter from Bruce E. Toll, who represented that he was the beneficial owner of approximately

28 percent our common stock, notifying us of his intention to nominate four directors at our annual stockholders’ meeting.

      The discussions involving the potential management buyout group, Bidder 1 and Bidder 2, led to a decision by our board of directors on May 27, 2004 that potential strategic alternatives should be explored and investigated more broadly and actively on behalf of our stockholders with the goal of maximizing stockholder value and to postpone indefinitely our annual stockholders’ meeting pending the exploration of strategic alternatives, with the goal of maximizing stockholder value. Because certain members of our board of directors continued to have actual or potential conflicts of interest in evaluating a strategic transaction with potential buyers, on May 14, 2004, our board of directors established a new special committee to retain a financial advisor to advise Assisted Living and the special committee concerning strategic alternatives that may be available to us and to represent the interests of our stockholders in connection with a potential transaction. Our board of directors initially appointed Mark Holliday to serve on the special committee.

      On June 3, 2004, our board of directors expanded the authority of the special committee and gave it the exclusive power and authority to evaluate, negotiate and determine the advisability of any strategic alternative, determine whether any proposed transaction is fair to, and in the best interests of, Assisted Living and our stockholders, recommend to our board of directors what action, if any, should be taken with respect to any strategic alternatives, approve the terms and conditions of any strategic alternative, subject to approval by our board of directors, and retain independent legal counsel and financial advisors. On that date, we issued a press release announcing the expanded authorization of the special committee to review strategic alternatives for Assisted Living. On June 15, 2004, our board of directors appointed Steve Scheiwe to fill a vacancy on our board of directors and to serve on the special committee. The members of the special committee were, and continue to be, independent (as defined under applicable Securities and Exchange Commission and Nasdaq rules and regulations) and disinterested directors. They are not officers or employees of Assisted Living, are independent of and have no economic interest or expectancy of an economic interest in Extendicare or its affiliates and have no economic interest or expectancy of an economic interest in Alpha Acquisition or the surviving corporation. Each member of our special committee was paid a flat fee of $75,000 in advance, and, whether or not the merger is completed, will be reimbursed for out-of-pocket expenses incurred in connection with service on the special committee. In addition, whether or not the merger is completed, if the special committee remains in existence after December 31, 2004, each member will be paid $10,000 per month for his services in 2005 until the special committee is dissolved.

      On June 16, 2004, the special committee approved retaining Andrews Kurth LLP to be its independent legal counsel in connection with the special committee’s mandate and activities. The special committee also interviewed candidates to be the financial advisor to the special committee. On June 23, 2004, the special committee retained Jefferies & Company, Inc. to act as the financial advisor to the special committee in connection with considering strategic alternatives. Jefferies was selected based upon its experience in the assisted living industry and in the valuation of businesses and their securities in connection with mergers and acquisitions, recapitalizations and similar transactions, as well as its detailed knowledge of Assisted Living and our business from Jefferies’ engagement as our financial advisor during our bankruptcy in 2001. The special committee believed that Jefferies would be in a position to provide advice and otherwise act independently of our management and likely potential bidders.

      On June 25, 2004, the special committee met to discuss the recent history of Assisted Living, including indications of interest that had been advanced by various parties to acquire Assisted Living or to engage in some other type of strategic transaction. Jefferies was directed to identify an initial list of potential acquirers to approach, subject to signing a confidentiality agreement, and begin preparation of a confidential information memorandum.

      Jefferies thereafter presented a target list of potential buyers to the special committee at a meeting on July 1, 2004. Jefferies informed the special committee that it was in the process of contacting more than 50 potential acquirers and that at least an additional five parties had contacted Jefferies on an unsolicited basis after reading our press release. These parties included potential strategic acquirers (including assisted living and long-term care operators) and potential financial acquirers (including private equity firms, healthcare

REITS and other financial parties). Jefferies reported that Bidder 1 wanted to explore the possibility of preempting an auction process by presenting a proposal with a period of exclusive negotiations. The special committee determined that there was not sufficient reason to conclude that Assisted Living would benefit from granting Bidder 1 exclusive rights at this time, and Assisted Living declined to grant such rights. Following the meeting, Jefferies began distribution of confidentiality agreements to the contacted parties that had expressed interest in participating in an auction process.

      At a meeting of the special committee on July 8, 2004, Jefferies summarized its efforts to date to contact the potential acquirers and to obtain executed confidentiality agreements from these parties. On July 14, 2004, the special committee discussed the procedures that it would undertake with respect to considering indications of interest. Upon the recommendation of Jefferies, the special committee tentatively decided, at a meeting held on July 16, 2004, to undertake a two-stage bidding process whereby potential acquirers would first submit an indication of interest regarding a possible transaction with Assisted Living and the form of any such transaction. Upon receipt of such indications of interest, the special committee and its advisors planned to select potentially interested parties to participate in the second stage of the process, which would involve further negotiations and the submission of binding offers to acquire Assisted Living.

      Jefferies ultimately obtained executed confidentiality agreements from 25 potentially interested parties. In accordance with the special committee’s request, Jefferies began distributing on July 26, 2004 a confidential information memorandum prepared in July 2004 and a process letter to each of the parties that had executed a confidentiality agreement. The process letters requested that they provide a written indication of interest (including transaction structure and economic terms) by August 11, 2004. Each of the potential acquirers to which letters were sent was also given access to an electronic data room containing confidential information about Assisted Living, including operational, financial, real estate, legal and other documents relating to our business.

      On August 5, 2004, the special committee met, and Jefferies provided a summary of the status of discussions with the potential acquirers. Jefferies noted that approximately half of the potential acquirers were active in reviewing information in the electronic data room. Jefferies reported that two potential acquirers had formally dropped out of the process.

      By August 11, 2004, seven written indications of interest had been received by Jefferies. The price ranges specified in the indications of interest ranged from $11.00 to $16.00 per share, with the exception of one indication of interest, which had the highest offer of $19.00 per share. The potential acquirer that submitted the indication of interest with the highest offer, referred to as Bidder 3 in this proxy statement, also submitted a letter expressing an interest in a potential sale-leaseback transaction of substantially all of Assisted Living’s owned residences. The letter from Extendicare expressed an interest in potentially acquiring Assisted Living at a per share purchase price range of $11.00 to $13.00.

      At a special committee meeting on August 13, 2004, Jefferies summarized the terms of the seven indications of interest that had been received and provided background information on each of the potential acquirers that had submitted an indication of interest. The indications of interest proposed a per share purchase price or a range of per share purchase prices for all of our outstanding shares, a financing structure for the purchase, an expected time frame to complete due diligence, necessary arrangements, if any, involving senior management, and third-party approvals that would be required as a condition to such potential acquirer’s purchase.

      The special committee, along with its advisors, discussed a variety of issues related to the indications of interest and concluded that six of the seven potential acquirers had the level of commitment, reputation, experience and access to financial resources necessary to complete its proposed transaction. The special committee determined that it would be in the best interest of our stockholders to continue active discussions with the six potential bidders. The special committee directed Jefferies to inform these potential acquirers that they would be expected to complete all due diligence investigations of Assisted Living, review and comment on a form of merger agreement (prepared by Andrews Kurth, independent legal counsel for the special committee, in consultation with the special committee and Jefferies), and ultimately submit a final binding offer to purchase 100% of Assisted Living’s outstanding common stock by a date in September to be subsequently determined. Jefferies informed the potential acquirers that they would have access to additional due diligence information, an opportunity to meet with senior management and an opportunity to visit no more than eight residences of their selection during this time period. The special committee also directed Jefferies to encourage each of the potential acquirers to improve the terms of its proposal prior to such date, with instructions that any successful offer would likely have to exceed a price of $15.00 per share. The special committee also determined not to pursue further discussions with Bidder 3 as to a potential sale-leaseback transaction at that time, but indicated its willingness to restart those discussions, potentially, after the special committee received more information from the other six potential acquirers.

      On August 24, 2004, the special committee met to discuss the status of the additional communications with each of the potential acquirers. Jefferies provided an update and discussed issues with respect to each of them, including conversations that the potential acquirers (including Extendicare) had with management, potential offer prices, issues with respect to change of control provisions in certain of our lease arrangements, the ability to obtain financing and whether they would meet the $75 million tangible net worth requirement contained in certain of our lease arrangements. The special committee designated September 22, 2004 as the deadline for submission of final offers, and Jefferies was instructed to send an updated process letter and the draft form of merger agreement to the potential acquirers. At the request of the special committee, Jefferies prepared a second round process letter that was sent to the six potential acquirers on August 27, 2004.

      On September 2, 2004, Jefferies sent a draft form of merger agreement to each of the six potential acquirers.

      The special committee met again on September 8, 2004 and September 15, 2004 to receive updates on the status of the process, including the due diligence information available to the potential acquirers. The special committee directed Jefferies to encourage the potential acquirers to submit offers of at least $16.00 to $17.00 per share or higher. The special committee also discussed at the September 15 meeting a request by Bidder 1 — which had not submitted an expression of interest during the first round of the process and thus, was not one of the six active bidders — that it receive a second round process letter, a copy of the draft merger agreement and access to the electronic data room so that it could submit an offer by the September 22 deadline. The special committee concluded that it would be appropriate for Bidder 1 to participate in the process in order to maximize potential value for the benefit of our stockholders. The special committee also considered the possibility that change of control provisions in the LTC leases might be triggered by consummation of one of the potential transactions being considered.

      On September 10, 2004, Mr. Dimitriadis, chairman of the board of directors and chief executive officer of LTC, resigned from our board of directors.

      On September 14, 2004, LTC filed with the Securities and Exchange Commission a report on Form 8-K, announcing, among other matters, its engagement of Cohen & Steers to act as its financial advisor in seeking an alternative or successor operator for LTC’s residences currently leased to us, in the event that LTC elected to terminate these leases because we entered into a business combination that caused a change in control which triggered a right to terminate the leases or resulted in an event of default under the leases. At the special committee’s meeting on September 15, 2004, it discussed LTC’s Form 8-K and considered whether the purpose of this filing (including inclusion in the Form 8-K of a “confidential offering memorandum” relating to our leased facilities and noting that triggering the 30% change of control provision in the leases would provide a right to declare an event of default thereunder) might have been intended to signal to prospective bidders that LTC might terminate its leases if the acquisition resulted in a change of control giving rise to LTC’s right to terminate the leases. The special committee also discussed that the LTC Form 8-K noted that a transaction in which the surviving entity has a “tangible net worth,” as defined in the leases, of at least $75 million would not give rise to an event of default under the leases.

      By September 22, 2004, six potential acquirers from the first round, along with Bidder 1 as a seventh party, had submitted revised indications of interest. Bidder 3, the party that submitted the highest initial indication of interest, did not submit a revised offer to acquire all of our owned residences. All of the potential acquirers except Bidder 1 also submitted a marked merger agreement. None of the revised offers appeared to contain a financing contingency. On September 24, 2004, the special committee met to discuss the offers, including summaries thereof prepared by Andrews Kurth and Jefferies. Jefferies presented a list of the revised offers that indicated a proposed per share price range from $16.50 to $18.50 per share. Extendicare’s revised offer proposed an offer price of $18.10 per share. The special committee discussed the terms of each individual proposal and, along with its advisors, discussed various issues, including the proposed per share offer price, the proposed structure and timing of the transaction, the ability of each potential acquirer to obtain and secure any financing necessary for the transaction, the tangible net worth of the potential surviving company, contingencies to closing, the amount and content of comments to the form of merger agreement, and the expected likelihood and timing of negotiating a final merger agreement with each party.

      The special committee discussed the offer that had been received from Bidder 1 and concluded that, despite its being the only potential acquirer not to submit a marked draft of the merger agreement, Bidder 1 had submitted the economically superior offer because, among other reasons, the $18.50 per share price was higher than those proposed by any of the other potential acquirers and it had minimal contingencies to closing. In addition, Bidder 1 had conducted a substantial amount of due diligence on Assisted Living over a longer period of time (since early 2004). Bidder 1 requested that we enter into a three-week period of exclusive negotiations. The special committee concluded that it would be in the best interest of Assisted Living to negotiate with Bidder 1 on an exclusive basis, subject to the agreement of Bidder 1 that Assisted Living could make a public disclosure about the price and other material terms of its offer.

      At various times during the negotiation process, the special committee had considered the possibility of a party acquiring sufficient shares of our common stock to block any business combination approved by the special committee or our board of directors. The special committee had on several occasions considered the possibility of recommending the adoption of a stockholder rights plan (or other anti-takeover devices) to deter such actions. Given the likelihood that potential acquirers other than Bidder 1 might learn that their proposals were not the highest after being notified of our exclusive negotiation period with Bidder 1, the special committee determined that it was appropriate to prepare a draft form of a stockholder rights plan and to be ready to implement such a plan concurrently with the granting of a period of exclusive negotiation. The special committee instructed Andrews Kurth to prepare a draft form of stockholder rights agreement. Also at the September 24, 2004 special committee meeting, upon the recommendation of Andrews Kurth, the special committee retained the law firm of Schreck Brignone of Las Vegas, Nevada, as its special Nevada counsel.

      On September 27, 2004, the special committee met, and Jefferies provided an update on conversations that it recently had with each of the seven parties remaining in the process. During discussions with Jefferies over the weekend, Bidder 1 indicated that it had not noticed a specific change of control provision in certain of our leases (other than the leases with LTC). Bidder 1 also indicated that it did not want to disseminate a press release that disclosed the proposed per share price. Moreover, Bidder 1 reduced its proposed per share price to a point that made it no longer the economically superior proposal. As a result, the special committee no longer felt that Bidder 1’s current proposal was sufficiently superior to the others such that it should grant a period of exclusive negotiations.

      With respect to the other potential acquirers, Jefferies informed the special committee that each of the potential acquirers (including Extendicare) was prepared to move forward on the basis of the information submitted in its respective proposal. Jefferies reviewed the status of discussions that it had with each of the potential acquirers, including any concerns about change of control provisions in Assisted Living’s real property leases, the need for continuation of management with each potential acquirer, whether the potential acquirers were amenable to issuing a press release disclosing the material terms of their offer and the status of due diligence conducted. After further discussions, the special committee directed Jefferies to communicate further with each of the potential acquirers.

      On September 30, 2004, the special committee met and received an update on discussions that Jefferies had with the potential acquirers (other than Bidder 3). Jefferies updated the special committee with regard to the potential acquirers’ willingness to modify various terms of the indications of interest. During the meeting, the special committee also discussed the possibility of pursuing a sale-leaseback transaction and issuing a special dividend to all of our stockholders.

      The special committee next met on October 1, 2004 to receive an update from Jefferies on its recent discussions with the potential acquirers, specifically Extendicare and Bidder 2, who, following Bidder 1’s reduction in its proposed per share price, had each proposed the highest per share price. The special committee concluded that there was more certainty about consummating a transaction with Bidder 2 than with Extendicare because Bidder 2 had an apparently greater knowledge about Assisted Living and its operations and had fewer closing conditions relating to Assisted Living’s leases and financing agreements. The special committee determined to recommend to our board of directors that Assisted Living enter into a three-week exclusivity arrangement with Bidder 2. The special committee further reviewed the draft form of stockholder rights plan prepared by Andrews Kurth. The special committee determined that, given the likelihood that we would soon enter into an exclusivity arrangement, it would recommend that our board of directors adopt the plan.

      On October 1, 2004, after the meeting of our special committee, our board of directors met. Jefferies provided a summary of the acquisition proposals that had been received from potential acquirers interested in engaging in a transaction with Assisted Living, including the per share prices offered, the material terms of each proposal and certain conditions to closing. Jefferies also advised our board of directors about the relative merits of each of the acquisition proposals and responded to inquiries by members of our board of directors. Mr. Holliday then presented the recommendation of the special committee that Assisted Living proceed to enter into a three-week exclusivity agreement with Bidder 2. Our board of directors discussed the merits of proceeding with a transaction with Bidder 2 and suggested providing a final opportunity to one of the other potential acquirers, referred to as Bidder 4 in this proxy statement, to increase its per share offer price and to propose terms not entailing significant contingencies contained in the offer submitted by Bidder 2, therefore increasing the likelihood of closing. The board of directors adopted the recommendation of the special committee to negotiate with Bidder 2 on an exclusive basis for the purposes of potentially entering into a definitive merger agreement, subject to agreement about an appropriate press release identifying the bidder and resolving certain reimbursement of expense issues. At this October 1, 2004 meeting, our board of directors also adopted the stockholder rights plan recommended by the special committee in order to preserve our long term value, protect against the breach of certain change in control provisions in our leases and assist the special committee in effecting its responsibilities.

      During negotiations over the exclusivity agreement, Bidder 2 expressed its reluctance about our issuing a press release that contained certain information, including its name or its per share offer price. In addition, Bidder 2 insisted on a significant expense reimbursement during the exclusivity period if Assisted Living decided not to pursue a transaction with Bidder 2 at the end of that period.

      During the time that Assisted Living and Bidder 2 were negotiating an exclusivity agreement, Jefferies continued discussions with Extendicare that led to it increasing its per share offer price from $18.10 to $18.50, agreeing to remove as a condition to closing any approvals required from LTC, and stating that it was likely that by the end of the exclusivity period it could remove as closing conditions any consents relating to leases or financing agreements. The special committee also noted that Extendicare would most clearly satisfy the provision in certain of our leases that requires the surviving entity to have tangible net worth of at least $75 million. Extendicare also did not request reimbursement of any expenses that it incurred during the exclusivity period. Based on this information, Jefferies and the special committee determined that the proposal submitted by Bidder 2 was no longer the economically superior proposal. Also during this time, Bidder 4 declined the opportunity to submit a written indication of interest at a higher price per share. The special committee directed Jefferies and Andrews Kurth to negotiate with Extendicare regarding an exclusivity period and to negotiate and finalize an exclusivity agreement for execution.

      On October 4, 2004, we announced the adoption of the stockholder rights plan. We also announced that the special committee had received several indications of interest with respect to the potential purchase of all of our outstanding shares of common stock in a cash transaction.

      On October 8, 2004, Jefferies and the special committee met with Extendicare to discuss our relationships with our lenders and lessors and other related matters. On October 11, 2004, Andrews Kurth and counsel to Extendicare commenced negotiation of an exclusivity agreement. On October 14, 2004, Extendi-

care submitted a revised offer that reflected its offer price of $18.50 per share and other terms that had been discussed verbally during the prior two weeks.

      On October 15, 2004, the special committee presented its recommendation to our board of directors that Assisted Living proceed to enter into a three-week exclusivity agreement with Extendicare. Our board of directors discussed the merits of a potential transaction with Extendicare and decided unanimously to adopt the recommendation of the special committee to negotiate with Extendicare on an exclusive basis for the purposes of entering into a definitive merger agreement. On October 15, 2004, Assisted Living and Extendicare entered into an agreement granting Extendicare a three-week exclusivity period during which time Assisted Living would not negotiate with other potential acquirers, Extendicare would complete any remaining due diligence and the parties would negotiate for the purposes of potentially entering into a definitive merger agreement. The special committee determined that it was not in our best interest to announce an exclusivity agreement with Extendicare.

      On November 1, 2004, the special committee met to discuss the status of negotiations between Andrews Kurth and Extendicare’s legal counsel over the merger agreement. The special committee reviewed the current draft of merger agreement that had been distributed several days earlier to all directors, together with the written materials prepared by Jefferies. Andrews Kurth reviewed with the special committee several of the issues that remained to be resolved and received directions from the special committee.

      On November 4, 2004, the special committee met again to discuss the status of negotiations over the merger agreement. The special committee reviewed a revised draft of the merger agreement that had been distributed the day before to all directors, together with the updated written materials prepared by Jefferies in connection with an anticipated meeting of the board of directors later in the day. Jefferies then reviewed the materials circulated to the special committee related to the analyses that Jefferies had performed in connection with its willingness to issue an opinion that, as of the date of the meeting, the proposed cash purchase price of $18.50 per share was fair, from a financial point of view, to the stockholders of Assisted Living. Following this presentation, Jefferies delivered an oral fairness opinion, which was subsequently confirmed in writing. See the section of this proxy statement entitled “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 23.

      After further discussion, the special committee resolved, by unanimous vote, that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of Assisted Living and our stockholders and resolved to recommend that our board of directors:

•	determine that the merger agreement and the merger are advisable, fair to, and in the best interests of Assisted Living and our stockholders;

•	approve the merger agreement and the transactions contemplated thereby;

•	recommend that our stockholders approve and adopt the merger agreement, subject to the terms and conditions set forth therein; and

•	approve an amendment to the stockholder rights plan that would exempt an acquisition transaction with Extendicare from triggering the rights issued pursuant to the plan.

      Following the special committee’s meeting in the afternoon of November 4, 2004, our board of directors convened a telephonic meeting. The special committee informed our board of directors of its recommendation and the factors that it had considered in reaching its conclusions to recommend the merger to our board of directors. Jefferies presented to the board of directors its written financial analysis of the proposed transaction and answered questions posed by the members of our board of directors. Jefferies delivered its written opinion dated November 4, 2004, which stated that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the written opinion, the consideration of $18.50 per share in cash to be received by the stockholders was fair, from a financial point of view, to the stockholders of Assisted Living. Following deliberations, our board of directors unanimously adopted the recommendation of the special committee, based upon the view of our board of directors as to the reasonableness of such recommendation and the factors considered by the special committee in arriving at such recommendation, and approved the merger agreement, the merger, the amendment to the stockholder rights plan and the related transactions.

      On November 4, 2004, the merger agreement was executed, and we and Extendicare each issued a press release announcing the transaction.

Recommendation of the Special Committee and Our Board of Directors and Reasons for the Merger

      The special committee of our board of directors unanimously determined that the terms of the merger agreement, including the merger consideration of $18.50 per share of common stock, and the proposed merger are advisable, fair to and in the best interests of our company and our stockholders. The special committee unanimously recommended to our board of directors that the merger agreement and the merger be approved and adopted. The special committee considered a number of factors, as more fully described above under “— Background of the Merger” and as described below under “— Reasons for the Special Committee’s Determination,” in determining to make its recommendation. Our board of directors, following the special committee’s recommendation, also determined that the merger agreement and the proposed merger are advisable, fair to and in the best interests of our company and our stockholders and unanimously approved the merger agreement and the merger. Accordingly, our board’s unanimous approval of the merger and the merger agreement also reflected approval by a majority of our non-employee directors. Our board of directors unanimously recommends that our stockholders vote FOR the approval and adoption of the merger agreement and the merger.

      Reasons for the Special Committee’s Determination. The special committee consists solely of directors who are not our officers or employees, who are independent of and have no economic interest or expectancy of an economic interest in Extendicare or any of its affiliates and do not have an economic interest or expectancy of an economic interest in Alpha Acquisition or the surviving corporation. The members of the special committee are Mark Holliday and Steven D. Scheiwe. If the merger is completed, Mr. Holliday and Mr. Scheiwe will, along with all other option holders, receive cash payments for their options. See “— Interests of Our Directors and Executive Officers in the Merger” beginning on page 32. Each member of the special committee has been paid a flat fee of $75,000 for such member’s service on the special committee, and, whether or not the merger is completed, will be paid $10,000 per month after December 31, 2004 until the special committee is dissolved and will also be reimbursed for out-of-pocket expenses incurred in connection with service on the special committee. In recommending the approval and adoption of the merger agreement and the merger to our board of directors, the special committee considered a number of factors that it believed supported its recommendation, including among other things:

•	the fact that the merger consideration of $18.50 per share, all in cash, represented a substantial premium over the market price of our common stock before the public announcement of the merger agreement, namely, an approximately 25.3% premium over the market closing price of $14.77 per share on November 2, 2004, and a 111.4% premium over the market closing price of $8.75 per share on May 27, 2004, the day before we publicly announced a review of strategic alternatives;

•	the process undertaken by Jefferies, with over 50 potentially interested parties having been contacted and eight having submitted indications of interest;

•	the role of the special committee and Jefferies in establishing guidelines for written proposals and the efforts made by our special committee, through Jefferies, to induce the potential acquirers to improve their proposals;

•	the opinion of Jefferies dated November 4, 2004 to our board of directors as to the fairness, from a financial point of view, as of the date of the opinion, of the $18.50 per share merger consideration to be received by our stockholders, which opinion the special committee considered in its totality;

•	the financial analyses of Jefferies provided to the special committee in conjunction with its fairness opinion;

•	the ability of our stockholders to obtain significant cash value through the proceeds of the merger versus continued risk of operating as a stand-alone company, taking into account uncertainties about the unpredictability of stock market valuations and the uncertainty of achieving management’s projections;

•	the terms of the merger agreement, including the price, the ability to consider unsolicited offers and, subject to certain limitations, the ability to terminate the merger agreement and accept a superior acquisition proposal; and

•	its review of the alternatives to a sale of Assisted Living, including maintaining the status quo, engaging in a sale-leaseback transaction or paying a special dividend.

      The special committee also determined that the merger is procedurally fair because, among other things:

•	our board of directors established a special committee of independent directors to consider and negotiate the merger agreement, and the special committee retained its own independent legal counsel and its own financial advisor;

•	the special committee, which consists solely of directors who are not our officers or employees, are independent of and have no economic interest or expectancy of an economic interest in Extendicare or its affiliates and do not have any economic interest or expectancy of an economic interest in Alpha Acquisition or the surviving corporation, was given exclusive authority to, among other things, evaluate, negotiate and recommend the terms of any proposed transaction, determine the advisability of any strategic alternative and to reject on behalf of Assisted Living any offer that it could not favorably recommend to our board of directors. If the merger is completed, the two members of the special committee will, along with all other option holders, receive cash payments for their stock options. See below under “— Interests of Our Directors and Executive Officers in the Merger” beginning on page 32. Each member of the special committee has been paid a flat fee of $75,000 for such member’s service on the special committee, and, whether or not the merger is completed, will be paid $10,000 per month after December 31, 2004 until the special committee is dissolved and will also be reimbursed for out-of-pocket expenses incurred in connection with service on the special committee;

•	the $18.50 per share merger consideration and other terms and conditions of the merger agreement resulted from arm’s-length negotiations between the special committee and Extendicare;

•	subject to certain conditions, the merger agreement allows our board of directors to exercise its fiduciary duties to consider potential alternative transactions;

•	subject to certain conditions, the merger agreement allows our board of directors to terminate the merger agreement and accept a superior acquisition proposal; and

•	under Nevada law, our stockholders have the right to assert dissenter’s rights, which rights are described below under “— Dissenter’s Rights” beginning on page 38 and in Annex C.

      The special committee also considered a variety of risks and other potentially negative factors concerning the merger, including, among other things:

•	that if the merger is not consummated due to circumstances further discussed in “The Merger Agreement — Termination” beginning on page 52 and “The Merger Agreement — Fees and Expenses; Termination Fee” beginning on page 53, we may be required to pay Extendicare a termination fee and expenses;

•	that following the merger, our stockholders (other than Extendicare) will cease to participate in any of our future earnings growth or benefit from any increase in our value;

•	that our stockholders, upon completion of the merger, will be required to surrender their shares involuntarily in exchange for a cash price determined by the special committee and board of directors and that stockholders will not have the right thereafter to liquidate their shares at a time and for a price of their choosing;

•	that the transaction is taxable and that our stockholders may face taxation on the proceeds of the transaction and will forgo the deferral of taxation on their shares; and

•	that, if the merger is not completed, we will have expended significant resources, and diverted management attention from the operations of Assisted Living, as further discussed in “Special Factors — Risks that the Merger Will Not Be Completed” beginning on page 31.

      The foregoing addresses material factors considered by the special committee in its consideration of the merger. After considering these factors, the special committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the special committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, each specific factor considered in reaching its determination. In addition, individual members of the special committee may have assigned different weights to various factors. The determination of the special committee was made after consideration of all of the factors together.

      Reasons for Our Board of Directors’ Determination. Our board of directors consists of five directors, two of whom serve on the special committee. In reporting to our board of directors regarding its determination and recommendation, the special committee, with its legal and financial advisors participating, advised the other members of our board of directors of the course of negotiations with Extendicare and its legal counsel, its review of the merger agreement and the factors that it took into account in reaching its determination that the terms of the merger agreement and the merger are advisable, fair to and in the best interests of Assisted Living and our stockholders. As part of its determination with respect to the merger agreement and the merger, our board of directors adopted the fairness analysis and recommendation of the special committee, and the factors considered by the special committee in arriving at such recommendation, based upon our board of directors’ view as to the reasonableness of such recommendation. In view of the wide variety of factors considered in its evaluation of the proposed merger agreement and the merger, our board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, each specific factor considered in reaching its determination. Instead, our board of directors based its decision on the totality of the information presented and considered.

      Our board of directors believes that the merger agreement and the proposed merger are advisable, fair to and in the best interests of our stockholders. In reaching these conclusions, our board of directors considered it significant that:

•	the merger consideration of $18.50 per share, all in cash, represented a substantial premium over the market price of our common stock before the public announcement of the merger agreement, namely, an approximately 25.3% premium over the market closing price of $14.77 per share on November 2, 2004, and a 111.4% premium over the market closing price of $8.75 per share on May 27, 2004, the day before we publicly announced a review of strategic alternatives;

•	the $18.50 per share merger consideration and other terms and conditions of the merger agreement resulted from arm’s-length negotiations between the special committee and Extendicare;

•	the special committee consists solely of directors who are not our officers or employees, are independent of and have no economic interest or expectancy of an economic interest in Extendicare or its affiliates and do not have any economic interest or expectancy of an economic interest in Alpha Acquisition or the surviving corporation;

•	the special committee conducted extensive negotiations with Extendicare and had the authority to reject the transactions proposed by Extendicare (these negotiations ultimately led to an increase in the proposed cash consideration to be received by our stockholders from between $11.00 and $13.00 per share to $18.50 per share);

•	the financial advisor to the special committee rendered an oral opinion (subsequently confirmed in writing) to our board of directors as to the fairness, from a financial point of view, as of the date of the opinion, of the $18.50 per share merger consideration to be received by our stockholders as described more fully below under “— Opinion of the Special Committee’s Financial Advisor” beginning on page 23;

•	the merger agreement permits us to provide information and participate in negotiations with respect to parties who have submitted unsolicited acquisition proposals in the circumstances described in the merger agreement and, in either such case, to terminate the merger agreement, under certain circumstances, to accept a superior acquisition proposal; and

•	under Nevada law, our stockholders have the right to assert dissenter’s rights.

      Special Committee Fees. It was determined that each member of the special committee would be paid $75,000 for such member’s service on the committee, regardless of whether any proposed transaction was entered into or completed. In addition, each of the members of the special committee will be paid a fee of $10,000 per month after December 31, 2004 until the special committee is dissolved. The members of the special committee also will be reimbursed for their out-of-pocket expenses incurred in connection with their service on the special committee.

Opinion of the Special Committee’s Financial Advisor

      The special committee engaged Jefferies to assist it in connection with its evaluation of the proposed merger and to render an opinion as to whether the merger consideration to be received by the stockholders of Assisted Living in the merger is fair, from a financial point of view, to such stockholders. On November 4, 2004, Jefferies delivered its written opinion to our board of directors stating that, as of November 4, 2004, and based upon the assumptions made, matters considered and limits of review set forth therein, the merger consideration to be received by the stockholders of Assisted Living is fair, from a financial point of view, to such stockholders.

      The opinion is addressed to the board of directors of Assisted Living and addresses only the fairness, from a financial point of view, of the merger consideration to be received by the stockholders of Assisted Living in the proposed merger. The opinion does not address the merits of Assisted Living’s underlying decision to engage in the merger. The opinion does not constitute, nor should it be construed as, a recommendation to any stockholder about how to vote at the special meeting or any adjournments or postponements thereof. Although Jefferies participated in negotiations among the parties, the consideration to be received by the stockholders was determined on the basis of negotiations between the special committee and Extendicare and was approved by the special committee and the board of directors of Assisted Living.

      The full text of Jefferies’ written opinion, which sets forth assumptions made, matters considered and limits on the review undertaken, is attached as Annex B. Stockholders are urged to read the opinion in its entirety.

      In connection with its opinion, Jefferies has, among other things:

•	evaluated and assessed the offers and indications of interest submitted, as described in “Special Factors — Background of the Merger” beginning on page 13;

•	reviewed a draft of the merger agreement;

•	reviewed certain financial and other information about Assisted Living and Extendicare that was publicly available;

•	reviewed certain internal financial and operating information, including financial projections that were provided to Jefferies by Assisted Living, taking into account the growth prospects of Assisted Living and the markets in which it competes, Assisted Living’s historical financial performance and Assisted Living’s ability to meet its financial forecasts and projections;

•	reviewed certain change of control provisions in agreements between Assisted Living and certain lessors, certain lenders and certain executive officers of Assisted Living that would cause cash payments or other benefits to accrue to such parties as a result of the merger;

•	met with Assisted Living’s management regarding the business prospects, financial outlook and operating plans of Assisted Living, including the effect of the current economic environment on such prospects and plans;

•	reviewed the historical prices, trading multiples and trading volumes of the common stock of Assisted Living;

•	reviewed the premiums to pre-announcement stock prices paid in recent acquisition transactions that were similar to the merger;

•	compared the financial characteristics and valuations in the public market of companies that Jefferies deemed similar to that of Assisted Living with respect to markets, services offered and size;

•	reviewed public information with respect to recent acquisition transactions that Jefferies deemed comparable to the merger;

•	performed a discounted cash flow analysis on the present value of the future cash flow streams that Assisted Living has indicated it expects to generate; and

•	performed a net asset value analysis on the aggregate value of the real property and leasehold interests owned by Assisted Living.

      In addition to the foregoing, Jefferies performed such other studies, analyses and investigations and considered such other financial, economic and market criteria as Jefferies considered appropriate in arriving at its opinion.

      The following description is a summary of the analyses and examination that Jefferies considered to be material to its opinion and was provided by Jefferies for inclusion in this proxy statement. It is not a comprehensive description of all analyses and examinations actually conducted by Jefferies. Jefferies relied on financial projections that were prepared by Assisted Living’s management and reviewed by the special committee. Jefferies assumed that the financial projections were reasonably prepared on a basis reflecting the good faith judgments of management as to Assisted Living’s anticipated future financial condition and operating results.

Stock Trading History Analysis

      Jefferies reviewed the history of the trading volume and price of Assisted Living’s common stock since Assisted Living emerged from bankruptcy in January 2002. As of the date of the opinion, Jefferies noted that, since Assisted Living emerged from bankruptcy in January 2002, the stock had not traded above the proposed $18.50 per share to be paid in cash in the merger. Jefferies also compared the trend in Assisted Living’s stock price to the Standard & Poor’s 500 Index, referred to as the S&P 500 in this proxy statement, and an index of the public companies that primarily operate assisted living or independent living residences, referred to as the Assisted Living Index in this proxy statement. The Assisted Living Index included American Retirement Corporation, Capital Senior Living Corporation, Emeritus Corporation and Sunrise Senior Living, Inc. Such review indicated that, since the emergence of Assisted Living from bankruptcy in January 2002, Assisted Living’s common stock had significantly outperformed the S&P 500 and the Assisted Living Index. Since January 9, 2002, the stock of Assisted Living increased over 490%, compared to a decrease of approximately 3.8% for the S&P 500 and an increase of approximately 41.5% for the Assisted Living Index. The stock price performance of Assisted Living may not be comparable to other indices as a result of several factors, including its limited public float and low average daily trading volume.

Premiums Paid Analysis

      Jefferies calculated premiums paid per share over the trading price per share of the target company as of one day, one week and four weeks prior to announcement for comparable acquisitions of public healthcare services companies announced and closed since January 1, 2002 and compared them to the premium to be paid in the proposed merger, referred to as the Premiums Paid Analysis in this proxy statement.

      The following transactions were the basis of the Premiums Paid Analysis:

Announced	Closed	Target	Acquirer

5/19/04	7/7/04	ALARIS Medical Systems, Inc.	Cardinal Health, Inc.
4/26/04	7/29/04	Oxford Health Plans, Inc.	UnitedHealth Group, Inc.
3/22/04	8/20/04	US Oncology, Inc.	Welsh Carson Anderson & Stowe
12/5/03	3/2/04	PlanVista Corp.	ProxyMed, Inc.
11/11/03	2/20/04	Medstone International, Inc.	Prime Medical Services, Inc.
10/27/03	2/10/04	Mid Atlantic Medical Services, Inc.	UnitedHealth Group, Inc.
9/2/03	3/24/04	AdvancePCS, Inc.	Caremark Rx, Inc.
6/3/03	9/24/03	Cobalt Corp.	WellPoint Health Networks, Inc.
4/9/03	6/30/03	Ramsay Youth Services, Inc.	Psychiatric Solutions, Inc.
1/3/03	4/30/03	Prometheus Assisted Living LLC	ARV Assisted Living, Inc.
12/9/02	3/27/03	AmeriPath, Inc.	Welsh Carson Anderson & Stowe
11/8/02	1/17/03	Dianon Systems, Inc.	Laboratory Corp. of America
10/21/02	1/9/03	Scherer Healthcare, Inc.	Stericycle, Inc.
9/24/02	4/23/03	ARV Assisted Living, Inc.	Prometheus Assisted Living LLC
9/13/02	2/24/03	Monarch Dental Corp.	Gryphon/ Bright Now! Dental
8/1/02	9/9/02	Omega Worldwide, Inc.	Four Seasons Health Care Ltd
6/14/02	1/1/03	Syncor International Corp.	Cardinal Health, Inc.
5/9/02	7/25/02	Dynacare, Inc.	Laboratory Corp of America Holdings
4/29/02	7/31/02	Trigon Healthcare, Inc.	Anthem, Inc.
4/2/02	2/27/03	Unilab Corp.	Quest Diagnostics, Inc.
2/8/02	4/20/02	Raytel Medical Corp.	SHL Telemedicine Ltd.

      Jefferies compared the premiums paid in the above transactions to the premium paid per share over the trading share price of Assisted Living one day, one week and four weeks prior to the following:

•	Assisted Living’s first announcement regarding its exploration of strategic alternatives on May 28, 2004;

•	Assisted Living’s announcement regarding the retention of Jefferies and Andrews Kurth by the special committee on June 18, 2004; and

•	one day prior to the announcement of the merger on November 4, 2004.

      The median premium paid in the above transactions was 23.2% based on one day prior to announcement, 23.5% based on one week prior to announcement and 26.0% based on four weeks prior to announcement.

      The following table sets forth the premiums paid per share over the trading share price of Assisted Living:

	Transaction Premium to Historical Trading Prices

	5/28/2004		6/18/2004		11/3/2004

Period	Price	Premium	Price	Premium	Price	Premium

1-Day Prior	$8.75	111.4%	$10.50	76.2%	$14.77	25.3%
1-Week Prior	8.80	110.2%	10.75	72.1%	13.50	37.0%
4-Weeks Prior	9.25	100.0%	8.73	112.0%	12.50	48.0%

      Based on the foregoing, Jefferies noted that the premium paid in the proposed merger relative to each of the selected dates exceeds the median premium for the comparable transactions for each of the preceding time periods analyzed.

Comparable Companies Analysis

      Using publicly available information and estimates of future financial results published by the research departments of Jefferies and other nationally recognized investment banks, Jefferies compared selected projected financial and operating data of Assisted Living to the corresponding data of a group of publicly traded companies that it deemed to be reasonably comparable to Assisted Living. Jefferies selected as comparable companies all of the public companies with an equity market capitalization in excess of $100 million that operate assisted living residences, independent living residences or long-term care facilities, with the exception of Mariner Health Care, Inc., which has announced its proposed acquisition by National Senior Care, Inc. In determining the appropriate comparable companies, Jefferies considered a variety of factors including, but not limited to, market capitalization, services offered, and payor mix. The eleven companies deemed comparable to Assisted Living, referred to as the Comparable Companies in this proxy statement, consisted of:

Assisted Living Companies	Long-Term Care Companies

American Retirement Corporation	Beverly Enterprises, Inc.
Capital Senior Living Corporation	Extendicare, Inc.
Emeritus Corporation	Genesis HealthCare Corporation
Sunrise Senior Living, Inc.	Kindred Healthcare, Inc.
Manor Care, Inc.
National HealthCare Corp.
Sun Healthcare Group, Inc.

      Jefferies derived trading multiples for the Comparable Companies based on the following calculations:

•	Adjusted Enterprise Value (defined as market value of equity plus the sum of total debt and capitalized rent payments (i.e., eight times rent expense), less cash and cash equivalents) to earnings before interest, taxes, depreciation, amortization and rent expense, referred to as EBITDAR in this proxy statement;

•	Enterprise Value (defined as market value of equity plus the sum of total debt, less cash and cash equivalents) to earnings before interest, taxes, depreciation, and amortization, referred to as EBITDA in this proxy statement; and

•	Equity Value (defined as the stock price multiplied by the fully diluted shares outstanding) to fully taxed net income.

Jefferies calculated these trading multiples for the last twelve months, referred to as LTM in this proxy statement, and projected calendar years 2004 and 2005.

      The following table sets forth the median multiples based upon the foregoing analysis:

Multiple	LTM		2004		2005

EBITDAR	8.2	x	7.6	x	7.2x
EBITDA	7.7	x	7.5	x	7.0x
Net Income	14.7	x	16.7	x	16.2x

      The following table sets forth the implied median values per share of Assisted Living common stock based upon the foregoing multiples:

Multiple	LTM	2004	2005

EBITDAR	$11.64	$7.67	$8.59
EBITDA	$9.30	$8.02	$9.24
Net Income	$16.01	$13.40	$17.22

      Based on the foregoing, Jefferies noted that the $18.50 per share to be paid to Assisted Living’s stockholders in the proposed merger exceeds the per share values implied by the median trading multiples.

      None of the Comparable Companies is identical to Assisted Living. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involved complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Companies. In addition, estimates of future financial results published by the research departments of Jefferies and other nationally recognized investment banks are based on only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

Precedent Transactions Analysis

      Jefferies considered the terms of selected transactions completed in the assisted living and long-term care sectors since January 2000 for which transaction value and financial information for the target company were publicly available. In determining the transactions that were reasonably comparable to the proposed merger, Jefferies did not purposefully exclude any transaction that met this criteria. These transactions are referred to as the Precedent Transactions in this proxy statement. Jefferies compared the $18.50 per share to be paid to Assisted Living stockholders in the proposed merger with the consideration involved in the Precedent Transactions. The seven Precedent Transactions were as follows:

Date	Date
Announced	Completed	Target	Acquirer

7/18/2003	12/07/2003	Alterra Healthcare Corporation	Fortress/ Emeritus Corporation
1/3/2003	4/23/2003	ARV Assisted Living, Inc.	Prometheus Assisted Living LLC
12/30/2002	3/30/2003	Marriott Senior Living Services, Inc.	Sunrise Assisted Living, Inc.
Senior Housing/ Five Star
1/23/2002	10/25/2002	Constellation Health Services, Inc.	Quality Care, Inc.
4/18/2000	4/18/2000	ILM II Senior Living, Inc.	Five Star Quality Care, Inc.
7/26/2000	9/13/2000	Brookdale Living Communities, Inc.	Fortress Brookdale Acquisition LLC
2/25/2000	6/15/2000	Centennial HealthCare Corp.	Welsh Carson Anderson & Stowe

      Jefferies selected the Precedent Transactions on the basis of several variables, including, but not limited to, the transaction value, the services offered by the target and the payor mix of the target. Jefferies derived acquisition multiples in the Precedent Transactions based on the following calculations:

•	Adjusted Enterprise Value to LTM EBITDAR; and

•	Enterprise Value to LTM EBITDA.

      The resulting median multiples for the Precedent Transactions were 8.8x LTM EBITDAR and 10.2x LTM EBITDA. These multiples implied a price per share for Assisted Living of $15.07 based on LTM EBITDAR and $19.15 based on LTM EBITDA.

      Based on the foregoing, Jefferies noted that the $18.50 per share to be paid to Assisted Living’s stockholders in the proposed merger exceeds the per share value implied by the median LTM EBITDAR multiple. Jefferies noted that the $18.50 per share to be paid to Assisted Living’s stockholders in the proposed merger was less than the per share value implied by the median LTM EBITDA multiple, but was in the range implied on an EBITDA basis by the Precedent Transactions.

Discounted Cash Flow Analysis

      Jefferies performed a discounted cash flow analysis to estimate the present value of the projected free cash flows of Assisted Living for the calendar years 2005 through 2008 based on the financial projections provided by Assisted Living’s management. Free cash flows were defined as fully taxed earnings before interest and taxes plus depreciation and amortization, less capital expenditures, plus changes in working capital. The discounted cash flow value of Assisted Living was determined as follows:

•	adding the present value as of December 31, 2004 of the projected free cash flows of Assisted Living over the four-year period from 2005 to 2008;

•	adding the present value of the estimated terminal value of Assisted Living at the end of 2008;

•	subtracting the debt, net of cash and cash equivalents, of Assisted Living at September 30, 2004; and

•	subtracting estimated transaction expenses of Assisted Living.

      The range of estimated terminal values at the end of the four-year period was calculated by applying terminal multiples ranging from 8.0x to 9.0x to the projected calendar year 2008 EBITDA. The range of terminal multiples was derived based on several factors, primarily the EBITDA multiples of the Comparable Companies and the EBITDA multiples in the Precedent Transactions. Estimated cash flows and terminal values were then discounted to December 31, 2004 using discount rates ranging from 7.5% to 8.5%, a range representative of the weighted average cost of capital, excluding the cost of leases, for Assisted Living and the Comparable Companies. Based on such terminal value multiples and discount rates, the derived low, median and high equity value per share for Assisted Living was $16.08, $18.53 and $21.07, respectively. Based on the foregoing, Jefferies observed that the $18.50 per share to be paid to Assisted Living’s stockholders in the proposed merger fell within the range and approximated the median equity value per share based on the discounted cash flow analysis per share.

Net Asset Value Analysis

      Jefferies performed a Net Asset Value analysis, referred to as the NAV analysis in this proxy statement, of Assisted Living based on the residence level cash flows of each of the owned and leased residences of Assisted Living for the nine months ended September 30, 2004 on an annualized basis. The analysis assumed that Assisted Living is a going concern and does not provide for deductions for taxes, commissions and other related transaction costs. Furthermore, each residence was valued on a stand-alone basis, notwithstanding the existence of certain master lease or cross-collateral arrangements.

      The net asset values of the owned residences of Assisted Living were determined by:

•	adding the current cash flows from each of the owned residences of Assisted Living divided by capitalization rates ranging from 11.5% to 12.5%;

•	adding cash flows from each leased residence of Assisted Living multiplied by multiples of 5.0x to 7.0x;

•	subtracting the current debt outstanding of the owned residences;

•	subtracting the working capital deficit;

•	subtracting estimated transaction expenses of Assisted Living; and

•	dividing the aggregate result by the total number of shares outstanding on a fully diluted basis.

      Residence-level cash flow for owned residences was calculated as residence level revenues less residence level operating expenses, less an assumed management fee of 7.0% of revenues and less a $300 per unit capital expenditure reserve, consistent with customary industry practices. The range of capitalization rates used in this analysis was based on, among other factors, the range of capitalization rates observed in transactions involving properties similar to Assisted Living’s owned residences.

      Residence-level cash flow for leased residences was calculated as residence level revenues less residence level operating expenses, less an assumed management fee of 7.0% of revenues, less a $300 per unit capital expenditure reserve, and less lease expense. The range of EBITDA multiples used for purposes of this analysis was based on, among other factors, the range of multiples observed in transactions involving properties similar to Assisted Living’s leased residences.

      Based on the NAV analysis, the derived low, median and high equity value per share for Assisted Living was $16.23, $18.10 and $20.10, respectively. Based on the foregoing, Jefferies noted that the $18.50 per share to be paid to Assisted Living’s stockholders in the proposed merger was within the range and exceeded the median equity value per share based on the NAV valuation per share.

Conclusion

      The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Jefferies’ opinion was not based on any single factor or analysis, nor did Jefferies attribute particular weight to individual factors or analyses. Instead, Jefferies believed that the totality of the factors considered and analyses performed operated collectively to support its determination as to the fairness of the merger consideration from a financial point of view. In arriving at its opinion, Jefferies considered the results of all of its analyses as a whole. Jefferies also noted that the proposal that resulted in the merger agreement and the proposed merger was the highest proposal received after an extensive process conducted at the direction of the special committee, as more fully described above under “— Background of the Merger” beginning on page 13.

      In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Assisted Living. No company, transaction or business used in such analyses as a comparison is identical to Assisted Living or the proposed merger, nor is an evaluation of the results of such analyses entirely mathematical; instead, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. Any estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those contained in such analyses. Estimated values do not purport to be appraisals or to reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

      Subject to the matters set forth in its opinion, the judgments made by Jefferies as to its analyses and the factors considered by it caused Jefferies to be of the opinion, that, as of the date of its opinion, the merger consideration is fair, from a financial point of view, to the stockholders of Assisted Living. The analyses must be considered as a whole and considering any portion of such analyses or of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion of Jefferies.

      Jefferies’ opinion and financial analyses were only one of many factors considered by our board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger consideration or the merger.

      Our special committee selected Jefferies as its financial adviser because of Jefferies’ reputation as an internationally recognized investment banking and advisory firm with substantial experience in transactions similar to the proposed merger, as well as its detailed knowledge of Assisted Living and our business from Jefferies’ engagement as our financial advisor during our bankruptcy in 2001. As part of its investment banking and advisory business, Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Jefferies may actively trade shares of our common stock and other securities of Assisted Living, as well as securities of Extendicare or any of its affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

      Under the terms of a letter agreement, dated June 23, 2004, pursuant to which the special committee engaged Jefferies as its financial advisor, we agreed to pay a fee of approximately $3,315,103 to Jefferies for its services, $350,000 of which has been paid and approximately $2,965,103 of which is payable upon consummation of the merger. The approximately $2,965,103 fee will be paid only if the merger is consummated. In addition to any fees payable to Jefferies under the letter agreement, we have agreed to reimburse Jefferies for its reasonable out-of-pocket expenses incurred in connection with providing its services and rendering its opinion, not to exceed $50,000 without prior approval from the special committee. We have also agreed to indemnify Jefferies and related parties against various liabilities, including liabilities arising under U.S. federal securities laws or related to or arising out of the merger or the engagement of Jefferies.

Purpose and Structure of the Merger

      The purpose of the merger for us is to allow our stockholders to realize the value of their investment in Assisted Living in cash at a price that represents a premium to the market price of our common stock before the public announcement of the merger. The special committee and our board of directors believe, based upon the reasons discussed under “— Recommendation of the Special Committee and Our Board of Directors and Reasons for the Merger” beginning on page 20, that the merger is advisable, fair to and in the best interests of our company and our stockholders.

      For Extendicare, the purpose of the merger is to allow it to benefit from any future earnings and growth of Assisted Living after our common stock ceases to be publicly traded.

      The transaction has been structured as a cash merger in order to provide our public stockholders with cash for all of their shares and to provide a prompt and orderly transfer of ownership of Assisted Living with reduced transaction costs.

Effects of the Merger

      If the merger is approved by our stockholders and the other conditions to the closing of the merger are either satisfied or waived, Alpha Acquisition will be merged with and into Assisted Living, with Assisted Living being the surviving corporation. After the merger, Extendicare will own all of our capital stock.

      When the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than treasury shares, shares held by our subsidiaries, shares held by Extendicare or Alpha Acquisition and their respective subsidiaries, and shares held by stockholders who validly assert and perfect dissenter’s rights) will be converted into the right to receive $18.50 in cash. Each outstanding option will be canceled in exchange for an amount in cash, if any, determined by multiplying (1) the excess, if any, of $18.50 over the per share exercise price of the option and (2) the number of shares of common stock subject to the option, net of any applicable withholding taxes. The merger agreement provides for the accelerated vesting of all options at the effective time of the merger in order that all outstanding options may be so canceled in exchange for cash.

      At the effective time of the merger, our current stockholders will cease to have ownership interests in Assisted Living or rights as our stockholders. Therefore, such current stockholders will not participate in any future earnings or growth of Assisted Living and will not benefit from any appreciation in value of Assisted Living.

      Our common stock is currently registered under the Exchange Act and is traded on the OTC Bulletin Board under the symbol “ASLC”. As a result of the merger, we will be a privately held corporation, and there will be no public market for our common stock. After the merger, the common stock will cease to be quoted on the OTC Bulletin Board, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to us. After the effective time of the merger, we will also no longer be required to file periodic reports with the SEC.

      At the effective time of the merger, the directors of Alpha Acquisition will become the directors of the surviving corporation, and our officers immediately prior to the effective time of the merger will remain the officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Our amended and restated articles of incorporation and our bylaws as in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving corporation.

      It is expected that, upon consummation of the merger, our operations will be conducted substantially as they currently are being conducted. Extendicare has advised us that it does not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving our corporate structure or business, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets. We expect, however, that following the merger, our management and Extendicare will continuously evaluate and review our business and operations and may develop new plans and proposals that they consider appropriate to maximize our value. Extendicare expressly reserves the right to make any changes it deems appropriate in light of its evaluation and review or in light of future developments.

      A benefit of the merger to Extendicare is that our future earnings and growth will be solely for its benefit and not for the benefit of our current stockholders. The detriments to Extendicare are the lack of liquidity for the surviving corporation’s capital stock following the merger, the risk that Assisted Living will decrease in value following the merger and the payment by us of approximately $8.6 million in estimated fees and expenses related to the merger. See “— Merger Financing” and “— Fees and Expenses of the Merger” beginning on pages 35 and 37, respectively.

      The benefit of the merger to our stockholders is the right to receive $18.50 per share for their shares of our common stock. The detriments are that our stockholders will cease to participate in our future earnings and growth, if any, and that the receipt of the payment for their shares will be a taxable transaction for federal income tax purposes. See “— Material U.S. Federal Income Tax Consequences” beginning on page 36.

Risks that the Merger Will Not Be Completed

      Completion of the merger is subject to various risks, including, but not limited to, the following:

•	that the merger agreement and the merger will not be approved and adopted by the holders of at least a majority of the outstanding shares of our common stock entitled to vote;

•	that, since June 30, 2004, there will be a change in or effect on our or our subsidiaries’ business, results of operation, assets, financial condition or liabilities that in the aggregate equals or exceeds 5% of the aggregate amount of the merger consideration;

•	that we will experience an event, change, condition, circumstance or state of facts that, individually or in the aggregate has, or would reasonably be expected to have, a material adverse effect (as defined in the merger agreement) on us;

•	that the parties will not have performed in all material respects their obligations contained in the merger agreement at or before the effective time of the merger;

•	that we will not secure required governmental consents to, and authorizations for, the merger;

•	that the representations and warranties made by the parties in the merger agreement will not be true and correct to the extent required in the merger agreement as of the closing of the merger; and

•	that there may be brought or pending certain suits, actions or proceedings before any governmental entity that seeks to restrain, prevent or change the merger, or question the validity or legality of the merger, or seeks damages in connection with, or imposes any condition on, the merger.

      As used in the merger agreement, a material adverse effect with respect to Assisted Living means any change in or effect on the business, results of operations, assets, financial condition or liabilities that is materially adverse to us when taken as a whole; provided, that a material adverse effect is not deemed to include a material adverse effect arising directly as a result of the following:

•	any change or changes in general economic conditions or local, regional or national industry that do not disproportionately affect us or our subsidiaries;

•	in and of itself, any change in the market price or trading volume of our common stock;

•	in and of itself, our failure to meet the revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) during the period prior to the closing date;

•	the taking of any action required by the merger agreement or to which Extendicare has given its written consent;

•	any changes or effects to the extent primarily attributable to the fact that Extendicare is the buyer;

•	any changes or effects resulting from the actions of Extendicare or any of its subsidiaries;

•	any stockholder litigation arising from allegations of breach of fiduciary duty relating to the merger agreement, except for certain specified litigation;

•	any acts of war or terrorism that do not disproportionately affect us or our subsidiaries;

•	changes in generally accepted accounting principles that do not disproportionately affect us or our subsidiaries; or

•	any event or matter having a change in or effect on our real property leases with LTC Properties, Inc. (including any declaration or threat of declaring an event of default under such leases) or any litigation pending or threatened in connection with such leases that directly results from the execution of the merger agreement or the consummation of the merger.

      As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained. It is expected that, if our stockholders do not approve and adopt the merger agreement and the merger or if the merger is not completed for any other reason, then our current management, under the direction of our board of directors, will continue to manage Assisted Living as an ongoing business or consider other strategic alternatives. If the merger is not completed for any reason, we will be subject to a number of material risks, including:

•	the market price of our common stock may decline to the extent that the current market price of our shares reflects a market assumption that the merger will be completed;

•	costs related to the merger, such as legal and accounting fees and a portion of the investment banking fees and, in specified circumstances, termination and expense reimbursement fees, must be paid even if the merger is not completed and will be expensed in the fiscal period in which termination occurs; and

•	the diversion of management’s attention from our day-to-day business and the unavoidable disruption to our employees during the period before completion of the merger may make it difficult for us to regain our financial and market position if the merger does not occur.

Interests of Our Directors and Executive Officers in the Merger

      In considering the recommendations of our board of directors, our stockholders should be aware that some of our executive officers and members of our board of directors have interests in the transaction that may be different from, or in addition to, the interests of our stockholders generally. Our board of directors appointed the special committee, consisting solely of directors who are not our officers or employees, are disinterested and independent of and have no economic interest or expectancy of an economic interest in Extendicare or its affiliates, and do not have an economic interest or expectancy of an economic interest in Alpha Acquisition or the surviving corporation, to evaluate, negotiate and make a recommendation with respect to the merger agreement and to evaluate whether the merger is in the best interests of our company and our stockholders other than Alpha Acquisition or Extendicare. The special committee was aware of these potentially differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to our board of directors that the merger agreement and the merger be approved and adopted.

Continued Benefits

      In connection with the merger, Extendicare will not materially and adversely alter the benefits, including health benefits, severance policies and general employment policies and procedures, that are available to our employees prior to the merger (other than modifications in the ordinary course of business consistent with past practice and other than with respect to any equity-based compensation). Our executive officers currently participate in some of our benefit plans, which include medical, dental and vision coverage, life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, flexible spending accounts and 401(k) plan. Extendicare will also provide service credit as further described in the section entitled “The Merger Agreement — Employee Benefits Matters” beginning on page 50.

Options for Shares of Our Common Stock

      In connection with the merger, all outstanding options (including those held by our directors and executive officers) will become immediately exercisable and canceled in exchange for (1) the excess, if any, of $18.50 over the per share exercise price of the option multiplied by (2) the number of shares of common stock subject to such option exercisable as of the effective time of the merger, net of any applicable withholding taxes. The merger agreement provides for the accelerated vesting of all options at the effective time of the merger in order that the full amount of such options may be canceled in exchange for cash. Pursuant to this provision, our directors and executive officers will receive cash payments for their options with per share exercise prices below $18.50.

      The table below sets forth, as of September 30, 2004, for each of our executive officers and directors, (a) the number of shares subject to vested options held by such person, (b) the amount of cash that will be paid in respect of cancellation of such vested options upon consummation of the merger, (c) the number of additional options that will vest upon effectiveness of the merger, (d) the amount of cash that will be paid in respect of cancellation of such additional options upon consummation of the merger, (e) the total number of shares subject to options for each such person and (f) the total amount of cash that will be received by each such person in respect of such options upon consummation of the merger. There are no out-of-the-money options. All dollar amounts are gross amounts and do not reflect deductions for income taxes and other withholding. In each case, the payment amount is calculated by multiplying (i) the excess, if any, of $18.50 over the per share exercise price of the option, by (ii) the number of shares subject to the option.

	Vested Options as of		Options That Will Vest as
	September 30, 2004		a Result of the Merger (1)		Total Options

Name(2)	Shares	Consideration	Shares	Consideration	Shares	Consideration

Members of the Special Committee:
Mark Holliday	2,055	$31,475	10,945	$95,670	13,000	$127,145
Steven D. Scheiwe	—	$—	12,000	$97,800	12,000	$97,800

Other Non-Employee
Directors:
W. Andrew Adams	2,055	$31,475	945	$14,170	3,000	$45,645
Leonard M. Tannenbaum	2,055	$31,475	945	$14,170	3,000	$45,645

Executive Officers:
Steven Vick	85,993	$1,300,196	44,007	$651,754	130,000	$1,951,950
Linda Martin	38,370	$583,400	26,630	$398,750	65,000	$982,150
Edward Barnes	8,362	$89,892	24,138	$259,484	32,500	$349,375
Sandra Petersen	9,999	$149,852	10,001	$148,248	20,000	$298,100

All directors and officers as a group (8 persons)	148,889	$2,217,765	129,611	$1,680,045	278,500	$3,897,810

(1)	This column reflects all unvested options for the individuals in the table as of September 30, 2004. Certain of the options could vest according to their original terms prior to the consummation of the merger, depending upon the date the merger is consummated. As of the record date, directors and executive officers owned % of the total equity capitalization (based on outstanding common stock and options to purchase common stock on an as converted basis) of Assisted Living, which includes all stock options, whether or not vested. See also “Security Ownership of Certain Beneficial Owners and Management” beginning on page 56.

(2)	The table does not include those persons who have ceased to be directors or executive officers of Assisted Living. Ms. Peterson ceased to be an executive officer, effective as of July 18, 2004, but she remains employed by Assisted Living.

      As of the record date, our directors and executive officers beneficially owned                      shares, representing      % of shares outstanding as of such date, not including shares that may be acquired upon the exercise of vested stock options. We believe that such individuals intend to vote such shares in favor of the merger.

      See also “Security Ownership of Certain Beneficial Owners and Management” beginning on page 56.

Employment and Change in Control Agreements

      The following executive officers of Assisted Living are parties to an employment and/or change in control agreement with us: Mr. Steven Vick (President and Chief Executive Officer); Mr. Edward Barnes (Senior Vice President, Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary); and Ms. Linda Martin (Senior Vice President and Chief Operating Officer). Extendicare has not stated its intention with respect to the continuing employment of our existing management after the effective time of the merger.

Steven Vick

      Mr. Vick’s employment agreement provides that, upon the consummation of a sale of Assisted Living, he is entitled to receive a cash bonus in an amount equal to 41% of a “bonus pool.” Pursuant to the calculation contained in Mr. Vick’s employment agreement, the “bonus pool” is $4,235,545. Consummation of the merger constitutes a sale of Assisted Living under the terms of Mr. Vick’s employment agreement, as amended, and accordingly, Mr. Vick is entitled to be paid a cash bonus of $1,736,574 upon consummation of the merger.

      Mr. Vick’s employment agreement also provides that, upon termination of his employment within twelve months following a change in control of Assisted Living, which termination occurs either by us for any reason or by the resignation of Mr. Vick at any time after any diminution in his job title, duties or compensation or his relocation, without his consent, to an office in a different geographic region than the region in which he resided as of the occurrence of the change in control, he is entitled to receive for twelve months after his termination or resignation the amount of his salary in effect as of the date of his termination or resignation. Consummation of the merger constitutes a change in control under the terms of Mr. Vick’s employment agreement.

Edward Barnes

      Mr. Barnes’ employment agreement provides that, upon the consummation of a sale of Assisted Living, he is entitled to receive a cash bonus in an amount equal to 29% of the “bonus pool.” Pursuant to the calculation contained in Mr. Barnes’ employment agreement, the “bonus pool” is $4,235,545. Consummation of the merger constitutes a sale of Assisted Living under the terms of Mr. Barnes’ employment agreement, and accordingly, Mr. Barnes is entitled to be paid a cash bonus of $1,228,308 upon consummation of the merger.

      Mr. Barnes’ employment agreement also provides that, upon termination of his employment within twelve months following a change in control of Assisted Living, which termination occurs either by us for any reason or by the resignation of Mr. Barnes at any time after any diminution in his job title, duties or compensation or his relocation, without his consent, to an office in a different geographic region than the region in which he resided as of the occurrence of the change in control, he is entitled to receive for twelve months after his termination or resignation the amount of his salary in effect as of the date of his termination or resignation. Consummation of the merger constitutes a change in control under the terms of Mr. Barnes’ employment agreement.

Linda Martin

      Ms. Martin’s employment agreement provides that, upon the consummation of a sale of Assisted Living, she is entitled to receive a cash bonus in an amount equal to 30% of the “bonus pool.” Pursuant to the calculation contained in Ms. Martin’s employment agreement, the “bonus pool” is $4,235,545. Consummation of the merger constitutes a sale of Assisted Living under the terms of Ms. Martin’s employment agreement, and accordingly, Ms. Martin is entitled to be paid a cash bonus of $1,270,664 upon consummation of the merger.

      Ms. Martin’s employment agreement also provides that, upon termination of her employment within twelve months following a change in control of Assisted Living, which termination occurs either by us for any reason or by the resignation of Ms. Martin at any time after any diminution in her job title, duties or compensation or her relocation, without her consent, to an office in a different geographic region than the region in which she resided as of the occurrence of the change in control, she is entitled to receive for twelve months after her termination or resignation the amount of her salary in effect as of the date of her termination or resignation. Consummation of the merger constitutes a change in control under the terms of Ms. Martin’s employment agreement.

Directors’ and Officers’ Indemnification and Insurance

      The merger agreement provides that all rights of indemnification and exculpation from liability for acts and omissions occurring at or prior to the effective time of the merger (including the advancement of funds for expenses) of our current and former directors, officers, employees and agents, including those of our subsidiaries, as provided in their respective charters, bylaws or indemnification agreements disclosed to Extendicare, shall survive the merger and for six years after the effective time of the merger shall not be amended, repealed or modified in any manner that would adversely affect such rights, unless otherwise required by law or with the consent of each affected party.

      The merger agreement also provides that, for six years after the effective time of the merger, the surviving corporation shall maintain officers’ and directors’ insurance for acts and omissions occurring at or prior to the effective time of the merger and covering those persons who are currently covered by our existing officers’ and directors’ insurance policies, on terms no less advantageous to the covered parties than our existing insurance coverage. However, the surviving corporation is not required to pay an annual premium in excess of $1,050,000, and if the provision of existing officers’ and directors’ insurance expires or is terminated during the six-year period, then the surviving corporation shall obtain the greatest amount of coverage for the remainder of the period for a premium on an annualized basis of not more than $1,050,000.

      If the surviving corporation or any of its successors or assigns either consolidates with or merges into any other entity and is not the continuing or surviving entity or transfers all or substantially all of its properties and assets to any entity, then the surviving or transferee entity shall assume the indemnification and insurance obligations discussed above.

Merger Financing

      The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $140.3 million, consisting of:

•	approximately $129.1 million to pay our stockholders (other than Extendicare and Alpha Acquisition) and option holders, assuming that none of our stockholders validly exercises and perfects its dissenter’s rights;

•	approximately $4.2 million to make payments required under certain employment agreements as a result of the sale of Assisted Living; and

•	approximately $4.4 million to pay related fees and expenses in connection with the merger.

      Extendicare and Alpha Acquisition expect to finance the total amount of funds necessary to complete the merger and the related transactions by using available cash-on-hand and borrowings under Extendicare’s existing line of credit.

Governmental Regulatory Matters

      The Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, referred to as the HSR Act in this proxy statement, and the rules and regulations promulgated thereunder require that each of Assisted Living and Extendicare, as the ultimate parent entity of Alpha Acquisition, file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The parties thereafter are required to observe a waiting period before completing the merger. On November      , 2004, the parties made all filings under the HSR Act with the Department of Justice and the Federal Trade Commission. The Department of Justice, the Federal Trade Commission, state antitrust authorities or a private person or entity could seek to enjoin the merger under federal or state antitrust laws at any time before completion of the merger or to compel rescission or divestiture at any time subsequent to the merger.

      The merger agreement also requires as a condition to closing that the parties obtain all material licenses, registrations, certifications and accreditations necessary for the lawful conduct of the business of Assisted Living and our subsidiaries upon consummation of the merger. The parties have commenced the process of identifying and obtaining such licenses, registrations, certificates and accreditations.

Material U.S. Federal Income Tax Consequences

      The following discussion summarizes the material U.S. federal income tax consequences of the merger that are generally applicable to an Assisted Living stockholder (a “United States holder”) who is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxed as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if the trust had made a valid election to be treated as a United States person.

      This discussion applies only to United States holders of our common stock who hold their shares as capital assets and may not apply to shares of our common stock acquired pursuant to the exercise of employee stock options or other compensation arrangements and does not apply to the exchange or cancellation of employee stock options, including the receipt of cash therefor. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular Assisted Living stockholder in light of that stockholder’s particular circumstances, or to an Assisted Living stockholder subject to special treatment under U.S. federal income tax laws, such as financial institutions, life insurance companies, tax-exempt entities, persons holding our shares of common stock as part of a hedge, conversion, constructive sale transaction, straddle or other risk reduction strategy, persons who hold their Assisted Living common stock through a partnership, S corporation or other passthrough entity and persons whose functional currency is not the U.S. dollar. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to Assisted Living stockholders.

      This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code in this proxy statement, existing and proposed Treasury Regulations promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect.

      Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your particular situation. You are encouraged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger.

      The receipt of cash in exchange for shares of our common stock in the merger or pursuant to the exercise of dissenter’s rights will be a taxable transaction for U.S. federal income tax purposes. In general, a United States holder of our common stock will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the shares of our common stock and that stockholder’s adjusted tax basis in such shares. The gain or loss should generally be a capital gain or loss. The capital gain or loss will be long-term if the stockholder will have held the shares for more than one year. The deductibility of capital losses is subject to limitations.

      The cash payment received in exchange for shares in the merger or received upon the exercise of dissenter’s rights will be reported to the extent required by the Code to the United States holders and the Internal Revenue Service. These amounts will ordinarily not be subject to withholding of United States federal income tax. However, a backup withholding tax, at a rate which is currently 28%, will apply to these payments if a United States holder fails to properly certify to us or our agent the holder’s social security number or taxpayer identification number and certain other information, or fails to report all interest and dividends required to be reported on its federal income tax returns, or otherwise fails to establish, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the holder’s federal tax liability, provided such person furnishes the required information to the Internal Revenue Service. Such amounts, once withheld, are not refundable by us. Stockholders should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent to provide the information and certification necessary to avoid backup withholding.

Fees and Expenses of the Merger

      Our estimated fees and expenses in connection with the merger are as follows (in millions):

Financial Advisor Fees and Expenses	$3.4
Transaction Bonus Payments	4.2
Legal and Other Professional Fees	0.9
Printing, Proxy Solicitation and Mailing Costs	0.1
Filing Fees	—
Paying Agent Fees	—
Miscellaneous	—

Total	$8.6

      The merger agreement provides that Assisted Living, Extendicare and Alpha Acquisition will each pay all costs and expenses incurred by it in connection with the merger agreement and the merger. The estimate for legal fees set forth in the table above does not include any amounts attributable to any existing or future litigation challenging the merger. None of these costs and expenses will reduce the $18.50 per share merger consideration to be received by our stockholders or stock option holders.

      If the merger agreement is terminated under specified circumstances, including acceptance of a superior proposal, we will be required to pay to Extendicare a $6,000,000 termination fee and up to $2,000,000 in reimbursement of out-of-pocket fees and expenses. See “The Merger Agreement — Fees and Expenses; Termination Fee” beginning on page 53.

Dissenter’s Rights

      Under Chapter 92A of the Nevada Revised Statutes, which is referred to in this proxy statement as NRS, dissenter’s rights are available to a Nevada corporation’s stockholders in connection with certain mergers and consolidations. Our stockholders who follow the procedures specified in NRS Sections 92A.300 through 92A.500, inclusive, are entitled to dissent from the merger and obtain payment of the fair value of his or her shares of our common stock in lieu of the merger consideration. The following summarizes the provisions of Chapter 92A of the NRS regarding dissenter’s rights that would be applicable in connection with the merger. This discussion is qualified in its entirety by reference to NRS Sections 92A.300 to 92A.500, inclusive, a copy of which is included as Annex C to this proxy statement. If you fail to take any action required by Nevada law, your rights to dissent in connection with the merger will be waived or terminated.

      If a stockholder elects to assert his or her dissenter’s rights, the stockholder must:

•	deliver to us, prior to the vote seeking approval of the merger agreement and the merger, a written notice of the stockholder’s intent to demand payment for his or her shares if the merger is effectuated; and

•	not vote in favor of approving the merger agreement and the merger.

      A beneficial stockholder of our stock may assert dissenter’s rights as to shares held on the stockholder’s behalf only if the stockholder submits to us the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights and the beneficial stockholder does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has the power to direct the vote. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder dissents with respect to all shares beneficially owned by any one person and notifies us in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under NRS Chapter 92A are determined as if our shares as to which the stockholder of record dissents and such stockholder’s other Assisted Living shares were registered in the names of different stockholders.

      A stockholder who satisfies the requirements of the two preceding paragraphs is referred to as a “dissenter.” All notices of intent to demand dissenter’s rights should be addressed to Assisted Living Concepts, Inc., Attn: Corporate Secretary at 1349 Empire Central, Suite 900, Dallas, Texas 75247, before the vote is taken on the merger agreement and the merger at our special stockholders meeting, and should be executed by, or on behalf of, the holder of record. Such demand reasonably must inform us of the identity of the stockholder and that such stockholder intends to demand appraisal of such stockholder’s shares of our common stock. After the effective time of the merger, any notices or demands relating to dissenter’s rights should be sent to the new Assisted Living Concepts, Inc., Attn: General Counsel at 111 West Michigan Street, Milwaukee, Wisconsin 53203.

      Within 10 days after the effective time of the merger, the new Assisted Living Concepts, Inc. will send notice of the effective time of the merger and the availability of dissenter’s rights to each dissenter. The notice will:

•	state where the demand for payment must be sent and where and when certificates for our shares are to be deposited;

•	inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

•	supply a form for demanding payment;

•	set a date by which the new Assisted Living Concepts, Inc. must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

•	be accompanied by a copy of NRS Sections 92A.300 through 92A.500, inclusive.

      A dissenter must, by the date set forth in the dissenter’s notice described above:

•	demand payment;

•	certify whether the stockholder or the beneficial owner on whose behalf the stockholder is dissenting, as the case may be, acquired beneficial ownership of the shares before the date of the first announcement to the news media or to the stockholders of the terms of the merger; and

•	deposit his or her certificates in accordance with the terms of the dissenter’s notice.

      Our stockholders who demand payment and deposit their certificates before the merger is approved retain all rights of a stockholder until those rights are canceled or modified by the consummation of the merger.

      Our stockholders who do not demand payment or deposit their certificates where required, each by the date set forth in the dissenter’s notice, will not be entitled to demand payment for their shares under Nevada law governing dissenter’s rights.

      Within 30 days after receipt of a demand for payment, the new Assisted Living Concepts, Inc. will pay each dissenter who complied with NRS Section 92A.440 the amount that the new Assisted Living Concepts, Inc. estimates to be the fair value of the shares, plus accrued interest. The payment will be accompanied by:

•	our balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that fiscal year, a statement of changes in stockholders’ equity for that fiscal year and the latest available interim financial statements, if any;

•	a statement of the new Assisted Living Concepts, Inc.’s estimate of the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenter’s rights to demand payment under NRS Section 92A.480; and

•	a copy of NRS Sections 92A.300 through 92A.500, inclusive.

      The new Assisted Living Concepts, Inc. may elect to withhold payment from a dissenting stockholder if such stockholder became the beneficial owner of the shares on or after the date of the first announcement to the news media or to the stockholders of the proposed terms of the merger. To the extent the new Assisted Living Concepts, Inc. elects to withhold payment, after effectuating the merger, it will estimate the fair value of the shares, plus accrued interest, and will offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of the stockholder’s demand. The new Assisted Living Concepts, Inc. will send with its offer:

•	a statement of the new Assisted Living Concepts, Inc.’s estimate of the fair value of the shares;

•	an explanation of how the interest was calculated; and

•	a statement of dissenter’s rights to demand payment pursuant to NRS Section 92A.480.

      A dissenter may notify the new Assisted Living Concepts, Inc. in writing of the dissenter’s own estimate of the fair value of the shares and interest due, and demand payment of his or her estimate, less the new Assisted Living Concepts, Inc.’s fair value payment, or, in the case where payment to an after-acquiring dissenter has been withheld, reject the offer for payment made by the new Assisted Living Concepts, Inc. and demand payment of the fair value of the dissenter’s shares and interest due if the dissenter believes that the amount paid or offered is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated. A dissenter waives his right to demand such payment unless the dissenter notifies the new Assisted Living Concepts, Inc. of his or her demand in writing within 30 days after the new Assisted Living Concepts, Inc. made or offered payment for the dissenter’s shares.

      If a demand for payment remains unsettled, the new Assisted Living Concepts, Inc. will commence a proceeding within 60 days after receiving the demand for payment of the stockholder’s estimate and petition the court of proper jurisdiction to determine the fair value of the shares of our common stock and accrued interest. If the new Assisted Living Concepts, Inc. does not commence the proceeding within the 60-day period, it will be required to pay each dissenter whose demand remains unsettled the amount demanded.

      Each dissenter who is made a party to the proceeding is entitled to a judgment:

•	for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the new Assisted Living Concepts, Inc.; or

•	for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the new Assisted Living Concepts, Inc. elected to withhold payment pursuant to Nevada law.

      Under NRS Chapter 92A, the fair value of a dissenter’s shares of our common stock means the value of the shares immediately before the effective time of the merger, excluding any appreciation or depreciation in value in anticipation of the merger, unless excluding such appreciation or depreciation would be inequitable.

      The court will determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court will assess the costs against the new Assisted Living Concepts, Inc., except that the court may assess costs against all or some of the dissenters, in the amounts that the court finds equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

•	against new Assisted Living Concepts, Inc. and in favor of all dissenters if the court finds the new Assisted Living Concepts, Inc. did not substantially comply with NRS Sections 92A.300 through 92A.500, inclusive; or

•	against either the new Assisted Living Concepts, Inc. or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the dissenter’s rights provided by NRS Sections 92A.300 through 92A.500, inclusive.

      If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the new Assisted Living Concepts, Inc., then the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

      If a proceeding is commenced because the new Assisted Living Concepts, Inc. did not pay each dissenter who complied with the procedures described by the Nevada dissenter’s rights statute the amount the new Assisted Living Concepts, Inc. estimated to be the fair value of the shares, plus accrued interest, within 30 days after receipt of a valid demand for payment, the court may assess costs against the new Assisted Living Concepts, Inc., except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent that the court finds that such parties did not act in good faith in instituting the proceeding. The assessment of costs and fees, if any, may also be affected by Nevada law governing offers of judgment.

      The foregoing summary of the rights of our dissenting stockholders does not purport to be a complete statement of such rights and the procedures to be followed by stockholders desiring to exercise any available dissenter’s rights. The preservation and exercise of dissenter’s rights require strict adherence to NRS Sections 92A.300 through 92A.500, inclusive, a copy of which is attached as Annex C to this proxy statement.

THE MERGER AGREEMENT

      The following is a summary of the material provisions of the merger agreement and is qualified in its entirety by the merger agreement. The full text of the merger agreement is included in this proxy statement as Annex A and is incorporated herein by reference. Stockholders are urged to read the entire merger agreement.

The Merger

      The merger agreement provides that, at the effective time of the merger, Alpha Acquisition will merge with and into Assisted Living. Upon completion of the merger, Alpha Acquisition will cease to exist as a separate corporate entity and we will continue as the surviving corporation and will be a wholly-owned subsidiary of Extendicare.

Effective Time of the Merger

      The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Nevada or at such later time as is specified in the articles of merger, which time is referred to in this proxy statement as the effective time. We have agreed with Alpha Acquisition to file the articles of merger as soon as practicable, but in any event within three business days after the satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement.

Articles of Incorporation; Bylaws and Directors and Officers of Assisted Living and the Surviving Corporation

      When the merger is completed:

•	our amended and restated articles of incorporation in effect immediately prior to the effective time of the merger will become the articles of incorporation of the surviving corporation, until thereafter amended as provided by law;

•	our bylaws in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation, until thereafter amended as provided by law;

•	the directors of Alpha Acquisition immediately prior to the effective time of the merger will be the directors of the surviving corporation; and

•	our officers immediately prior to the effective time of the merger will remain the officers of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Conversion of Common Stock

      At the effective time of the merger, each share of our common stock outstanding immediately before the effective time of the merger will be converted automatically into the right to receive $18.50 in cash, without interest, such amount being referred to in this proxy statement as the merger consideration, except for:

•	treasury shares of our common stock, if any, all of which will be canceled without any payment;

•	shares of our common stock held by Extendicare or Alpha Acquisition or any of their wholly-owned subsidiaries;

•	shares of our common stock held by any of our wholly-owned subsidiaries; and

•	shares of our common stock held by stockholders who validly assert and perfect dissenter’s rights, which will be subject to valuation in accordance with Nevada law.

Treatment of Options

      At the effective time of the merger, each outstanding option to acquire shares of our common stock granted under our stock option plan will become fully vested and exercisable and will be canceled in exchange for an amount in cash, if any, determined by multiplying (1) the excess, if any, of $18.50 over the per share exercise price of the option and (2) the number of shares of our common stock subject to the option, net of any applicable withholding taxes. At the effective time of the merger, our stock option plan in effect immediately prior to the merger shall terminate.

Payment for Shares

      Prior to the effective time of the merger, Extendicare will select a bank or trust company to act as paying agent for the payment of the merger consideration upon surrender, pursuant to the terms of the merger agreement, of certificates representing the shares of our common stock. On or before the closing of the merger, Extendicare will provide the paying agent with the aggregate merger consideration necessary to pay for the shares of common stock converted into the right to receive cash.

      Promptly after the effective time of the merger (but not later than five business days after such time), Extendicare will cause the paying agent to mail or deliver to each record holder of shares of our common stock whose shares were converted into the right to receive the merger consideration, a transmittal letter containing instructions to effect the surrender of the holder’s share certificate(s) in exchange for payment of the merger consideration. The holder will be entitled to receive the merger consideration for the number of shares represented by such certificate(s), less any applicable withholding taxes, only upon surrender to the paying agent of the holder’s share certificate(s), together with the transmittal letter and other required documentation, duly completed in accordance with the instructions. If payment of the merger consideration is to be made to a person other than the person in whose name a share certificate is registered, it will be a condition of payment that the share certificate so surrendered be properly endorsed, with signature guaranteed, or otherwise be in proper form for transfer, and the person requesting the consideration payment either pay any applicable taxes required or establish, to the satisfaction of the paying agent, that the tax has been paid or is not applicable. After the effective time of the merger and until properly surrendered, each share certificate will be deemed to represent only the right to receive the merger consideration, without interest. If any share certificate is lost, stolen or destroyed, the paying agent will pay the merger consideration for the number of shares represented by such certificate upon delivery by the person seeking payment of an affidavit in lieu of the certificate, and if required by Extendicare, an indemnity bond in form and substance and with surety reasonably satisfactory to Extendicare. No interest will be paid or accrued on the merger consideration payable upon the surrender of the share certificate(s).

      Any funds, including any interest received on the funds, deposited with the paying agent for use in payment of the merger consideration and which have not been disbursed to holders of share certificates twelve months after the effective time of the merger, shall be delivered to Extendicare by the paying agent. Thereafter, holders of certificates representing shares outstanding before the effective time of the merger will be entitled to look only to Extendicare for payment of any consideration to which they may be entitled. None of Assisted Living, Extendicare, the surviving corporation or the paying agent will be liable to any person in respect of any cash from the merger consideration payment fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Representations and Warranties

      Representations and Warranties of Assisted Living. The merger agreement contains various representations and warranties made by us to Extendicare and Alpha Acquisition, subject to identified exceptions, including representations and warranties relating to:

•	the due organization, valid existence and good standing of us and our subsidiaries;

•	the requisite power and authority of us and our subsidiaries to own, lease and operate property and to carry on business;

•	the due qualification of us and our subsidiaries to do business as foreign entities;

•	the good standing of us and our subsidiaries to conduct business in each jurisdiction where business is conducted;

•	the absence of agreements relating to our capital stock to which we or our subsidiaries are a party;

•	the jurisdictions of organization, forms of organization and valid issuance of equity interests of our subsidiaries;

•	our requisite corporate power and authority to enter into the merger agreement and to consummate the merger;

•	the due and valid authorization by our board of directors to execute and deliver the merger agreement;

•	the due and valid execution and delivery by us of the merger agreement;

•	the validity and binding effect of the merger agreement on us;

•	the absence of any conflicts between the merger agreement and the merger and the organizational documents of Assisted Living;

•	the absence of any conflicts between the merger agreement and the merger and the statutes, regulations, laws, rules, injunctions, judgments, orders, decrees or rulings of any governmental entity to which we are bound, except those that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	the absence of the necessity for consents or approvals from certain governmental entities in connection with the merger agreement or the merger;

•	our capital structure and the capital structure of our subsidiaries;

•	the valid issuance of our capital stock;

•	the disclosure of certain contracts and obligations, and the absence of breaches or defaults thereunder;

•	the listing, effectiveness of and compliance with insurance policies;

•	the accuracy of our financial statements for the fiscal years ended December 31, 2002 and 2003;

•	the absence of any liabilities or obligations that are required to be reflected, disclosed or reserved against on a balance sheet prepared in accordance with generally accepted accounting principles that were not reflected, disclosed or reserved against in our financial statements or public filings;

•	the listing of all payments required to be paid as a result of our execution of the merger agreement or the consummation of the merger;

•	the adequacy and truthfulness of our reports filed with the Securities and Exchange Commission since January 1, 2002;

•	the absence, since December 31, 2003, of any change in or effect on the business, results of operation, assets, financial condition or liabilities of us or our subsidiaries that equals or exceeds 5% of the merger consideration;

•	the absence of certain changes in the business since June 30, 2004;

•	the listing of all of the real property owned and leased, and the condition of such property and the tangible property thereon;

•	the compliance with environmental laws and permits, and other environmental matters;

•	the compliance with applicable laws, including those related to state Medicaid Waiver Programs;

•	the holding of and compliance with permits, licenses and other governmental authorizations and requirements;

•	the payment of and compliance with laws related to the payment of taxes, and other tax matters;

•	the absence of any pending or threatened litigation against us, our subsidiaries or our respective businesses or assets or any person we have agreed to indemnify that would have a material adverse effect;

•	the administration and compliance of, liability under and effect of the merger on employee benefit plans and the Employee Retirement Income Security Act of 1974;

•	the listing of all security interests to which our assets are subject;

•	the absence of any collective bargaining agreements to which we are a party;

•	the determination by our board of directors that the merger agreement and the merger are advisable, fair to and in the best interests of us and our stockholders and the resolution by our board of directors to recommend that our stockholders adopt the merger agreement and approve the merger;

•	the receipt of an opinion from Jefferies stating that the merger consideration to be received by our stockholders is fair, from a financial point of view, to such stockholders;

•	the absence of any person other than Jefferies being entitled to any broker’s or finder’s fees in connection with the transactions contemplated by the merger agreement;

•	the inapplicability of state anti-takeover statutes or regulations to the merger; and

•	the taking of all actions necessary to make our rights agreement, dated as of October 1, 2004, inapplicable to the merger.

      Material Adverse Effect. Some of the representations and warranties referred to above are not breached unless the breach of the representation or warranty has had or could reasonably be expected to have a material adverse effect on Assisted Living and its subsidiaries, taken as a whole. As used in the merger agreement, a material adverse effect means any change in or effect on the business, results of operations, assets, financial condition or liabilities that is materially adverse to us and our subsidiaries taken as a whole; provided, that a material adverse effect is not deemed to include a material adverse effect arising directly as a result of the following:

•	any change or changes in general economic conditions or local, regional or national industry that do not disproportionately affect us or our subsidiaries;

•	in and of itself, any change in the market price or trading volume of our common stock;

•	in and of itself, our failure to meet the revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) during the period prior to the closing date;

•	the taking of any action required by the merger agreement or to which Extendicare has given its written consent;

•	any changes or effects to the extent primarily attributable to the fact that Extendicare is the buyer;

•	any changes or effects resulting from the actions of Extendicare or any of its subsidiaries;

•	any stockholder litigation arising from allegations of breach of fiduciary duty relating to the merger agreement, except for certain specified litigation;

•	any acts of war or terrorism that do not disproportionately affect the us or our subsidiaries;

•	changes in generally accepted accounting principles that do not disproportionately affect us or our subsidiaries; or

•	any event or matter having a change in or effect on our real property leases with LTC Properties, Inc. (including any declaration or threat of declaring an event of default under such leases) or any litigation pending or threatened in connection with such leases that directly results from the execution of the merger agreement or the consummation of the merger.

      Unless otherwise provided, none of our representations and warranties in the merger agreement will survive after the effective time of the merger.

      Representations and Warranties of Extendicare and Alpha Acquisition. The merger agreement also contains various representations and warranties made by Extendicare and Alpha Acquisition to us, subject to identified exceptions, including representations and warranties relating to:

•	the due organization, valid existence and good standing of Alpha Acquisition and Extendicare;

•	the requisite corporate power and authority of Alpha Acquisition and Extendicare to own, lease and operate their respective properties and to carry on their respective business;

•	the requisite corporate power and authority of Alpha Acquisition and Extendicare to enter into the merger agreement and to consummate the merger;

•	the due and valid authorization by the board of directors of Extendicare and Alpha Acquisition to execute and deliver the merger agreement;

•	the due execution and delivery of the merger agreement by Alpha Acquisition and Extendicare;

•	the validity and binding effect of the merger agreement on Alpha Acquisition and Extendicare;

•	the absence of any conflicts between the merger agreement and the merger and the organizational documents of Extendicare and Alpha Acquisition;

•	the absence of any conflicts between the merger agreement and the merger and the statutes, regulations, laws, rules, injunctions, judgments, orders, decrees or rulings of any governmental entity to which Alpha Acquisition or Extendicare are bound;

•	the absence of the necessity for consents or approvals from certain government entities in connection with the merger agreement or the merger;

•	the sufficiency of the financing of Alpha Acquisition and Extendicare for the purpose of funding the merger; and

•	the absence of beneficial ownership of any of our common stock.

      Some of the representations and warranties listed above will not be considered breached unless the breach of the representation or warranty has had or would be reasonably expected to have a material adverse effect on Extendicare or Alpha Acquisition.

Covenants Relating to Conduct of Our Business Pending the Merger

      From the date of the merger agreement to the effective time of the merger, and unless otherwise provided in the merger agreement or consented to in writing by Extendicare, we and our subsidiaries are required to conduct operations only in the ordinary course of business consistent with past practice and to use commercially reasonable efforts to do the following:

•	preserve intact the business organization;

•	use, operate, maintain and repair all real property, leased property, tangible personal property, buildings, improvements and other assets in a normal business manner consistent with past practices;

•	keep available the services of present officers and key employees;

•	preserve the goodwill of business relationships; and

•	conduct the business with suppliers, customers, creditors and others in a manner which our board of directors determines, in good faith, is in the best interests of us and our subsidiaries.

      From the date of the merger agreement to the effective time of the merger, we have agreed, with limited exceptions, that neither we nor any of our subsidiaries will do any of the following, except as expressly contemplated by the merger agreement or otherwise consented to in writing by Extendicare:

•	adopt any amendment to the articles of incorporation or bylaws or comparable organizational documents;

•	issue, reissue or sell additional shares of capital stock of any class, or shares convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible shares or capital stock, other than the issuance of shares of our common stock pursuant to outstanding stock options;

•	declare, set aside or pay any dividend or other distributions with respect to capital stock;

•	split, combine, subdivide, reclassify or directly or indirectly redeem, purchase or otherwise acquire, recapitalize or reclassify any shares of capital stock, or liquidate in whole or in part;

•	enter into any new, or amend any existing, employment related agreement or employee benefit plan;

•	sell, lease, transfer or assign any assets other than for a fair consideration in the ordinary course of business and other than the disposition of obsolete or unusable property;

•	enter into, accelerate, terminate, modify in any material respect or cancel any contract that involves consideration or other expenditure in excess of $100,000, consideration or other expenditure in excess of $30,000 annually and is not terminable at our will within three years without penalty, or the referral of residents to or by us;

•	make any capital expenditure in excess of $1,500,000;

•	delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business;

•	cancel, compromise, waive or release any right or claim not covered by the reserves or accruals relating to such claim in our June 30, 2004 balance sheet in excess of $50,000 or that is outside the ordinary course of business;

•	enter into any contract or agreement with any of our affiliates except for transactions in the ordinary course of business upon commercially reasonable terms;

•	incur, assume or guarantee any long-term debt or incur or assume any short-term debt;

•	enter into, assume or modify any leases or management contracts;

•	make any loans, advances or capital contributions to, or investments in, any person except in the ordinary course of business or between or among us and our wholly-owned subsidiaries; or

•	agree in writing or otherwise to take any of the foregoing actions.

Preparation of Proxy Statement; Stockholders’ Meeting

      Subject to the potential receipt of any superior acquisition proposal for Assisted Living and the exercise by our board of directors of its fiduciary duties with respect to a termination of the merger agreement, the merger agreement provides that we will prepare, and work with the SEC to clear, an appropriate proxy statement and duly call, give notice of, convene and hold the special meeting of our stockholders to which the proxy statement relates to consider and approve the merger agreement and the merger and shall solicit proxies in favor thereof. The merger agreement provides that, subject to certain limitations, the proxy statement will include the recommendation of our board of directors that the stockholders adopt the merger agreement and approve the merger.

Access to Information; Confidentiality

      From the date of the merger agreement to the effective time of the merger, we have agreed to give representatives of Extendicare at reasonable times, during normal business hours, access to all of our and our subsidiaries’ premises, properties, personnel, books, records, contracts and documents. All information so furnished will be subject to the confidentiality agreement entered into between Extendicare and us on July 7, 2004, as amended.

Solicitation of Transactions

      From the date of the merger agreement until the effective time of the merger or until the earlier termination of the merger agreement, we have agreed not to, and will not direct, authorize or permit any of our officers, directors, employees, consultants, representatives and other agents to, directly or indirectly take any of the following actions:

•	initiate, solicit, encourage or facilitate any prospective purchaser or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, an acquisition proposal;

•	participate in any discussions or negotiations with, or furnish or disclose any nonpublic information to, any person or group of persons in connection with any acquisition proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations; or

•	accept an acquisition proposal or enter into any agreement or agreement in principle providing for or relating to an acquisition proposal or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations under the merger agreement.

      Commencing on the date of the merger agreement, we and our representatives were required to immediately cease any discussions or negotiations, if any, with any other parties that may be ongoing as of the date hereof with respect to any acquisition proposal. We were also required to request that each person who had executed a confidentiality agreement in connection with its consideration of acquiring Assisted Living or any portion thereof to return or destroy all confidential information that had been furnished to such person by us or on our behalf.

      If at any time prior to obtaining approval of the merger by our stockholders,

•	we and our representatives have otherwise complied with the obligations under the merger agreement’s no solicitation provision and we have received an unsolicited written acquisition proposal from a third party that our board of directors or the special committee believes in good faith to be bona fide;

•	our board of directors or the special committee determines in good faith, after consultation with its outside legal counsel and after taking into account the advice of its independent financial advisors, that:

•	the person or group of persons submitting such acquisition proposal is reasonably capable of consummating such acquisition proposal taking into account the legal, financial, regulatory and other aspects of such acquisition proposal, and

•	such acquisition proposal constitutes or could reasonably be expected to result in a superior acquisition proposal; and

•	after consultation with its outside legal counsel, our board of directors or the special committee determines in good faith that taking such action is necessary for our board of directors or the special committee to comply with its fiduciary duties under applicable law, then the Company may:

•	furnish information with respect to the person or group of persons making such acquisition proposal, and

•	participate in discussions or negotiations with the person or group of persons making such acquisition proposal regarding such acquisition proposal,

as long as prior to furnishing any such information or participating in any such discussions or negotiations, we

•	provide written notice to Extendicare the identity of the person or group of persons making such acquisition proposal and the material terms and conditions thereof and we receive from such person or group of persons an executed confidentiality agreement containing terms no less restrictive than the terms of the Confidentiality Agreement, dated as of July 7, 2004, as amended, between us and Extendicare, and

•	furnish such information to Extendicare.

      Under the merger agreement, an acquisition proposal is defined as any inquiry, proposal or offer received after the date of the merger agreement from any person or group of persons relating to the following:

•	any direct or indirect acquisition or purchase of our assets or assets of our subsidiaries that constitutes 20% or more of the net revenues, net income or assets of Assisted Living and our subsidiaries, taken as a whole, or 10% or more of our outstanding common stock, or 20% or more of any class of equity securities of any of our material subsidiaries;

•	any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 10% or more of the outstanding shares of our common stock or 20% or more of any class of equity securities of any of our material subsidiaries;

•	any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Assisted Living or any of our material subsidiaries; or

•	any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the merger or which would reasonably be expected to dilute materially the benefits to Extendicare of the transactions contemplated by the merger agreement.

      Neither our board of directors nor any committee thereof shall, directly or indirectly, withdraw or propose to withdraw (or, in either case, modify in a manner adverse to Extendicare and Alpha Acquisition), the approval, recommendation or declaration of advisability by such board of directors or any such committee thereof of the merger agreement, the merger or the other transactions contemplated by the merger agreement unless, prior to obtaining approval of the merger by our stockholders, our board of directors or any committee thereof determines in good faith, after consultation with outside legal counsel, that taking such action is necessary to comply with its fiduciary duties under applicable law.

      Neither our board of directors nor any committee thereof shall, directly or indirectly, approve, adopt or recommend, or propose to approve, adopt or recommend, or allow Assisted Living or any of our subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, an acquisition proposal unless it has received an unsolicited, bona fide and written acquisition proposal that is submitted after the date of the merger agreement and prior to obtaining approval of the merger by our stockholders and:

•	we, along with our representatives, have otherwise complied with the obligations under the merger agreement’s no solicitation provision;

•	we provide Extendicare with written notice at least five business days prior to any meeting of our board of directors at which such board of directors will consider whether such acquisition proposal constitutes a superior acquisition proposal, during which five-business day period we shall cause our financial and legal advisors to negotiate in good faith with Extendicare in an effort to make such adjustments in the terms and conditions of the merger agreement as would enable us to proceed with the transactions contemplated in the merger agreement on such adjusted terms;

•	notwithstanding any such negotiations with Extendicare and adjustments to the merger agreement, our board of directors makes the determination necessary for such acquisition proposal to constitute a superior acquisition proposal;

•	our board of directors determines in good faith, after having taken into account the advice of its outside legal counsel, that taking such action is necessary for our board of directors to comply with its fiduciary duties under applicable law;

•	we do not approve or recommend or enter into a definitive agreement with respect to such acquisition proposal at any time before the day that is the fifth business day after Extendicare receives written notice from us stating that our board of directors has determined that such acquisition proposal constitutes a superior acquisition proposal; and

•	on the date of the approval or recommendation of, or execution of a definitive agreement with respect to, any such superior acquisition proposal, we make the payments required to be made as discussed under “Fees and Expenses; Termination Fee” beginning on page 53.

      From and after the date of the merger agreement, we have agreed to do the following:

•	keep Extendicare generally informed on a reasonably prompt basis of the status of and material developments respecting any solicitations, inquiries, proposals and/or negotiations;

•	provide to Extendicare as soon as practicable after receipt or delivery thereof with copies of all written acquisition proposals sent or provided to us from any person; and

•	provide the required notice to Extendicare of any intent to take any of the actions described in the foregoing paragraph or to terminate this Agreement because our board of directors approved, adopted or recommended, or we entered into a definitive agreement with respect to, a permitted alternative agreement.

Directors’ and Officers’ Indemnification and Insurance

      The merger agreement provides that all rights of indemnification and exculpation from liability for acts and omissions occurring at or prior to the effective time of the merger (including the advancement of funds for expenses) of our current and former directors, officers, employees and agents, including those of our subsidiaries, as provided in their respective charters, bylaws or indemnification agreements disclosed to Extendicare, shall survive the merger and for six years after the effective time of the merger and shall not be amended, repealed or modified in any manner that would adversely affect such rights, unless otherwise required by law or with the consent of each affected party.

      For six years after the effective time of the merger, the surviving corporation shall maintain officers’ and directors’ insurance for acts and omissions occurring at or prior to the effective time of the merger and covering those persons who are currently covered by our existing officers’ and directors’ insurance policies, on terms no less advantageous to the covered parties than our existing insurance coverage. However, the surviving corporation is not required to pay an annual premium in excess of $1,050,000, and if the provision of existing officers’ and directors’ insurance expires or is terminated during the six-year period, the surviving corporation shall obtain the greatest amount of coverage for the remainder of the period for a premium on an annualized basis of not more than $1,050,000.

      If the surviving corporation or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity or transfers all or substantially all of its properties and assets to any entity, the surviving or transferee entity shall assume the indemnification and insurance obligations discussed above.

Consents and Approvals

      We have agreed with Extendicare and Alpha Acquisition to cooperate with one another to determine whether any filing with any governmental entity is required in connection with the merger and to seek to timely obtain any such consents. Further, the parties have agreed to use their commercially reasonable efforts to file any notifications of the merger required under the HSR and to respond on a timely basis to all requests for additional information. We have also agreed with Extendicare and Alpha Acquisition to cooperate in making all such filings or responses in connection with the merger. Extendicare and Alpha Acquisition have agreed to take commercially reasonable actions to permit the merger to be consummated as promptly as possible without challenge by the Federal Trade Commission or the Department of Justice.

Public Announcements

      We have agreed with Extendicare and Alpha Acquisition to obtain approval from the other party before issuing any press release or making any other public announcement pertaining to the merger, except as may be required by applicable law or any listing agreement concerning its publicly-traded securities, in which case the party proposing to issue the press release or announcement shall use its commercially reasonable effort to advise the other party before any such issuance and to limit any disclosures to those required under such applicable law or agreement.

Employee Benefits Matters

      After the effective time of the merger, the surviving corporation and its subsidiaries will honor, in accordance with their terms, all existing employment, severance, consulting and salary continuation agreements between Assisted Living or our subsidiaries and any of their current or former officers, directors, employees or consultants. For one year following the effective time of the merger, the surviving corporation will not materially and adversely alter the benefits available to the employees of Assisted Living and our subsidiaries as of the date of the execution of the merger agreement, other than modifications to any employee benefit plans required by law, made in the ordinary course of business consistent with past practice or with respect to any equity-based compensation. To the extent permitted under applicable laws, each employee of Assisted Living and our subsidiaries will be given credit for all service with Assisted Living or our subsidiaries under all employee benefit plans and arrangements maintained by the surviving corporation and its subsidiaries in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual (other than in any defined benefit pension plan), including for purposes of determining short-term and long-term disability benefits, severance benefits, vacation benefits and benefits under any retirement plan.

Conditions to Completing the Merger

      Conditions to Extendicare’s and Alpha Acquisition’s Obligations. The obligations of Extendicare and Alpha Acquisition to complete the merger are subject to the satisfaction or waiver (where permitted by law) of the following conditions:

•	as of the closing of the merger, our representations and warranties shall be true and correct, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, does not have, and would not be reasonably expected to have, a material adverse effect, and we shall provide an officers’ certificate to Extendicare and Alpha Acquisition regarding the truthfulness and completeness of those representations and warranties;

•	we shall have performed and complied with all of our obligations required to be performed by it under the merger agreement on or prior to the closing date of the merger;

•	the merger agreement must have been adopted, and the merger approved, at a special meeting of our stockholders by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote;

•	there shall not have been any change in or effect on the business, results of operations, assets, financial condition or liabilities of Assisted Living or any of our subsidiaries since June 30, 2004 that in the aggregate equals or exceeds 5% of the aggregate amount of the merger consideration;

•	no action, suit or proceeding before any governmental entity shall have been commenced or threatened, and no investigation by any governmental entity shall have been commenced against Assisted Living, Extendicare, Alpha Acquisition, any of their affiliates, officers or directors seeking to restrain, prevent or change the merger, or questioning the validity or legality of the merger, or seeking damages in connection with, or imposing any condition on, the merger;

•	we must have received the resignations of all of our directors and all of the directors of our subsidiaries, or such persons shall have otherwise been removed;

•	we must provide an officers’ certificate regarding the satisfaction of the foregoing conditions;

•	any applicable waiting periods under the HSR shall have expired or been terminated; and

•	all authorizations, consents and approvals and all material licenses, registrations, certifications and accreditations of governmental entities (other then lenders under financing agreements) required to consummate the transactions contemplated by the merger agreement or necessary for the lawful conduct of the business of Assisted Living and our subsidiaries upon consummation of the merger shall have been received.

      Conditions to Assisted Living’s Obligation. Our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	as of the closing of the merger, each of the representations and warranties of Extendicare and Alpha Acquisition qualified as to materiality shall be true and correct and all other representations and warranties not so qualified shall be true and correct in all material respects, and Extendicare and Alpha Acquisition shall each provide us an officer’s certificate regarding the truthfulness and completeness of those representations and warranties;

•	Extendicare and Alpha Acquisition shall have performed, and complied with, all of the obligations required to be performed by them under the merger agreement in all material respects on or prior to the closing date of the merger, including payment of the merger consideration to the paying agent;

•	no action, suit or proceeding before any governmental entity shall have been commenced or threatened, and no investigation by any governmental entity shall have been commenced against Assisted Living, Extendicare, Alpha Acquisition, any of their affiliates, officers or directors seeking to restrain, prevent or change the merger, or questioning the validity or legality of the merger, or seeking damages in connection with, or imposing any condition on, the merger;

•	Extendicare and Alpha Acquisition must provide an officers’ certificate regarding the satisfaction of the foregoing conditions;

•	the merger agreement must have been adopted, and the merger approved, at a special meeting of our stockholders by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote;

•	any applicable waiting periods under the Hart-Scott-Rodino Act shall have expired or been terminated; and

•	all authorizations, consents and approvals of governmental entities, other than those the failure of which to obtain would not reasonably be expected to have a material adverse effect, shall have been received.

      Any or all of the conditions to the closing of the merger that have not been satisfied may be waived by the parties, other than conditions that are required by law (such as (i) that the merger agreement shall be adopted by the holders of a majority of the outstanding shares of our common stock entitled to vote, (ii) that all material required governmental consents, actions, filings or notices shall have been made, obtained or effected and (iii) that no governmental order or law shall be in effect that prevents or restricts the merger).

Termination

      The merger agreement may be terminated and the merger abandoned prior to the effective time of the merger as follows:

•	we and Extendicare may terminate the merger agreement by mutual written consent at any time prior to the closing of the merger, in each case duly authorized by their respective board of directors;

•	we or Extendicare may terminate the merger agreement if approval of the merger is not obtained from our stockholders;

•	we may terminate the merger agreement, at any time prior to obtaining approval of the merger from our stockholders, if our board of directors has approved, adopted or recommended, or we have executed or entered into a definitive agreement with respect to, a superior acquisition proposal;

•	Extendicare may terminate the merger agreement if any of the following have occurred:

•	we, or any of our representatives, violate in any material manner any of the no solicitation provisions of the merger agreement;

•	we enter into any agreement, letter of intent or similar document contemplating or otherwise relating to any acquisition proposal or permitted alternative agreement;

•	our board of directors or any committee thereof either:

•	makes an adverse recommendation change, or publicly proposed to make an adverse recommendation change, or shall have approved or recommended or publicly proposed to approve or recommend to our stockholders an acquisition proposal or a permitted alternative agreement, or

•	fails to reaffirm publicly and unconditionally its recommendation to our stockholders that they approve the merger agreement and the merger, which public reaffirmation must be made within ten business days after Extendicare’s written request to do so; or

•	an acquisition proposal is publicly announced and we fail to issue a press release announcing its opposition to such acquisition proposal within ten business days after such acquisition proposal is announced;

•	we may terminate the merger agreement if prior to the effective time of the merger, there shall have occurred, on the part of Extendicare or Alpha Acquisition, a material breach of any representation, warranty, covenant or agreement contained in the merger agreement which is not curable or, if curable, is not cured within thirty days after written notice of such breach is given by us to Extendicare, except, in any case, such failures which are not reasonably like to adversely affect the ability of Extendicare or Alpha Acquisition to consummate the merger;

•	Extendicare may terminate the merger agreement if prior to the effective time of the merger, there shall have occurred, on our part, a material breach of any representation, warranty, covenant or agreement contained in the merger agreement which is not curable or, if curable, is not cured within thirty days after written notice of such breach is given by Extendicare to us, except, in any case, such failures which are not reasonably like to adversely affect our ability to consummate the merger;

•	we or Extendicare may terminate the merger agreement if there has been a failure of satisfaction of one of its respective conditions to closing set forth in the merger agreement; and

•	we or Extendicare may terminate the merger agreement if the closing of the merger shall not have occurred on or before February 28, 2005 (unless the failure to close results primarily from the party that elects to terminate because it has breached any covenant contained in the merger agreement), although either we or Extendicare may elect to extend such date by no more than thirty days if the condition relating to obtaining required governmental approvals has not been satisfied by such date.

Fees and Expenses; Termination Fee

      Subject to certain exceptions, each party will pay all fees and expenses incurred by it in connection with the merger agreement and the merger. We will pay all costs for the printing and mailing of this proxy statement and all fees of the Securities and Exchange Commission related to the merger.

      We have agreed to pay Extendicare a fee of $6,000,000 and to reimburse Extendicare for certain documented out-of-pocket fees and expenses in the aggregate not to exceed $2,000,000 if the merger is terminated for the following reasons:

•	by us if, at any time prior to obtaining approval of the merger from our stockholders, our board of directors has approved, adopted or recommended, or we have executed or entered into a definitive agreement with respect to, a superior acquisition proposal;

•	by Extendicare if any of the following have occurred:

•	we, or any of our representatives, violate in any material manner any of the no solicitation provisions of the merger agreement;

•	we enter into any agreement, letter of intent or similar document contemplating or otherwise relating to any acquisition proposal or superior acquisition proposal;

•	our board of directors or any committee thereof either:

•	makes an adverse recommendation change, or publicly proposed to make an adverse recommendation change, or shall have approved or recommended or publicly proposed to approve or recommend to our stockholders an acquisition proposal or a superior acquisition proposal, or

•	fails to reaffirm publicly and unconditionally its recommendation to our stockholders that they approve the merger agreement and the merger, which public reaffirmation must be made within ten business days after Extendicare’s written request to do so; or

•	an acquisition proposal is publicly announced and we fail to issue a press release announcing our opposition to such acquisition proposal within ten business days after such acquisition proposal is announced;

•	by us or Extendicare if either approval of the merger is not obtained from our stockholders or the closing of the merger shall not have occurred on or before February 28, 2005 (or as extended pursuant to the terms of the merger agreement), and

•	at any time after the date of the merger agreement and prior to such termination, an acquisition proposal shall have been publicly announced or otherwise publicly communicated to our stockholders generally, and

•	prior to the twelve month anniversary of such termination, we enter into a definitive agreement with respect to an acquisition proposal or an acquisition proposal is consummated.

      We have also agreed to reimburse Extendicare for certain documented out-of-pocket fees and expenses in the aggregate not to exceed $2,000,000 because the merger agreement is terminated by Extendicare if, prior to the effective time of the merger, there shall have occurred, on our part, a material breach of any representation, warranty, covenant or agreement contained in the merger agreement which is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Extendicare to us, except, in any case, such failures which are not reasonably like to adversely affect our ability to consummate the merger.

      Extendicare has agreed to reimburse us for certain documented out-of-pocket fees and expenses in the aggregate not to exceed $2,000,000 because the merger agreement is terminated by us if, prior to the effective time of the merger, there shall have occurred, on the part of Extendicare or Alpha Acquisition, a material breach of any representation, warranty, covenant or agreement contained in the merger agreement which is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by us to Extendicare, except, in any case, such failures which are not reasonably like to adversely affect the ability of Extendicare or Alpha Acquisition to consummate the merger.

Amendment

      The merger agreement may be amended only by written agreement of Extendicare, Alpha Acquisition and us at any time prior to the effective time of the merger. After the merger agreement is adopted by our stockholders, no amendment shall be made in any manner that by law requires further approval by our stockholders without first obtaining such further stockholder approval.

Assignment

      No party to the merger agreement may assign any of its rights, interests or obligations under the merger agreement without the prior written consent of the non-assigning parties.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

      Our common stock is traded on the OTC Bulletin Board under the symbol “ASLC.” The high and low closing prices of our common stock, as reported by the OTC Bulletin Board, were as follows for the quarterly periods indicated. The OTC Bulletin Board market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. As of November 11, 2004, there were approximately 6,548,405 holders of our common stock. Since January 1, 2002, we have not declared or paid any cash dividends on our common stock.

Year Ended December 31, 2002	High	Low

Fiscal Quarter Ended March 31, 2002	$3.20	$2.50
Fiscal Quarter Ended June 30, 2002	$3.65	$3.00
Fiscal Quarter Ended September 30, 2002	$3.25	$2.65
Fiscal Quarter Ended December 31, 2002	$3.50	$2.75

Year Ended December 31, 2003	High	Low

Fiscal Quarter Ended March 31, 2003	$4.05	$2.95
Fiscal Quarter Ended June 30, 2003	$5.75	$3.50
Fiscal Quarter Ended September 30, 2003	$8.25	$5.10
Fiscal Quarter Ended December 31, 2003	$9.00	$5.52

Year Ending December 31, 2004	High	Low

Fiscal Quarter Ended March 31, 2004	$9.50	$8.25
Fiscal Quarter Ended June 30, 2004	$10.90	$7.10
Fiscal Quarter Ended September 30, 2004	$12.60	$10.30
Fiscal Quarter Ending December 31, 2004 (through November 11, 2004)(1)	$18.15	$11.56

(1)	The highest stock price during this quarter occurred after we announced the execution of the merger agreement on November 4, 2004. On November 3, 2004, the last trading day before the announcement of the execution of the merger agreement, the closing price of our common stock was $14.95 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table shows how many shares of our common stock are beneficially owned as of November 11, 2004 by each director, our chief executive officer and our other four most highly compensated executive officers, referred to as the Named Executive Officers in this proxy statement, all directors and the Named Executive Officers as a group, and each holder of 5% or more of our common stock.

	Number of Shares	Number of Shares
	Owned (including	that May be
	shares that may be	Acquired Within
	acquired within	60 Days Through	Percentage of
	60 days through	Option	Outstanding
Name and address of Beneficial Owner(1)	option exercises)	Exercises(2)	Common Stock(3)

W. Andrew Adams(4)	557,214	2,055	8.5
Mark Holliday	—	2,055	*
Steven D. Scheiwe	—	—	*
Leonard Tannenbaum(5)	68,117	2,055	1.1
Stephen Feinberg(6)	1,063,321	—	16.2
450 Park Avenue, 28th Floor New York, New York 10022
Bruce Toll(7)	1,795,161	—	27.4
3103 Philmont Avenue Huntingdon Valley, Pennsylvania 19006
Center Healthcare, Inc.(8)	1,452,794	—	22.2
7610 N. Stemmons Freeway Dallas, Texas 75247
Steven L. Vick	—	98,092	1.5
Linda Martin	15	44,420	*
Edward A. Barnes	—	11,386	*
Sandra Petersen(9)	—	9,999	*
Matthew Patrick(10)		—	*
7108 Lavendale Avenue Dallas, Texas 75230
MacKenzie Patterson Fuller, Inc.(11)	436,327	—	6.7
All directors and Named Executive Officers as a group (9 persons)	625,346	170,062	12.4

*	Less than one percent.

(1)	Except as otherwise noted, the address of the directors and Named Executive Officers is in care of Assisted Living Concepts, Inc., 1349 Empire Central, Suite 900, Dallas, Texas 75247. Each director and Named Executive Officer has sole voting and depository power with respect to the shares of common stock listed.

(2)	Includes shares of common stock subject to options exercisable within 60 days after November 11, 2004.

(3)	Percentage of class is based on total shares of 6,548,405, of which 6,491,164 are outstanding as of November 11, 2004, together with applicable options for stockholders. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of November 11, 2004 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

(4)	Mr. W. Andrew Adams is the Chairman of the Board of National Health Investors, Inc. (“NHI”). NHI is the holder of 557,214 shares of our common stock, and NHI has the sole power to vote and dispose of these shares.

(5)	Mr. Tannenbaum is the son-in-law of Bruce Toll.

(6)	As reported on Form 4 filed with the SEC on November 10, 2004. Mr. Stephen Feinberg in his capacity as the managing member of Cerberus Associates, LLC, the general partner of Cerberus Partners, LP, and as the investment manager for each of Cerberus International, Ltd., Cerberus Institutional, Ltd. and the Funds, possesses the sole power to vote and the sole power to direct the disposition of the following shares of common stock: 200,471 held by Cerberus Partners, LP; 510,141 shares held by Cerberus International, Ltd.; 192,701 shares held by Cerberus Institutional, LTD; and 160,008 shares held in the aggregate by certain private investments funds.

(7)	As reported on Schedule 13D/ A filed with the SEC on June 14, 2004. Of the 1,795,161 shares beneficially owned by Mr. Toll, 1,049,686 are held by BET Associates, L.P., a Delaware limited partnership (“BET”), 120,094 shares are held by BRU Holdings Company, Inc., LLC, a Delaware limited liability company (“BRU”), and 625,381 shares are held by Mr. Toll. Mr. Toll is the sole member of BRU, and BRU is the sole general partner of BET. Mr. Toll, individually and through BRU and BET, has sole voting power and power to dispose of the 625,381 shares held by Mr. Toll, the 1,049,686 shares held by BET and the 120,094 shares held by BRU. BRU, individually and through BET, has sole voting power and power to dispose of the 1,049,686 shares held by BET and the 120,094 shares held by BRU. BET has sole voting power and power to dispose of the 1,049,686 shares held by it.

(8)	As reported on Schedule 13D/ A filed with the SEC on May 3, 2004. Center Healthcare, Inc. and Healthcare Holdings, Inc., a wholly-owned subsidiary of Center Healthcare, Inc., jointly claim beneficial ownership of the shares.

(9)	Ms. Petersen ceased to be an executive officer of Assisted Living, effective as of July 18, 2004 but she remains employed with Assisted Living.

(10)	Mr. Patrick ceased to be an executive officer of Assisted Living, effective as of January 1, 2004.

(11)	Based on information provided on Schedule 13G filed with the SEC on November 12, 2004. The Assisted Living securities are owned by an affiliated fund managed by MacKenzie Patterson Fuller, Inc. (“MPF”). MPF is the beneficial owner of the shares.

FUTURE STOCKHOLDER PROPOSALS

      Rule 14a-8 under the Exchange Act provides that certain stockholder proposals must be included in our proxy statement for our annual meeting. We will hold an annual meeting in 2005 if the merger is not completed. If such annual meeting is held, for a proposal submitted pursuant to Rule 14a-8 to be considered for inclusion in next year’s proxy statement, it must be received by us at a reasonable time before we begin to print and mail our proxy materials for our annual meeting and must otherwise comply with the applicable provisions of the Exchange Act and our bylaws.

      Among other requirements, Article II, Section 2 of our bylaws contains an advance notice provision which provides that for a stockholder proposal to be brought before and considered at the next annual meeting of stockholders or any other annual meeting, written notice of the proposal to our secretary must be delivered to or mailed and received at our principal executive offices no less than 50 days nor more than 75 days prior to the annual meeting. In the event that less than 60 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice must be received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting is mailed or public disclosure is made, whichever is earlier.

OTHER MATTERS

      As of the date of this proxy statement, our board of directors knows of no other business to be presented at the special meeting. Under our bylaws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or any adjournments or postponements thereof, that we do not know, a reasonable time before the mailing of this proxy statement, will be presented at the special meeting, it is the intention of the persons named in the proxy to vote on such matters in their sole discretion. If we become aware, a reasonable time before the mailing of this proxy statement, of any other business to be presented at the special meeting, the persons named in the proxy will not exercise their discretionary authority to vote on such matters.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

      Our stockholders may read and copy any reports, statements or other information filed by us at the Securities and Exchange Commission public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Office of the Securities and Exchange Commission: The Woolworth Building, 233 Broadway, New York, New York, 10279. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission located at: http://www.sec.gov.

      You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                     , 200 . You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

      This proxy statement contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this proxy statement are forward-looking statements.

      Although we believe that the expectations reflected in such statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions in the merger agreement, such as our failure to obtain required stockholder approval or the occurrence of events that would have a material adverse effect on us or cause a material adverse change to our business or financial condition as described in the merger agreement. Additional risks and uncertainties relating to our operations include our ability to control costs and improve operating margins, our ability to increase occupancy, our ability to increase our revenue at a pace which exceeds expense inflation, our ability to operate our residences in compliance with evolving regulatory requirements, the degree to which our future operating results and financial condition may be affected by a reduction in Medicaid reimbursement and our ability to extend or renegotiate our current debt agreements. Please refer to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for a more extensive discussion of factors that could cause actual results to differ materially from our expectations.

ANNEX A

Execution Copy

PLAN OF MERGER

and
ACQUISITION AGREEMENT
by and among
EXTENDICARE HEALTH SERVICES, INC.,
ALPHA ACQUISITION, INC.
and
ASSISTED LIVING CONCEPTS, INC.
November 4, 2004

A-i

A-ii

PLAN OF MERGER AND ACQUISITION AGREEMENT

      This PLAN OF MERGER AND ACQUISITION AGREEMENT (this “Agreement”) is entered into as of November 4, 2004 by and among EXTENDICARE HEALTH SERVICES, INC., a Delaware corporation (the “Buyer”); ALPHA ACQUISITION, INC., a Nevada corporation and a wholly-owned subsidiary of the Buyer (“Alpha Acquisition”) having its principal office at 111 West Michigan Street, Milwaukee, Wisconsin 53203 (the Buyer and Alpha Acquisition are referred to herein collectively as the “Acquiring Companies” and individually as an “Acquiring Company”); and ASSISTED LIVING CONCEPTS, INC., a Nevada corporation (the “Company”) having its principal office at 1349 Empire Central, Suite 900, Dallas, Texas 75247. The Acquiring Companies and the Company are referred to collectively herein as the “Parties” and individually as a “Party.” Capitalized terms used herein shall have the meanings set forth therefor in Annex A.

RECITALS:

      A. The respective boards of directors of the Acquiring Companies and the Company have approved this Agreement and the merger of Alpha Acquisition with and into the Company (the “Merger”), in accordance with Chapter 92A of the Nevada Revised Statutes (the “Nevada Act”) and upon the terms and subject to the conditions hereof, whereby each Share issued and outstanding prior to the Merger will be converted into the right to receive the Per Share Merger Consideration provided for herein.

      B. The board of directors of the Company has determined that the Merger is fair to and in the best interests of the Company and its stockholders.

      C. The Acquiring Companies and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

      Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree that the foregoing recitals are true and correct and further agree as follows:

ARTICLE 1

THE MERGER

      1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Act, Alpha Acquisition shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Alpha Acquisition shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) as a corporation incorporated and existing under the laws of the State of Nevada under the name “Assisted Living Concepts, Inc.”, and the Surviving Corporation shall succeed to and assume all of the rights and obligations of Alpha Acquisition and shall continue to hold all rights and obligations of the Company as in effect prior to the Merger, all in accordance with the Nevada Act.

      1.2     The Closing. The closing of the Merger (the “Closing”) shall take place on a date to be specified by the Parties (the “Closing Date”), which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, at the offices of Andrews Kurth LLP in Houston, Texas, unless another date or place is agreed to in writing by the Parties.

      1.3     Effective Time. Subject to the provisions of this Agreement, the Company and Alpha Acquisition shall file with the Secretary of State of the State of Nevada Articles of Merger (the “Articles of Merger”) executed in accordance with the relevant provisions of the Nevada Act and shall make all other filings or recordings required under the Nevada Act to effect the Merger as soon as practicable on or before the Closing Date. The Merger shall become effective at such time as the Articles of Merger are duly filed with and accepted by the Secretary of State of the State of Nevada, or at such later time as the Acquiring Companies and the Company shall agree and shall specify in the Articles of Merger (the “Effective Time”).

      1.4     Effect of the Merger. The Merger shall have the effects set forth in this Agreement, the Articles of Merger and the Nevada Act. Without limiting the generality of the foregoing, and subject to the Nevada Act and to any other applicable laws, at the Effective Time, all of the properties, rights, privileges, powers, franchises and licenses of Alpha Acquisition shall vest in the Surviving Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred; all debts, liabilities, obligations, restrictions and duties of Alpha Acquisition shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation; all properties, rights, privileges, powers, franchises and licenses of the Company shall remain and continue in the Company, as the Surviving Corporation, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred; and all debts, liabilities, obligations, restrictions and duties of the Company shall remain and continue as debts, liabilities, obligations, restrictions and duties of the Company, as the Surviving Corporation.

      1.5     Effect on Capital Stock. By virtue of the Merger and without any action on the part of any holder of the Shares or the holder of the shares of common stock of Alpha Acquisition, as of the Effective Time:

(a) Common Stock. Each share of common stock, par value $1.00 per share, of Alpha Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Conversion of the Company Shares. Each Share issued and outstanding as of the Effective Time (other than any Shares (i) held by the Acquiring Companies, (ii) held by any wholly-owned Subsidiary of the Acquiring Companies, (iii) in the treasury of the Company or (iv) held by any wholly-owned Subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares) shall automatically be converted into the right to receive US$18.50 in cash (the “Per Share Merger Consideration”). The aggregate amount of the Per Share Merger Consideration in respect of all Shares entitled thereto, and the aggregate amount payable to holders of Stock Options pursuant to Section 1.10, are collectively referred to as the “Merger Consideration.”

(c) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who was entitled to demand, and has validly demanded, dissenter’s rights in accordance with Section 92A of the Nevada Act (the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s dissenter’s rights under the Nevada Act but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the Nevada Act. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s dissenter’s rights, then each of such holder’s Shares shall be treated as a Share that had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration in accordance with Section 1.5(b).

(d) Cancellation of Shares. As of the Effective Time, all Shares that are issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any Shares outstanding immediately prior to the Effective Time being converted into the right to receive the Per Share Merger Consideration pursuant to Section 1.5(b) (each a “Certificate” and collectively, the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive a cash amount equal to the Per Share Merger Consideration multiplied by the number of Shares formerly represented by the Certificate, to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 1.9(b).

      1.6     Articles of Incorporation and Bylaws of the Surviving Corporation. From the Effective Time until thereafter amended as provided by law, the articles of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Corporation.

      1.7     Directors and Officers.

      (a) The directors of Alpha Acquisition immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

      (b) From and after the Effective Time, the officers of the Company shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

      1.8     Assets, Liabilities, Reserves and Accounts. At the Effective Time, the assets, liabilities, reserves and accounts of Alpha Acquisition and the Company shall be taken up on the books of the Surviving Corporation in such manner as may be appropriate to give effect to the Merger in accordance with GAAP.

      1.9     Exchange of Certificates.

      (a) Paying Agent; Payment of Merger Consideration. Prior to the Effective Time, the Buyer shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration for the benefit of the Stockholders and the Option Holders. On or before the Closing, the Buyer shall deposit (or cause to be deposited) the Merger Consideration (such cash consideration being hereinafter referred to as the “Merger Fund”) with the Paying Agent for the benefit of the Stockholders and the Option Holders. The Merger Fund shall not include Per Share Merger Consideration for any Dissenting Shares, and the holders of Dissenting Shares shall not be entitled to receive payment of the Per Share Merger Consideration related to such Dissenting Shares from the Merger Fund. The Paying Agent shall, pursuant to irrevocable instructions of the Buyer given on the Closing Date, transfer to the Surviving Corporation such amount as is necessary to pay the Option Holders all amounts due to them under Section 1.10 and to make other payments of the Merger Consideration out of the Merger Fund. The Merger Fund shall not be used for any other purpose.

      (b) Exchange Procedures. Promptly after the Effective Time (but not later than five (5) Business Days after the date on which the Effective Time occurs), the Buyer shall cause the Paying Agent to mail or deliver to each Person who was, at the Effective Time, a holder of record of Shares and whose Shares are being converted into the right to receive the Per Share Merger Consideration pursuant to Section 1.5(b) a letter of transmittal (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall otherwise be in a form and have such other provisions as the Buyer may reasonably specify) containing instructions for use by holders of Certificates to effect the exchange of their Certificates for the Per Share Merger Consideration as provided herein. As soon as practicable after the Effective Time, each holder of an outstanding Certificate or Certificates shall, upon surrender to the Paying Agent of such Certificate or Certificates and such letter of transmittal duly executed and completed in accordance with the instructions thereto (together with such other documents as the Paying Agent may reasonably request) and acceptance thereof by the Paying Agent (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares on a book-entry account statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of Shares)), be entitled to an amount of cash (payable by check) equal to the Per Share Merger Consideration multiplied by the number of Shares formerly represented by such Certificate or Certificates. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If cash is to be remitted to a Person other than the Person in whose name the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.9(b), at any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the Per Share Merger Consideration upon such surrender as contemplated by Section 1.5. No interest shall be paid or shall accrue on any cash payable as Per Share Merger Consideration.

      (c) No Further Ownership Rights in Shares Exchanged for Cash. All cash paid upon the surrender for exchange of Certificates formerly representing Shares in accordance with the terms of this Article 1 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, then they shall be cancelled and exchanged as provided in this Article 1.

      (d) Termination of Merger Fund. Any portion of the Merger Fund which remains undistributed to the holders of Certificates for twelve (12) months after the Effective Time shall be delivered to the Buyer, and any holders of Certificates who have not theretofore complied with this Article 1 shall thereafter look only to the Buyer for payment of the Merger Consideration, subject to escheat and abandoned property and similar laws.

      (e) No Liability. None of the Parties or the Paying Agent shall be liable to any Person in respect of any cash from the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (f) Investment of Merger Fund. The Paying Agent shall invest any cash in the Merger Fund, as directed by the Buyer; provided, however, that such investments shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investments shall be paid to the Buyer.

      (g) Withholding Rights. The Buyer or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as the Buyer or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by the Buyer or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Buyer or the Paying Agent.

      (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Buyer, the posting by such Person of a bond in such reasonable amount as the Buyer may require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration payable pursuant to this Agreement.

      1.10     Effect of the Merger on Stock Options.

      (a) Vesting of Stock Options. Subject to the applicable provisions of the Stock Plan, at, or immediately prior to, the Effective Time, the board of directors of the Company or any committee administering the Stock Plan shall take all actions necessary, and obtain all consents necessary, if any, so that all outstanding Stock Options heretofore granted under the Stock Plan shall become fully vested and exercisable at the Effective Time and shall be cancelled in exchange for the right to receive a cash payment from the Acquiring Companies of an amount equal to (i) the excess, if any, of (x) the Per Share Merger Consideration over

(y) the exercise price per share of the Shares subject to such Stock Option, multiplied by (ii) the number of Shares for which such Stock Option shall not theretofore have been exercised. Promptly after the Effective Time (but not later than five (5) business days after the date on which the Effective Time occurs), the Acquiring Companies shall pay the Option Holders the cash payments specified in this Section 1.10(a).

      (b) Termination of the Stock Plan. The Stock Plan shall terminate as of the Effective Time, and the provisions in any other agreement, arrangement or benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company in connection with such Stock Plan shall be of no further force and effect as of the Effective Time, and the Company shall take such actions to ensure that following the Effective Time no Option Holder or any participant in or a party to the Stock Plan or other agreement, arrangement or benefit plan shall have any right thereunder to acquire any capital stock or any interest in respect of any capital stock of the Surviving Corporation.

      (c) Withholding Rights. The Acquiring Companies will be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 1.10 to any Option Holder such amounts as the Acquiring Companies are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by the Acquiring Companies, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Option Holder in respect of which such deduction and withholding was made by the Acquiring Companies.

      1.11     Stockholders’ Meeting.

      (a) If required by the Company’s articles of incorporation and/or any other applicable laws in order to consummate the Merger, the Company, acting through its board of directors, shall, in accordance with applicable laws:

(i) promptly prepare and file with the SEC a preliminary information or proxy statement relating to the Merger and this Agreement and (x) obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with the Buyer, respond promptly to any comments made by the SEC with respect to the preliminary information or proxy statement and, subject to compliance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and SEC rules and regulations promulgated thereunder, cause a notice of a special meeting and a definitive information or proxy statement (the “Proxy Statement”) to be mailed to the Stockholders no later than the time required by applicable laws and the articles of incorporation and bylaws of the Company, and (y) subject to Section 4.7, seek to obtain the necessary approvals of the Merger and this Agreement by the Stockholders;

(ii) duly call, give notice of, convene and hold a special meeting of the Stockholders (the “Stockholders’ Meeting”) as soon as practicable after the date on which the Proxy Statement has been mailed to the Stockholders for the purpose of considering and taking action upon the Merger and this Agreement; and

(iii) subject to Section 4.7, include in the Proxy Statement the recommendation of the Company’s board of directors that the Stockholders vote in favor of the approval of the Merger and the adoption of this Agreement.

      (b) If, at any time prior to the Stockholders’ Meeting, any event shall occur relating to the Company or the transactions contemplated by this Agreement that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly notify in writing the Buyer of such event. In such case, the Company, with the cooperation of the Buyer, shall promptly prepare, file with the SEC and mail such amendment or supplement.

      (c) The Acquiring Companies shall furnish to the Company the information relating to the Acquiring Companies required under the Exchange Act and SEC rules and regulations promulgated thereunder to be set forth in the Proxy Statement and any amendments or supplements thereto.

      (d) The Company shall consult with the Buyer with respect to the Proxy Statement, and any amendments or supplements thereto, and shall afford the Buyer reasonable opportunity to comment thereon prior to finalization of the Proxy Statement. The Company agrees to notify the Buyer at least three (3) Business Days prior to the mailing of the Proxy Statement, or any amendments or supplements thereto, to the Stockholders.

      (e) The Buyer agrees that it will (i) vote, or cause to be voted, all of the Shares, if any, owned by it and (ii) take, or cause to be taken, all corporate actions necessary for it to adopt and approve the Merger and this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

OF THE ACQUIRING COMPANIES

      Each Acquiring Company hereby jointly and severally represents and warrants to the Company that the statements contained in this Article 2 are true and correct as of the date of this Agreement:

      2.1     Organization. Each Acquiring Company is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation and has all corporate powers and authority required to own, lease and operate its respective properties and carry on its respective businesses as now conducted. Each Acquiring Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified has not had, and would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Acquiring Company.

      2.2     Authority. Each Acquiring Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Acquiring Company and the consummation by each Acquiring Company of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of the Buyer and Alpha Acquisition and, immediately after the execution and delivery of this Agreement, will be duly and validly authorized and approved, by the sole stockholder of Alpha Acquisition, and no other corporate proceedings on the part of either Acquiring Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Acquiring Company and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each Acquiring Company enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

      2.3     Noncontravention; Required Filings and Consents. Neither the execution and the delivery of this Agreement by either of the Acquiring Companies, nor the consummation of the transactions contemplated hereby by either of the Acquiring Companies, will violate any statute, regulation, law, rule, injunction, judgment, order, decree or ruling of any Governmental Entity to which either Acquiring Company is subject, or contravene or conflict with any provision of their respective charters or bylaws, except any such violation, contravention or conflict that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Acquiring Company. Except for (i) the filings contemplated by Section 1.3, (ii) the notification filing required under the Hart-Scott-Rodino Act, (iii) any filings required to be made with the SEC and (iv) the filing of any required notices, applications or other filings with any Governmental Entities related to the Company Permits or to the Company’s and/or its Subsidiaries’ continued participation in any Governmental Entities’ third party payor programs (the “Medicaid Waiver Programs”), neither Acquiring Company is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any Governmental Entity in order to consummate the transactions contemplated by this Agreement.

      2.4     Advisors’ and Brokers’ Fees. The Acquiring Companies will pay all fees and charges of any advisor or broker retained by them in connection with the transactions contemplated by this Agreement.

      2.5     Sufficient Funds. The Acquiring Companies have, and at all times will continue to have, sufficient funds available to pay the Merger Consideration (including the consideration payable pursuant to Section 1.10 hereof) and to perform their other obligations pursuant to this Agreement. The Acquiring Companies have identified on Schedule 2.5 the source of funds to be used for the Merger Consideration, and no financing approvals or consents are needed with respect to the availability of such funds for the purposes intended therefor pursuant to this Agreement.

      2.6     No Share Ownership. As of the date of this Agreement, neither of the Acquiring Companies beneficially owns (as such term is defined in Rule 13d-3 of the Exchange Act) any Shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

      The Company represents and warrants to the Acquiring Companies that, except as set forth in Schedules 3.1 to 3.23, inclusive, (the “Company Disclosure Schedules”) that correspond with the Sections of this Article 3, the statements contained in this Article 3 are true and correct as of the date of this Agreement; provided, however, that the mere inclusion of an item on the Company Disclosure Schedules as an exception to a representation or warranty shall not be deemed to be an admission by the Company that such item is or was material or is or was required to be disclosed thereon. Any matter disclosed, or as to which any exception is made, in any item on the Company Disclosure Schedules shall constitute an exception to each representation and warranty under this Agreement where the applicability of the disclosed matter or circumstance to the representation or warranty in question is reasonably apparent.

      3.1     Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all corporate powers and authority required to own, lease and operate its properties and carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A complete and correct list of every jurisdiction in which the Company and each of its Subsidiaries are incorporated or qualified to do business as a foreign corporation is set forth on Schedule 3.1. The Company has made available to the Buyer correct and complete copies of its articles of incorporation and bylaws as amended to date. The Company is not in default under, or in violation of, the provisions of its articles of incorporation or bylaws.

      3.2     Subsidiaries. All Subsidiaries of the Company, and holders of their respective outstanding capital stock or other equity interests, are identified on Schedule 3.2. Each Subsidiary of the Company is a corporation or limited partnership duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has all corporate or partnership powers and authority required to own, lease and operate its properties and carry on its business as now conducted. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to the Buyer complete and correct copies of the charter, certificate of limited partnership, bylaws, partnership agreement or other organizational or similar charter-type documents, each as amended to date, of each of its Subsidiaries. No Subsidiary of the Company is in default under, or in violation of, the provisions of its respective charter, certificate of limited partnership, bylaws, partnership agreement or other similar organizational or similar charter-type documents.

      3.3     Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Company’s board of directors, and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than the approval and adoption of the Merger and this Agreement by the Stockholders to the extent required by the Company’s articles of incorporation and by applicable laws). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by the Acquiring Companies, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

      3.4     Noncontravention; Required Filings and Consents. Neither the execution and the delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, will (a) contravene or conflict with any provision of the articles of incorporation or bylaws of the Company or (b) violate any statute, regulation, law, rule, injunction, judgment, order, decree or ruling of any Governmental Entity to which the Company is subject, except in the case of the foregoing clause (b) any such violation that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for (i) the filings contemplated by Section 1.3, (ii) the notification filing required under the Hart-Scott-Rodino Act, (iii) any filings required to be made with the SEC and (iv) any filings required to be made with any Governmental Entities related to the Company Permits or to the Company’s and/or its Subsidiaries’ continued participation in any Governmental Entities’ Medicaid Waiver Programs, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity (other than lenders under financing arrangements) in order to consummate the transactions contemplated by this Agreement.

      3.5     Capitalization. The entire authorized capital stock of the Company is as set forth on Schedule 3.5, and no Shares other than those reflected on such Schedule as being currently outstanding have been issued since January 1, 2002. There are no bonds, debentures, notes or other indebtedness having general voting rights similar to the voting rights of the Shares (or convertible into Shares having such rights) (“Voting Debt”) of the Company or any of the Subsidiaries of the Company issued and outstanding. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments of any character, relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries, except for the Stock Options set forth on Schedule 3.5 (which Schedule includes the grant date and exercise price of each Stock Option). Except as contemplated by this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or the capital stock or other equity interests of the Company or any of its Subsidiaries. All of the outstanding Shares are, and all Shares which may be issued pursuant to the exercise of outstanding Stock Options will be (when issued in accordance with the respective terms thereof), duly authorized, validly issued, fully paid and nonassessable, and such Shares were not issued in violation of any laws. Each of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and was not issued in violation of any laws, and such shares are owned by the Company or by another Subsidiary of the Company free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind. To the Company’s Knowledge, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company.

      3.6     Contracts. Schedule 3.6 contains, as of the date of this Agreement, a complete and accurate listing of all Contracts that (i) involve consideration or other expenditure in excess of $100,000, (ii) involve consideration or other expenditure in excess of $30,000 annually and are not terminable at the will of the Company within three years without penalty, and (iii) involve the referral of residents to or by the Company. The Company has made available to the Buyer true and correct copies of all such Contracts. There are no existing breaches or defaults by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party to a Contract, under any Contract, other than breaches or defaults which would not have a Material Adverse Effect and, to the Knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice or both, could reasonably be expected to constitute a breach or default of any Contract, other than breaches or defaults which would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any stockholders’ rights agreement or similar anti-takeover agreement.

      3.7     Insurance. Set forth on Schedule 3.7 is a complete and correct list of all policies of fire, liability, product liability, professional liability, environmental impairment, workers compensation, health, medical, director and officer liability and other forms of insurance presently in effect with respect to the business and properties of the Company and its Subsidiaries (each a “Policy” and collectively, the “Policies”). The Company has made available to the Buyer true and correct copies of all of the Policies. The Company and each of its Subsidiaries is, and has been continuously since January 1, 2002, insured with the insurers listed on Schedule 3.7. Neither the Company nor any Subsidiary of the Company has received any notice of cancellation or termination with respect to any material Policy of the Company or any of its Subsidiaries. The Company and its Subsidiaries have duly and timely made all claims that they have been entitled to make under each Policy, other than such claims, the failure of which to make has not had, and could not reasonably be expected to have, a Material Adverse Effect. There is no claim pending by the Company or any of its Subsidiaries under any Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policies, and, to the Knowledge of the Company, there is no basis for denial of any claim under any Policy as a result of the applications and information provided by the Company to obtain such Policies. Neither the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing any Policy that insurance rates therefore will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such Policy.

      3.8     Financial Statements; Fees.

      (a) Financial Statements. The Company has made available to the Buyer the audited balance sheets, statements of operations/income, statements of stockholders’ equity and statements of cash flows, including the notes thereto, of the Company as of and for the fiscal years ended December 31, 2002 and 2003 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods. As of the date of the Company’s financial statements filed with its most recent Quarterly Report on Form 10-Q (the “Report Date”), neither the Company nor any of its Subsidiaries had any liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise) that are required to be reflected, disclosed or reserved against in a balance sheet prepared in accordance with GAAP that were not reflected, disclosed or reserved against in the Financial Statements, the Company SEC Documents or otherwise disclosed on Schedule 3.8(a).

      (b) Fees. Set forth on Schedule 3.8(b) is a complete and correct list of all payments (including the dollar amounts thereof) that are required to be paid, or may be paid, to directors, officers, employees, representatives or other agents of the Company (other than payments to be made pursuant to Section 1.10 in respect of Stock Options) as a result of the Company’s execution of this Agreement or the consummation of the Merger, including fees, severance payments (whether containing a single or double trigger relating to any change in control) and other similar payments.

      3.9     SEC Filings. Available in the SEC’s online EDGAR database is a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 2002 (the “Company SEC Documents”), which are all of the documents that the Company was required to file with the SEC since January 1, 2002. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      3.10     Certain Events. Except as otherwise disclosed in the Company SEC Documents, since December 31, 2003 to the date of this Agreement, there has not been any Material Adverse Change. In addition, since June 30, 2004, the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practices and there has not been, directly or indirectly, any:

(a) capital expenditure by the Company or any of its Subsidiaries, in any single transaction or series of transactions relating to a single project, exceeding $1.5 million;

(b) destruction, damage to, or loss of any assets of the Company or any of its Subsidiaries exceeding $1.5 million;

(c) change in accounting methods, principles or practices (including, without limitation, any change in depreciation or amortization policies) by the Company and its Subsidiaries, except insofar as such changes are (i) required by a change in GAAP or (ii) not required to be disclosed by GAAP;

(d) sale or transfer of any assets of the Company or its Subsidiaries having a value in excess of $1.5 million, in any single transaction or series of related transactions;

(e) employment agreement or agreements entered into by the Company or any Subsidiary of the Company pursuant to which the employee is employed otherwise than at will;

(f) payment or granting by the Company or any of its Subsidiaries of any increase in compensation to any director or executive officer of the Company or, except as consistent with past practices, any employee of the Company or its Subsidiaries;

(g) granting by the Company or any of its Subsidiaries to any of its respective directors, executive officers or employees of any increase in severance or termination pay, except as required under employment, severance or termination agreements or plans in effect prior to the date of this Agreement;

(h) adoption or increase in payments to, or benefits under, any of the Benefit Plans of the Company;

(i) declaration or payment of any dividend or any other distribution in respect of the Company’s capital stock or any direct or indirect redemption, purchase or other acquisition of any such stock of the Company; or

(j) agreement or commitment to do any of the things described in the preceding clauses (a) through (i).

      3.11     Property.

      (a) A complete and accurate list of all of the real property owned by the Company and its Subsidiaries is set forth on Schedule 3.11(a)(collectively, the “Owned Real Property”).

      (b) A complete and accurate list of all of the real property that is leased by the Company and its Subsidiaries is set forth on Schedule 3.11(b) (collectively, the “Leased Real Property”) (the Owned Real Property and the Leased Real Property are collectively referred to herein as the “Property”).

      (c) The Company and its Subsidiaries have good and marketable title to all of their non-leased machinery, equipment, furniture and other tangible assets located on the Property (“Tangible Property”), except those subject to Permitted Liens. To the actual knowledge of the chief executive officer, chief operating officer and chief financial officer of the Company, the Tangible Property located on the Property is in good operating condition and repair, reasonable wear and tear excepted.

      (d) To the actual knowledge of the chief executive officer, chief operating officer and chief financial officer of the Company, all of the buildings and improvements located on the Property are structurally sound, and all mechanical, electrical, heating, air conditioning, drainage, sewer, water and plumbing systems are in proper working order, reasonable wear and tear excepted, and are usable in the ordinary course of business and adequate and suitable for their intended use.

      (e) There are no contracts or options to sell the Owned Real Property or any portion of the Owned Real Property which have been executed by the Company and its Subsidiaries.

      (f) The Company has made available to the Acquiring Companies true and correct copies of all of the leases, including all amendments to such leases, under which the Company has possession of the Leased Real Property (the “Leases”).

      (g) There is no action or proceeding instituted or pending, or to the Knowledge of the Company, threatened or contemplated for eminent domain or for condemnation of the Property.

      (h) The Company or one of its Subsidiaries has fee title to the Owned Real Property and a leasehold interest in the Leased Real Property, as provided in the applicable Lease, in each case, free and clear of all liens, encumbrances and defects, except for (i) liens, encumbrances, defects, exceptions, easements, rights of way, restrictions, covenants, claims or other similar charges, which have not, individually or in the aggregate, had a Material Adverse Effect, (ii) taxes or assessments, special or otherwise, not due and payable or being contested in good faith, (iii) standard exceptions which would be contained in an ALTA Form extended coverage owner’s policy of title insurance (or the locally available form of title insurance policy, as applicable), (iv) rights of parties in possession, including residents, beauticians and physical therapists, (v) any discrepancies, conflicts or boundary lines, shortages in area, encroachments, or any other facts which an accurate survey would disclose, the existence of which have not materially interfered with the continued use of the Property consistent with the current use thereof, (vi) matters referred to in Schedule 3.11(h) and (vii) any exceptions to title contained in a title policy listed on Schedule 3.11(h) (collectively, (i) through (vii), the “Permitted Liens”).

      (i) Except for those matters that do not have, and would not reasonably be expected to have, a Material Adverse Effect: (i) all activities and operations of the Company and its Subsidiaries since January 1, 2002 have been and are being conducted in compliance with all Hazardous Substances Laws; (ii) since January 1, 2002, the Company has not received any written notice from any Governmental Entity or other Person that there exists any violation of any Hazardous Substances Laws associated with the Company or its Subsidiaries, their properties, activities or operations; (iii) there are no Hazardous Substances present on, in or under the Property, and no discharge, spillage, uncontrolled loss, seepage or filtration of Hazardous Substances has occurred on, in or under the Property since January 1, 2002; (iv) there is no condition on the Property for which the Company or any of its Subsidiaries has an obligation to undertake any remedial action pursuant to Hazardous Substances Laws; and (v) there are no underground storage tanks currently, or historically, located on, at or under the Property. For purposes hereof, “Hazardous Substances” means, without limitation (1) those substances included within definitions of any one or more of the terms “Hazardous Substance,” “Hazardous Waste,” “Toxic Substance” and “Hazardous Material” in the CERCLA, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq., the Toxic Substance Control Act, as amended, 15 U.S.C. § 2601, et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq., the Clean Water Act, as amended, 42 U.S.C. § 1251, et seq., the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq., the Occupational Safety and Health Act, as amended, 29 U.S.C. § 651, et seq. (insofar as it relates to employee health and safety in relation to exposure to Hazardous Substances) and any other local, state, federal or foreign laws or regulations related to the protection of public health or the environment (collectively, “Hazardous Substances Laws”); (2) such other substances, materials, pollutants, contaminants or wastes as are or become regulated under or are classified as hazardous or toxic under any Hazardous Substances Laws; and (3) any materials, pollutants, contaminants, wastes or substances that can be defined as (A) petroleum products or wastes; (B) asbestos; (C) polychlorinated biphenyl; (D) flammable or explosive; (E) radioactive; or (F) toxic.

      (j) To the Knowledge of the Company, the Company and its Subsidiaries have obtained, and are in substantial compliance with, all permits necessary for their current activities and operations under any and all Hazardous Substances Laws.

      (k) Neither the Company nor any of its Subsidiaries have paid since January 1, 2002 any civil or criminal fines, penalties, judgments or other amounts in excess of $5,000 relating to alleged failure to comply with Hazardous Substances Laws.

      (l) To the Knowledge of the Company, no polychlorinated biphenyls or substances containing polychlorinated biphenyls (“PCBs”), nor any asbestos or materials containing asbestos are present in the structures or equipment utilized by the Company or its Subsidiaries, and, to the Knowledge of the Company, any such PCBs or asbestos previously present in or on such structures or equipment that were removed by the Company or its Subsidiaries were disposed of in accordance with all Hazardous Substances Laws.

      (m) The Company has not received any notice since January 1, 2002 from any Governmental Entity that the Company, its Subsidiaries, their activities or operations, the Property or any condition existing thereon violates any Hazardous Substances Laws applicable to the Property in any material respect, which condition remains uncured.

      (n) There is no litigation pending or, to the best of the Company’s Knowledge, threatened against the Property that would, if adversely determined, have a Material Adverse Effect.

      (o) The chief executive officer of the Company has evidence that a general contractor was used in connection with the construction of at least 90 of the Properties.

      3.12     Compliance with Laws.

      (a) The Company and its Subsidiaries are in compliance with all laws and ordinances and all governmental rules and regulations to which they are subject, except where the failure to comply with such laws, ordinances, rules and regulations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have not received notice of any material violation or alleged violation of, and are subject to no material liability (whether accrued, absolute, contingent, direct or indirect) for any past or continuing violation of any laws. All material reports, registrations and returns required to be filed by the Company and its Subsidiaries with any Governmental Entity have been filed, and were accurate and complete in all material respects when filed.

      (b) The Company and its Subsidiaries receive payment under state Medicaid Waiver Programs and are “providers” under certain agreements with state Medicaid Waiver Programs through applicable state agencies. There is no pending, nor, to the Knowledge of the Company, threatened proceeding, recoupment action, vendor hold, stop payment, investigation or similar action under the Medicaid Waiver Programs involving the Company or any of its Subsidiaries. The Company and its Subsidiaries, their employees, agents, contractors and stockholders have not engaged since January 1, 2002 in any activities which are prohibited under the federal anti-kickback statute, the Stark law, 42 U.S.C. §§ 1320a-7a, 1320a-7b or 1395nn, respectively, or the regulations promulgated thereunder, or related or similar state or local statutes or regulations, or which are prohibited by rules of professional conduct, including (i) knowingly and willfully making or causing to be made any false statement or representation of a fact in any application for any benefit or payment; (ii) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment; or (iii) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, or offering to receive such remuneration in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by the Medicaid Waiver Programs, or in return for purchasing, leasing or ordering or arranging for, or recommending, purchasing, leasing or ordering any good, facility service, or item for which payment may be made in whole or in part by the Medicaid Waiver Programs. The Company and its Subsidiaries, and their employees and agents, have conducted the Company’s and its Subsidiaries’ business in substantial compliance with the requirements of the Medicaid Waiver Programs, insofar as applicable, and of the applicable state law. The Company and its Subsidiaries make no representation or warranty under this Section 3.12 as to their compliance with laws, ordinances, regulations or rules regulating environmental matters, Company Permits, tax matters and benefit plans and arrangements (which representations and warranties are limited to those set forth in Sections 3.11, 3.13, 3.14 and 3.16, respectively).

      3.13     Company Permits. The Company and its Subsidiaries hold all of the permits, licenses, variances, exemptions, orders, franchises, authorizations, rights, registrations, certifications, accreditations and approvals of Governmental Entities (collectively, the “Company Permits”) that are necessary for the lawful conduct of the businesses of the Company and its Subsidiaries, except for any such Company Permit the failure of which to have would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Set forth on Schedule 3.13 is a complete and accurate list of all of the principal operating Company Permits that are required to operate an assisted living facility (i.e., other than incidental Company Permits such as those for food service, fire extinguishers and fire suppression systems). All Company Permits are in full force and effect as of the date of this Agreement. The Company and its Subsidiaries are in substantial compliance with the terms of all Company Permits. Since January 1, 2002, none of the Company or any of its Subsidiaries has received any notice of any action pending or, to the Knowledge of the Company, threatened by any Governmental Entities to revoke, withdraw, modify, restrict or suspend any Company Permit or fine the Company or any of its Subsidiaries, and no event has occurred which, with or without the giving of notice, the passage of time, or both, has resulted in, or could reasonably be expected to result in, a revocation, withdrawal, modification, restriction or suspension of any Company Permit or imposition of a fine against the Company or any of its Subsidiaries, except for any such events that have not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries make no representations or warranties under this Section 3.13 as to permits or licenses relating to environmental matters, which representations and warranties are limited to those set forth in Section 3.11.

      3.14     Tax Matters. With respect to the Company and its Subsidiaries: (a) all reports, returns, statements (including estimated reports, returns or statements), and other similar filings required to be filed on or before the Closing Date by the Company (the “Tax Returns”) with respect to any Taxes have been timely filed, and were accurate and complete in all material respects when filed, with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed, except where the failure to so file would not have a Material Adverse Effect; (b) all Taxes owed by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid, except for Taxes as set forth on the Company’s balance sheet dated as of the Report Date or which are not yet due and payable; (c) none of the forgoing Tax Returns contain any position which is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provision of state, local or foreign Tax law); (d) no Tax deficiencies have been proposed or assessed by any Tax authority against the Company or any of its Subsidiaries, except where such deficiencies would not have a Material Adverse Effect; (e) neither the Company nor any of its Subsidiaries are liable for any Taxes of any other Person other than the Company and its Subsidiaries; (f) the Company has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any income Tax; (g) the Company is not a party to any income Tax allocation or sharing agreement; and (h) there are no requests for rulings in respect of any income Tax pending between the Company and any Tax authority.

      3.15     Litigation. As of the date of this Agreement, there are no actions, lawsuits, claims, proceedings, investigations or inquiries, whether civil, criminal or administrative (“Litigation”), pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, their respective businesses or any of their assets, or, to the Knowledge of the Company and if and to the extent that the Company is, through indemnity or otherwise, liable therefor, any of the Company’s current or former directors or officers or any other Person whom the Company has agreed to indemnify, as such, in such amounts as, individually or in the aggregate, would have a Material Adverse Effect. As of the date of this Agreement, there is no Litigation pending or, to the Knowledge of the Company, threatened, against the Company by any

Person that questions the legality, validity or propriety of this Agreement or the Merger. There are no outstanding orders, judgments, injunctions, awards, or decrees of any Governmental Entity against the Company or any of its Subsidiaries, any of their properties, assets or businesses, or, to the Knowledge of the Company, any of the Company’s current or former directors or officers or any other Person whom the Company has agreed to indemnify, as such, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      3.16     Benefit Plans and Arrangements.

      (a) Schedule 3.16 lists all employee benefit plans (within the meaning of Section 3(3) of ERISA), and other material similar funds, policies, arrangements, practices and programs, including individual agreements (individually, a “Benefit Plan,” and collectively, the “Benefit Plans”), which are established, contributed to or maintained by the Company and/or one or more of its Benefits Affiliates (as defined in the following sentence) for the benefit of any of their current or former employees or directors of the Company. The term “Benefits Affiliates” shall mean (i) any corporation which is a member of a controlled group of corporations (as defined in section 414(b) of the Code), which includes the Company, (ii) any trade or business (whether or not incorporated) that is under common control (as defined is section 414(c) of the Code) with the Company, (iii) any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in section 414(m) of the Code), which includes the Company and (iv) any other entity required to be aggregated with the Company pursuant to the regulations issued under Section 414(o) of the Code.

      (b) The Company has made available to the Acquiring Companies true, correct and complete copies of: (i) all documents embodying each Benefit Plan, including all amendments thereto, (ii) the most recent annual report (Form Series 5500) filed with respect to each Benefit Plan for which such filing is required, including all schedules and other attachments thereto, and (iii) the most recent actuarial valuation for each Benefit Plan which is subject to the minimum funding requirements of section 412 of the Code.

      (c) With respect to all such Benefit Plans, the Company has made (or, as of the Closing Date, will make) all contributions thereto which it has accrued on its Financial Statements as a liability.

      (d) The Benefit Plans and provisions thereof, the trusts created thereby, the operation of the Benefit Plans and the actions of any fiduciaries with respect to the Benefit Plans are (and since January 1, 2002 have been) in material compliance with, and conform (and since January 1, 2002 have conformed) in all material respects to, the requirements of applicable provisions of the Code, ERISA and other applicable statutes and governmental rules and regulations, and each Benefit Plan has been administered in accordance with its terms.

      (e) Neither the Company nor any Benefits Affiliate has any material plan termination or withdrawal liability with respect to any Benefit Plan that is (i) a defined benefit pension plan subject to Title IV of ERISA, (ii) a plan subject to the requirements of Code Section 412 or 4971, or (iii) a multiemployer pension plan, as that term is defined in sections 4001(a)(3) and 3(37) of ERISA; and if any such plan were to be terminated as of the Closing Date, no assets of the Company or any Benefits Affiliate would be subject, directly or indirectly, to any liability, contingent or otherwise, or the imposition of any lien under the Code or ERISA; and no “reportable event” (as defined in Section 4043 of ERISA) or an event described in Section 4062 or 4063 of ERISA has occurred with respect to any such plan; and no such plan has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived.

      (f) With respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a “Welfare Plan”), (i) each Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deductions and (ii) any Welfare Plan that is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies, and has complied since January 1, 2002, in all material respects with the requirements of Part 6 of Title I of ERISA and Section 4980B of the Code.

      (g) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened with respect to any Benefit Plan or against the assets of any Benefit Plan.

      (h) Each Benefit Plan which is intended to be a qualified plan under Code Section 401(a) has received a determination letter that takes into account the so-called “GUST” amendments.

      (i) Other than as may be required under Sections 601 through 609 of ERISA or under any applicable state continuation law, neither the Company, any Benefits Affiliate or any Benefit Plan provides, or has any obligation to provide, or contribute toward the cost of, post-retirement welfare benefits with respect to any employees, including post-retirement medical, dental, prescription drug, life insurance, severance or any other similar benefit, whether provided on an insured or self-insured basis.

      (j) Except as provided in Section 1.10, the consummation of the transactions contemplated by this Agreement will not (i) accelerate the time of payment or vesting, or increase the amount of compensation due to any employee or director, (ii) increase the amount of any benefit otherwise payable under any Benefit Plan or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

      (k) Neither the Company nor any Benefits Affiliate are parties to any contract, agreement or arrangement which provides for the payment of compensation for which such entities would not be entitled to claim a deduction for federal income tax purposes through the operation of Sections 162(m) or 280G or any other provision of the Code.

      (l) Neither the Company nor any Benefits Affiliate have been involved in any transaction that could cause the Company or any current Benefits Affiliate to be subject to any liability under section 4069 or 4212(c) of ERISA.

      3.17     Security Interests. Schedule 3.17 accurately sets forth all security interests or liens to which the Company’s assets are subject.

      3.18     Labor. The Company is not a party to, or otherwise bound by, any collective bargaining agreement. Since January 1, 2002, the Company has not experienced any strikes or been engaged in any disputes regarding collective bargaining or unfair labor practices.

      3.19     Board Recommendation. The board of directors of the Company, at a meeting duly called and held on November 4, 2004, has, upon the recommendation of a special committee (the “Special Committee”) formed for the purpose of representing the Company in connection with the possible transactions contemplated hereby and any alternatives thereto, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and the Stockholders and has approved the same and (ii) resolved to recommend that the Stockholders adopt this Agreement and approve the Merger.

      3.20     Opinion of Financial Advisor. The board of directors of the Company has received the opinion of Jefferies & Company, Inc., dated November 4, 2004, to the effect that, as of such date, the Per Share Merger Consideration to be received by the Stockholders pursuant to this Agreement is fair from a financial point of view to such Stockholders, and such opinion has not been withdrawn or materially and adversely modified since its issuance.

      3.21     Brokers or Finders. The Company represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except for Jefferies & Company, Inc., whose fees and expenses shall, prior to the Closing Date, be paid by the Company in accordance with the Company’s agreements with such firm or accrued on the books and records of the Company.

      3.22     Inapplicability of Anti-takeover Defense Provisions. Subject to the accuracy of the representation of the Acquiring Companies set forth in Section 2.6, the Company’s board of directors has taken all such actions as may be necessary to ensure that, as of the date of this Agreement and at all times on or prior to the Effective Time, Sections 78.411 through 78.444 of the Nevada Act, as well as any other anti-takeover defense provisions contained in the Company’s articles of incorporation or bylaws or the Nevada Act are, and shall be, inapplicable to this Agreement and to the Merger.

      3.23     Rights Agreement. Neither the execution nor the delivery of this Agreement nor the consummation of the Merger will result in a “Distribution Date” (as defined in the Rights Agreement). The Company has irrevocably taken all actions necessary to make the Rights inapplicable to this Agreement and the Merger.

ARTICLE 4

PRE-CLOSING COVENANTS

      The Parties agree as follows with respect to the period from the date of this Agreement through the Closing:

      4.1     Notices and Consents. The Parties agree to work together in a cost effective and expeditious manner to give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, and approvals of the Stockholders and Governmental Entities in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties shall file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its commercially reasonable efforts to obtain a waiver from the applicable waiting period, and shall make any further filings pursuant thereto that may be necessary in connection therewith.

      4.2     Responsibility of Acquiring Companies in Connection with Antitrust Matters. In addition to their other obligations pursuant to this Article 4, the Acquiring Companies, jointly and severally, covenant and agree that, in the event early termination of the waiting period is not granted under the Hart-Scott-Rodino Act, or the waiting period under such Act does not expire without extension, or in any respect the Merger is challenged by the Federal Trade Commission or the Antitrust Division of the United States Department of Justice, then in such event, the Acquiring Companies shall take commercially reasonable actions to permit the Merger to be consummated as promptly as is possible without challenge by any such authority.

      4.3     Conduct of the Business of the Company and its Subsidiaries. Except as required by this Agreement or with the prior written consent of the Buyer (which shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice and shall use its commercially reasonable efforts, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to, (i) preserve intact the business organization of the Company and each of the Subsidiaries, (ii) use, operate, maintain and repair all of its Property, Tangible Property, buildings, improvements and other assets in a normal business manner consistent with past practices, (iii) keep available the services of its and their present officers and key employees, (iv) preserve the goodwill of those having business relationships with the Company and/or its Subsidiaries and (v) conduct the business with suppliers, customers, creditors and others having business relationships with the Company and/or its Subsidiaries in a manner which the board of directors of the Company determines, in good faith, is in the best interests of the Company and/or its Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise required or contemplated by this Agreement or set forth in Schedule 4.3, the Company shall not, and shall not permit any of its Subsidiaries to, prior to the Effective Time, without the prior written consent of the Buyer (which shall not be unreasonably withheld, delayed or conditioned):

(a) adopt any amendment to its articles of incorporation or bylaws or comparable organizational documents;

(b) issue, reissue or sell or authorize the issuance, reissuance or sale of additional shares of capital stock of any class, or shares convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible shares or capital stock, other than the issuance of Shares pursuant to Stock Options outstanding on the date of this Agreement;

(c) declare, set aside or pay any dividend or other distribution (whether in cash, shares, or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any wholly-owned Subsidiary of the Company;

(d) except as contemplated by Section 1.10, split, combine, subdivide, reclassify or directly or indirectly redeem, purchase or otherwise acquire, recapitalize or reclassify, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other shares or liquidate in whole or in part;

(e) except for (A) increases in salary, wages and benefits of non-executive officers or employees of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, (B) increases in salary, wages and benefits granted to officers and employees of the Company or its Subsidiaries in conjunction with new hires in the ordinary course of business consistent with past practice, or (C) increases in salary, wages and benefits to employees of the Company or its Subsidiaries pursuant to collective bargaining agreements entered into in the ordinary course of business consistent with past practice, (i) increase the compensation or fringe benefits payable or to become payable to its directors, officers or key employees (whether from the Company or any of its Subsidiaries), (ii) pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units), (iii) grant any severance or termination pay to directors, officers or other employees (except pursuant to existing agreements, plans or policies and as required by such agreements, plans or policies), (iv) enter into or modify any employment or severance agreement with any director, officer or other key employee of the Company or any of its Subsidiaries or (v) establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock or Benefit Plans for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable laws or regulations or as contemplated by Section 1.10;

(f) (i) sell, lease, transfer or assign any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business and other than the disposition of obsolete or unusuable property; (ii) enter into any Contract (other than purchase and sales orders in the ordinary course of business in accordance with past practice) that involves (A) consideration or other expenditure in excess of $100,000, (B) consideration or other expenditure in excess of $30,000 annually and are not terminable at the will of the Company within three years without penalty, or (C) the referral of residents to or by the Company; (iii) accelerate, terminate, modify in any material respect, or cancel any Contract (other than purchase and sales orders and other than in the ordinary course of business in accordance with past practice) that involves (A) consideration or other expenditure in excess of $100,000, (B) consideration or other expenditure in excess of $30,000 annually and are not terminable at the will of the Company within three years without penalty, or (C) the referral of residents to or by the Company; (iv) make any capital expenditure (or series of related capital expenditures) in excess of $1.5 million (unless such expenditure is identified in the current business plan of the Company as disclosed to the Acquiring Companies) or that is outside the ordinary course of business; (v) delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business; (vi) cancel, compromise, waive or release any right or claim (or series of related rights and claims) not covered by the reserves or accruals relating to such claim in the Company’s balance sheet dated the Report Date in excess of $50,000 or that is outside the ordinary course of business; or (vii) enter into any contract or agreement with any Affiliate of the Company except for transactions in the ordinary course of business upon commercially reasonable terms;

(g) (i) incur or assume any long-term debt or incur or assume any short-term debt, except that the Company and its Subsidiaries may incur or assume debt in the ordinary course of business consistent with past practice under existing lines of credit; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

(iii) enter into, assume or modify any leases or management contracts; or (iv) make any loans, advances or capital contributions to, or investments in, any other Person, including officers and directors of the Company or any Subsidiary of the Company, except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly-owned Subsidiary of the Company and the Company or another wholly-owned Subsidiary of the Company; or

(h) agree in writing or otherwise to take any of the foregoing actions.

      4.4     Access. Upon reasonable advance notice, the Company shall permit representatives of the Buyer to have access at reasonable times during normal business hours, and in a manner so as not to interfere with the normal business operations of the Company, to the Company’s or any of its Subsidiaries’ premises, properties, personnel, books, records (including Tax records), contracts and documents.

      4.5     Confidentiality Agreement. The Confidentiality Agreement, dated as of July 7, 2004, as amended, between the Buyer and the Company (the “Confidentiality Agreement”) shall be deemed amended by the execution of this Agreement to allow the Acquiring Companies to disclose the terms and conditions and other facts with respect to the Merger and the Evaluation Material (as defined in the Confidentiality Agreement) to (i) any Governmental Entities whose approval or consent is necessary or advisable in connection with this Agreement and/or the Merger and (ii) any representatives, agents or employees of the Acquiring Companies who need to know such information for purposes of preparing for the operation of the Company following consummation of the Merger, subject to the recipients’ confidentiality agreements, where appropriate. Except for the foregoing amendments, the Confidentiality Agreement shall remain in full force and shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby or hereby.

      4.6     Further Actions. The Parties agree to use their commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the Merger by the Closing Date; notwithstanding the foregoing, nothing set forth in this Section 4.6 shall diminish in any respect the Acquiring Companies’ obligations under Section 4.2 above.

      4.7     No Solicitation.

      (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7 (and the payments, if any, required to be made in connection with such termination pursuant to Section 4.8(b) have been made), the Company will not, and will not direct, authorize or permit any of its officers, directors, employees, consultants, representatives and other agents, including, but not limited to, investment bankers, attorneys and accountants (collectively, the “Representatives”), to, directly or indirectly, (i) initiate, solicit, encourage or facilitate any prospective purchaser or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations with, or furnish or disclose any nonpublic information to, any Person or group of Persons (other than the Acquiring Companies) in connection with any Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or (iii) accept an Acquisition Proposal or enter into any agreement or agreement in principle providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder. Notwithstanding anything in this Section 4.7 to the contrary, the Company may furnish or disclose nonpublic information to its lessors and lenders, in their capacity as such.

      (b) Notwithstanding anything to the contrary contained in Section 4.7(a), if at any time prior to obtaining Stockholder Approval, (i) the Company and its Representatives have otherwise complied with the obligations under this Section 4.7(b) and the Company has received an unsolicited written Acquisition Proposal from a third party that the board of directors of the Company or the Special Committee believes in good faith to be bona fide, (ii) the board of directors of the Company or the Special Committee determines in good faith, after consultation with its outside legal counsel and after taking into account the advice of its independent financial advisors that (A) the Person or group of Persons submitting such Acquisition Proposal is reasonably capable of consummating such Acquisition Proposal taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal and (B) that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (iii) after consultation with its outside legal counsel, the board of directors of the Company or the Special Committee determines in good faith that taking such action is necessary for the board of directors of the Company or the Special Committee to comply with its fiduciary duties under applicable law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person or group of Persons making such Acquisition Proposal and (y) participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that prior to furnishing any such information or participating in any such discussions or negotiations, (1) the Company provides written notice to the Buyer of the identity of the Person or group of Persons making such Acquisition Proposal and the material terms and conditions thereof and the Company receives from such Person or group of Persons an executed confidentiality agreement containing terms no less restrictive than the terms of the Confidentiality Agreement, dated as of July 7, 2004, as amended, between the Buyer and the Company, and (2) the Company furnishes such information to the Buyer (to the extent such information has not been previously delivered or made available by the Company to the Buyer).

      (c) Nothing contained in this Section 4.7 shall prohibit the Company or the board of directors of the Company from taking and disclosing to the Stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure if, in the good faith judgment of the board of directors of the Company, after consultation with its outside legal counsel, failure to do so would result in a violation of applicable law.

      (d) Neither the board of directors of the Company nor any committee thereof shall, directly or indirectly, withdraw (or modify in a manner adverse to the Buyer and Alpha Acquisition), or propose to withdraw (or modify in a manner adverse to the Buyer and Alpha Acquisition), the approval, recommendation or declaration of advisability by such board of directors or any such committee thereof of this Agreement, or the Merger or the other transactions contemplated by this Agreement (any such action being referred to as an “Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to obtaining Stockholder Approval, the board of directors of the Company or any committee thereof may make an Adverse Recommendation Change if the members of such board of directors or any committee thereof determines in good faith, after consultation with outside legal counsel, that taking such action is necessary to comply with its fiduciary duties under applicable law.

      (e) Neither the board of directors of the Company nor any committee thereof shall, directly or indirectly, approve, adopt or recommend, or propose to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, an Acquisition Proposal. Notwithstanding the foregoing, the Company shall not be prohibited from entering into a definitive agreement with respect to an unsolicited, bona fide and written Acquisition Proposal that is submitted after the date of this Agreement and prior to obtaining Stockholder Approval by a third party if (i) the Company and its Representatives have otherwise complied with the obligations under this Section 4.7, (ii) the Company provides Buyer with written notice at least five Business Days prior to any meeting of the board of directors of the Company at which such board of directors will consider whether such Acquisition Proposal constitutes a Superior Proposal, during which five-Business Day period the Company shall cause its financial and legal advisors to negotiate in good faith with Buyer in an effort to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms, (iii) notwithstanding such negotiations and adjustments pursuant to clause (ii) above, the board of directors of the Company makes the determination necessary for such Acquisition Proposal to constitute a Superior Proposal, (iv) the board of directors of the Company determines in good faith, after having taken into account the advice of its outside legal counsel, that taking such action is necessary for the board of directors of the Company to comply with its fiduciary duties under applicable law, (v) the Company does not approve or recommend or enter into a definitive agreement with respect to such Acquisition Proposal at any time before the day that is the fifth Business Day after Buyer receives written notice from the Company stating that the board of directors of the Company has determined such Acquisition Proposal constitutes a Superior Proposal and (vi) on the date of the approval or recommendation of, or execution of a definitive agreement with respect to, any such Superior Proposal, the Company makes the payments required to be made pursuant to Section 4.8(b) (any such definitive agreement being referred to herein as a “Permitted Alternative Agreement”).

      (f) In addition to the obligations of the Company set forth in this Section 4.7, from and after the date hereof, the Company will (i) keep the Buyer generally informed on a reasonably prompt basis of the status of and material developments respecting any solicitations, inquiries, proposals and/or negotiations (including the identity of the Person making any such inquiry, solicitation or proposal and as to the material terms and price in respect of any Acquisition Proposal), (ii) provide to the Buyer as soon as practicable after receipt or delivery thereof with copies of all written acquisition proposals sent or provided to the Company or its Representatives from any Person and (iii) provide the required notice to the Buyer of any intent to take any of the actions described in Section 4.7(e) or to terminate this Agreement pursuant to Section 7.1(c) or to enter into a Permitted Alternative Agreement (it being understood that the Company shall not be entitled to take any of the actions described in Section 4.7(e), or to terminate this Agreement in accordance with Section 7.1(c), unless and until it fully complies with Section 4.7(e)).

      (g) The Company and its Representatives shall immediately cease any discussions or negotiations, if any, with any other parties that may be ongoing as of the date hereof with respect to any Acquisition Proposal. The Company shall, within five (5) Business Days after the date of this Agreement, request each Person who has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company. The Company represents and warrants to the Acquiring Companies that neither the Company nor any of its Representatives has any agreement, arrangement or understanding in connection with any party’s proposed acquisition of the Company that, directly or indirectly, would be violated or require any payments in the nature of a topping or break-up fee, expense reimbursement or the like by reason of the execution of this Agreement and/or consummation of the Merger.

      4.8     Fees and Expenses.

      (a) Except as otherwise provided in this Section 4.8, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

      (b) If (i) the Company terminates this Agreement pursuant to Section 7.1(c), (ii) the Buyer terminates this Agreement pursuant to Section 7.1(d), (iii) the Buyer terminates this Agreement pursuant to Section 7.1(f) or (iv) the Company or the Buyer terminate this Agreement pursuant to Sections 7.1(b) or 7.1(i) and in the case of such a termination pursuant to Sections 7.1(b) or 7.1(i) (A) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise publicly communicated to the Stockholders generally and (B) prior to the twelve month anniversary of such termination, the Company shall enter into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, then the Company shall, in the case of clause (i), as provided in Section 4.7(e)(vi), in the case of clauses (ii) or (iii), not later than one Business Day following such termination, or in the case of clause (iv) not later than one Business Day following the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal prior to the twelve month anniversary of such termination, as applicable, (I) reimburse the Buyer in immediately available funds for the documented out-of-pocket fees and expenses (but in no event greater than $2,000,000) incurred by the Buyer in connection with this Agreement, the transactions contemplated hereby and any related financing and (II) in the case of clauses (i), (ii) or (iv), pay to the Buyer in immediately available funds an amount equal to $6,000,000. The Company acknowledges that the agreements contained in this Section 4.8(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Buyer and Alpha Acquisition would not enter into this Agreement; accordingly, if the Company fails to pay the amount due pursuant to this Section 4.8(b), and, in order to obtain such payment, the Buyer commences a suit which results in a judgment against the Company for the fee set forth in this Section 4.8(b), the Company shall pay to the Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate as set forth in the Midwest Edition of The Wall Street Journal in effect on the date such payment was required to be made.

      (c) If the Company terminates this Agreement pursuant to Section 7.1(e), then the Buyer shall, not later than one Business Day following such termination, reimburse the Company in immediately available funds for the documented out-of-pocket fees and expenses (but in no event greater than $2,000,000) incurred by the Company in connection with this Agreement and the transactions contemplated hereby. The Acquiring Companies acknowledge that the agreements contained in this Section 4.8(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if the Buyer fails to pay the amount due pursuant to this Section 4.8(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against the Buyer for the fee set forth in this Section 4.8(c), the Buyer shall pay to the Company its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate as set forth in the Midwest Edition of The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE 5

POST-CLOSING COVENANTS

      The Parties agree as follows with respect to the period following the Closing:

      5.1     Employee Benefit Plans and Practices.

      (a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries shall honor in accordance with their terms all of the existing employment, severance, consulting and salary continuation agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants that are set forth on Schedule 5.1(a).

      (b) Until the first anniversary of the Effective Time, the Surviving Corporation shall not materially and adversely alter the benefits (including health benefits, severance policies and general employment policies and procedures) that are available to employees of the Company and its Subsidiaries on the date hereof (other than modifications to any employee benefit plans in the ordinary course of business consistent with past practice and other than with respect to any equity-based compensation). Nothing in this Section 5.1(b) shall be deemed to prevent the Surviving Corporation or any of its Subsidiaries from making any change required by applicable law.

      (c) To the extent permitted under applicable law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries (or service credited by the Company or its Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation and its Subsidiaries in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual (but not benefit accrual in any defined benefit pension plan) including, for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan.

      (d) This Section 5.1 shall survive the consummation of the Merger at the Effective Time and shall continue without limit except as expressly set forth herein.

      5.2     Indemnification; Directors’ and Officers’ Insurance.

      (a) All rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors, officers, employees and agents of the Company and its Subsidiaries

(the “Indemnitees”) as provided in their respective charters and/or bylaws (or similar organizational documents) or in any indemnification agreement as of the date of this Agreement, shall survive the Merger and, for a period of six years from the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnitees, unless an alteration or modification of such documents is required by applicable law or each Indemnitee affected thereby otherwise consents in writing thereto. Without limiting the generality of the foregoing, from and after the Closing Date, the Surviving Corporation shall indemnify and hold harmless each Indemnitee against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnitee is or was an officer, director, employee or agent of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. Each Indemnity shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnitee of a request thereof; provided, however, that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such a Person is not entitled to indemnification. If any claim or claims are asserted or made as to matters subject to the foregoing indemnity provisions within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition thereof. The Buyer shall take all commercially reasonable steps necessary to assure compliance with the foregoing covenants.

      (b) For a period of six years after the Effective Time, the Surviving Corporation shall, and the Buyer shall (in the event of a failure by the Surviving Corporation to do so), maintain, at no expense to the beneficiaries thereof, the current policies of officers’ and directors’ liability insurance and fiduciary liability insurance in respect of acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of $1,050,000 (such $1,050,000 the “Maximum Premium”). If the Company’s existing insurance expires, is terminated or cancelled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation or the Buyer, as the case may be, shall obtain as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnitees than the Company’s existing directors’ and officers’ liability insurance, covering Indemnitees who are currently covered by the Company’s existing officers’ and directors’ or fiduciary liability insurance policies.

      (c) In the event that the Buyer or the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, proper provisions shall be made so that such Person assumes the obligations set forth in this Section 5.2, and Buyer shall cause such Person to assume such obligations.

      (d) This Section 5.2, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to benefit the Indemnitees, each of whom are intended third-party beneficiaries and may enforce the provisions of this Section 5.2.

      5.3     No Stockholders Liability. No actions taken by the Acquiring Companies, whether in connection with the financing of the transactions contemplated hereby or otherwise, will result in any liability or obligation on the part of the Stockholders, whether arising in connection with fraudulent conveyance laws or otherwise. This Section 5.3, which shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Stockholders, each of whom are intended third-party beneficiaries and may enforce the provisions of this Section 5.3.

ARTICLE 6

CONDITIONS TO OBLIGATION TO CLOSE

      6.1     Conditions to Obligation of the Acquiring Companies. The obligation of the Acquiring Companies to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Article 3 are true and correct as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, does not have, and would not be reasonably expected to have, a Material Adverse Effect;

(b) the Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) this Agreement and the Merger shall have been adopted and approved at a meeting of the Stockholders (or an adjournment thereof) by the holders of a majority of the Shares outstanding as of the record date for such meeting, or by the written consent of Stockholders having the same effect (the “Stockholder Approval”);

(d) there shall have been no Material Adverse Change since June 30, 2004;

(e) no action, suit or proceeding before any Governmental Entity shall have been commenced or threatened, and no investigation by any Governmental Entity shall have been commenced, against the Acquiring Companies or the Company or any of their respective Affiliates, officers or directors (in such capacity) seeking to restrain, prevent or change the Merger, or questioning the validity or legality of the Merger, or seeking damages in connection with, or imposing any condition on, the Merger; provided, however, that neither of the following shall impede the Closing: (i) any such action, suit or proceeding by LTC Properties, Inc. or any of its Affiliates or (ii) any stockholder litigation arising from allegations of breach of fiduciary duty relating to this Agreement, except for such litigation set forth on Schedule A;

(f) the Company shall have received the resignations of all of its directors and the directors of all of its Subsidiaries in a form reasonably satisfactory to the Buyer or such directors shall have otherwise been removed;

(g) the Company shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections 6.1(a) through (f) is satisfied;

(h) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

(i) the Parties shall have received (A) all authorizations, consents and approvals and (B) all material licenses, registrations, certifications and accreditations, in the case of each of clauses (A) and (B), of Governmental Entities (other than lenders under financing agreements) required in order to consummate the transaction contemplated by this Agreement or necessary for the lawful conduct of the business of the Company and its Subsidiaries upon consummation of the Merger; and

(j) all actions to be taken by the Company in connection with consummation of the transactions contemplated by this Agreement, and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated by this Agreement, shall have been reasonably satisfactory in form and substance to the Buyer.

      The Acquiring Companies may waive any condition specified in this Section 6.1.

      6.2     Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Article 2 that are qualified as to materiality shall be true and correct, and the representations and warranties set forth in Article 2 that are not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent that any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date);

(b) the Acquiring Companies shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, and shall have paid the Merger Consideration to the Paying Agent as required hereunder;

(c) no action suit or proceeding before any Governmental Entity shall have been commenced or threatened, and no investigation by any Governmental Entity shall have been commenced, against the Acquiring Companies or the Company or any of their respective Affiliates, officers or directors (in such capacity) seeking to restrain, prevent or change the Merger, or questioning the validity or legality of the Merger, or seeking damages in connection with, or imposing any condition on, the Merger; provided, however, that neither of the following shall impede the Closing: (i) any such action, suit or proceeding by LTC Properties, Inc. or any of its Affiliates or (ii) any stockholder litigation arising from allegations of breach of fiduciary duty relating to this Agreement, except for such litigation set forth on Schedule A;

(d) the Acquiring Companies shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Sections 6.2(a) through (c) is satisfied;

(e) Stockholder Approval shall have been obtained;

(f) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

(g) the Parties shall have received all other authorizations, consents, and approvals of Governmental Entities referred to in Section 2.3, other than those the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; and

(h) all actions to be taken by the Acquiring Companies in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall have been reasonably satisfactory in form and substance to the Company.

The Company may waive any condition specified in this Section 6.2.

ARTICLE 7

TERMINATION

      7.1     Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) the Buyer and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing, in each case duly authorized by their respective board of directors;

(b) the Company or the Buyer may terminate this Agreement by giving written notice thereof to the other Party if the Stockholders’ Meeting is held and the Company fails to obtain Stockholder Approval at such meeting (or any reconvened meeting after any adjournment thereof);

(c) the Company may, at any time prior to obtaining Stockholder Approval, terminate this Agreement if the board of directors of the Company shall have approved, adopted or recommended, or the Company shall have executed or entered into a definitive agreement with respect to, a Permitted Alternative Agreement in compliance with Section 4.7(e).

(d) The Buyer may terminate this Agreement if any of the following have occurred: (i) the Company or any of its Representatives violates in any material manner any of the provisions of Section 4.7; (ii) the Company enters into any agreement, letter of intent or similar document contemplating or otherwise relating to any Acquisition Proposal or Permitted Alternative Agreement; (iii) the board of directors of the Company or any committee thereof (A) shall have made an Adverse Recommendation Change, or publicly proposed to make an Adverse Recommendation Change, or shall have approved or recommended or publicly proposed to approve or recommend to the Stockholders an Acquisition Proposal or a Permitted Alternative Agreement or (B) fails to reaffirm publicly and unconditionally its recommendation to the Stockholders that they approve this Agreement and the Merger, which public reaffirmation must be made within ten (10) Business Days after the Buyer’s written request to do so (which request may be made at any time that an Acquisition Proposal is pending and not withdrawn); or (iv) an Acquisition Proposal is publicly announced and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within ten (10) Business Days after such Acquisition Proposal is announced.

(e) the Company may terminate this Agreement if prior to the Effective Time, there shall have occurred, on the part of the Acquiring Companies, a material breach of any representation, warranty, covenant or agreement contained in this Agreement which is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Company to the Buyer, except, in any case, such failures which are not reasonably like to adversely affect the ability of the Acquiring Companies to consummate the Merger;

(f) the Buyer may terminate this Agreement if prior to the Effective Time, there shall have occurred, on the part of the Company, a material breach of any representation, warranty, covenant or agreement contained in this Agreement which is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Buyer to the Company, except, in any case, such failures which are not reasonably like to adversely affect the Company’s ability to consummate the Merger;

(g) the Company may terminate this Agreement if there has been a failure of satisfaction of a condition to the obligations of the Company set forth in Section 6.2 that has not been waived;

(h) the Buyer may terminate this Agreement if there has been a failure of satisfaction of a condition to the obligations of the Acquiring Companies set forth in Section 6.1 that has not been waived; and

(i) in the event the Closing shall not have occurred on or before February 28, 2005, either the Buyer or the Company may terminate this Agreement by giving written notice thereof to the other Party prior to Closing (unless the failure to close results primarily from the Party that elects to terminate because it has breached any covenant contained in this Agreement); provided, however, that the Buyer or the Company may elect to extend such date by no more than thirty (30) days if the condition set forth in Section 6.1(i) or Section 6.2(g), respectively, has not been satisfied by such date.

      7.2     Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1 above, then this Agreement shall forthwith become void, and there shall be no further liability or obligation hereunder on the part of any party hereto or their respective Affiliates, officers, directors or stockholders; provided, however, that (i) Section 4.8, this Section 7.2, Article 8 and the confidentiality and other provisions contained in the Confidentiality Agreement shall each survive termination and (ii) no such termination shall release any Party from liability (which liability shall not be limited by Section 4.8) for a breach of any term or provision of this Agreement.

ARTICLE 8

MISCELLANEOUS

      8.1     Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior approval of the other Party; provided, however, that either Party may make any public disclosure that it believes in good faith is required by applicable law or any listing agreement concerning its publicly-traded securities (in which case such Party shall use commercially reasonable efforts to advise the other Party prior to making the disclosure and to limit its disclosures to those required under such applicable law or agreement). Notwithstanding the foregoing, the Company and the Acquiring Companies shall use commercially reasonable efforts to jointly draft all disclosures to employees of matters relating to the Merger.

      8.2     No Third-Party Beneficiaries. Except as specifically provided in Section 5.2 and Section 5.3, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      8.3     Entire Agreement. This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

      8.4     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

      8.5     Counterparts. This Agreement may be executed in one or more counterparts, including, without limitation, facsimile counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      8.6     Headings. The Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      8.7     Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the intended recipient as set forth below:

If to the Company:	Assisted Living Concepts, Inc. 1349 Empire Central, Suite 900 Dallas, Texas 75247 Attention: Special Committee of Board of Directors Mark Holliday, Chairman

Copy to:	Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 Attention: Roy Bertolatus

If to an Acquiring Company:	Extendicare Health Services, Inc. 111 West Michigan Street Milwaukee, Wisconsin 53203 Attention: Chief Financial Officer

Copy to:	Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5306 Attention: Russell E. Ryba

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      8.8     Termination of Company’s Representations. All representations and warranties made by the Company pursuant to this Agreement shall terminate as of the Effective Time or upon the termination and abandonment of this Agreement pursuant to Section 7.1, as the case may be; and neither the Company, nor any of its officers or directors, shall have any liability hereunder to the Acquiring Companies or their stockholders, directors or officers in respect thereof from and after the Effective Time.

      8.9     Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

      8.10     Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties;     provided, however, that, after Stockholder Approval is obtained, no term or condition contained in this Agreement shall be amended or modified in any manner that by law requires further approval by the Stockholders without so obtaining such further Stockholder Approval.

      8.11     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      8.12     Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including, without limitation”.

      8.13     Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action, to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practical the transactions contemplated by this Agreement, to obtain in a timely manner all waivers, consents and approvals required by this Agreement and to effect all necessary registrations and filings and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

EXTENDICARE HEALTH SERVICES, INC.

By:	/s/ MELVIN A. RHINELANDER

Name: Melvin A. Rhinelander
Title: Chairman and Chief Executive Officer

ALPHA ACQUISITION:

ALPHA ACQUISITION, INC.

By:	/s/ MELVIN A. RHINELANDER

Name: Melvin A. Rhinelander
Title: Chairman and Chief Executive Officer

COMPANY:

ASSISTED LIVING CONCEPTS, INC.

BY:	/s/ STEVEN VICK

NAME: STEVEN VICK
TITLE: PRESIDENT AND CEO

ANNEX A

DEFINITIONS

      “Acquiring Company”/“Acquiring Companies” has the meaning set forth in the preface above.

      “Acquisition Proposal” means any inquiry, proposal or offer received after the date of this Agreement from any Person or group of Persons relating to (i) any direct or indirect acquisition or purchase of assets of the Company or any of its Subsidiaries that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 10% or more of the outstanding Shares, or 20% or more of any class of equity securities of any Material Subsidiary, (ii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 10% or more of the outstanding Shares or 20% or more of any class of equity securities of any Material Subsidiary, (iii) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Material Subsidiary or (iv) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to the Buyer of the transactions contemplated hereby; other than, in each case, the transactions contemplated by this Agreement.

      “Adverse Recommendation Change” has the meaning set forth in Section 4.7(d) above.

      “Affiliates” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

      “Agreement” has the meaning set forth in the preface above.

      “Alpha Acquisition” has the meaning set forth in the preface above.

      “Articles of Merger” has the meaning set forth in the Section 1.3 above.

      “Benefits Affiliate” has the meaning set forth in Section 3.16 above.

      “Benefit Plan”/“Benefit Plans” has the meaning set forth in Section 3.16 above.

      “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of Nevada are authorized or required by law to be closed.

      “Buyer” has the meaning set forth in the preface above.

      “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

      “Certificate”/“Certificates” has the meaning set forth in Section 1.5(d) above.

      “Closing” has the meaning set forth in Section 1.2 above.

      “Closing Date” has the meaning set forth in Section 1.2 above.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Company” has the meaning set forth in the preface above.

      “Company Disclosure Schedules” has the meaning set forth in the preface to Article 3 above.

      “Company Permits” has the meaning set forth in Section 3.13 above.

      “Company SEC Documents” has the meaning set forth in Section 3.9 above.

      “Confidentiality Agreement” has the meaning set forth in Section 4.5 above.

      “Contract”/“Contracts” means all of the contracts, agreements and obligations, written or oral, to which the Company or its Subsidiaries are a party or by which the Company or its Subsidiaries or any of their

A-A-1

respective assets are bound, including any loan, bond, mortgage, indenture, lease instrument, franchise, license or supplier, vendor or employment agreement.

      “Dissenting Shares” has the meaning set forth in Section 1.5(c) above.

      “Effective Time” has the meaning set forth in Section 1.3 above.

      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

      “Exchange Act” has the meaning set forth in Section 1.11(a)(i) above.

      “Financial Statements” has the meaning set forth in Section 3.8(a) above.

      “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

      “Governmental Entity”/“Governmental Entities” means any court, tribunal, judicial body, arbitrator, stock exchange, administrative or regulatory agency, self-regulatory organization, regulatory body or commission or other governmental or quasi-governmental authority or instrumentality, whether local, state or federal, domestic or foreign.

      “Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      “Hazardous Substances” has the meaning set forth in Section 3.11(i) above.

      “Hazardous Substances Laws” has the meaning set forth in Section 3.11(i) above.

      “Indemnitees” has the meaning set forth in Section 5.2(a) above.

      “Knowledge” when applied to the Company means the actual knowledge of Steven Vick, Edward Barnes and/or Linda Martin, after reasonable inquiry.

      “Leased Real Property” has the meaning set forth in Section 3.11(b) above.

      “Leases” has the meaning set forth in Section 3.11(f) above.

      “Litigation” has the meaning set forth in Section 3.15 above.

      “LTC Leases” means those certain Leases pursuant to which LTC Properties, Inc., or one of its Affiliates, is the lessor of the Leased Real Property.

      “Material Adverse Change” means any change in or effect on the business, results of operations, assets, financial condition or liabilities of the Company or any of the Subsidiaries of the Company that in the aggregate equals or exceeds 5% of the aggregate amount of the Merger Consideration.

      “Material Adverse Effect” means any change in or effect on the business, results of operations, assets, financial condition or liabilities of the Company or any of the Subsidiaries of the Company that is materially adverse to the Company and its Subsidiaries taken as a whole; provided, however, that any change or effect resulting from, or directly relating to, any of the following shall not be taken into account in making any such determination and shall not be deemed to constitute or give rise to a Material Adverse Effect: (i) any change or changes in general economic conditions or local, regional or national industry conditions (including, without limitation, changes in applicable laws or regulations, and changes in financial or market conditions); (ii) in and of itself, any change in the market price or trading volume of the Shares; (iii) in and of itself, a failure by the Company to meet the revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) during the period prior to the Closing Date; (iv) the taking of any action required by this Agreement or to which the Buyer has given its written consent; (v) any changes or effects to the extent primarily attributable to the fact that the Buyer is the buyer; (vi) any changes or effects resulting from the actions of the Buyer or any of its Subsidiaries; (vii) any stockholder litigation arising from allegations of breach of fiduciary duty relating to this Agreement, except for such litigation set forth on Schedule A; (viii) any acts of war or terrorism; (ix) changes in GAAP; or (x) any event or matter having a change in or effect on the LTC Leases (including, without limitation, any declaration or threat of declaring an event of

A-A-2

default under the LTC Leases) or any Litigation pending or threatened in connection with the LTC Leases that directly results from the execution of this Agreement or the consummation of the Merger; in the case of each of (i), (viii) and (ix), that do not disproportionately affect the Company or its Subsidiaries.

      “Material Subsidiary” means any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

      “Maximum Premium” has the meaning set forth in Section 5.2(b) above.

      “Medicaid Waiver Programs” has the meaning set forth in Section 2.3 above.

      “Merger” has the meaning set forth in the recitals above.

      “Merger Consideration” has the meaning set forth in Section 1.5(b) above.

      “Merger Fund” has the meaning set forth in Section 1.9(a) above.

      “Nevada Act” has the meaning set forth in the recitals above.

      “Option Holder”/“Option Holders” means the holders, or individually a holder, of Stock Options, together with their successors and assigns.

      “Owned Real Property” has the meaning set forth in Section 3.11(a) above.

      “Party”/“Parties” has the meaning set forth in the preface above.

      “Paying Agent” has the meaning set forth in Section 1.9(a) above.

      “PCBs” has the meaning set forth in Section 3.11(l) above.

      “Permitted Alternative Agreement” has the meaning set forth in Section 4.7(e) above.

      “Permitted Liens” has the meaning set forth in Section 3.11(h) above.

      “Per Share Merger Consideration” has the meaning set forth in Section 1.5(b) above.

      “Person” shall mean any natural person, firm, partnership, limited liability company, joint venture, business trust, trust, association, corporation, company, unincorporated entity or other entity.

      “Policy”/“Policies” has the meaning set forth in Section 3.7 above.

      “Property” has the meaning set forth in Section 3.11(b) above.

      “Proxy Statement” has the meaning set forth in Section 1.11(a)(i) above.

      “Report Date” has the meaning set forth in Section 3.8(a) above.

      “Representatives” has the meaning set forth in Section 4.7(a) above.

      “Rights” means rights under the Rights Agreement.

      “Rights Agreement” means the Rights Agreement, dated October 1, 2004, between the Company and American Stock Transfer & Trust Company, as Rights Agent.

      “SEC” means the Securities and Exchange Commission.

      “Share”/“Shares” means the shares, or individually a share, of common stock, par value $.01 per share, of the Company.

      “Special Committee” has the meaning set forth in Section 3.19 above.

      “Stockholders” means the holders of Shares, together with their successors and assigns.

      “Stockholder Approval” has the meaning set forth in Section 6.1 above.

      “Stockholders’ Meeting” has the meaning set forth in Section 1.11(a)(ii) above.

      “Stock Options” means outstanding options to acquire Shares under the Stock Plan.

A-A-3

      “Stock Plan” means the Company’s 2002 Incentive Award Plan, as amended to date.

      “Subsidiary”/“Subsidiaries” means with respect to any party, any Person (A) of which such party or any other Subsidiary of such party is a general partner, (B) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is held by such party or by one or more of its Subsidiaries or (C) of which at least 50% of the equity interests (or economic equivalent) of such Person are, directly or indirectly, owned or controlled by such party or by one or more of its Subsidiaries.

      “Superior Proposal” means a bona fide written Acquisition Proposal to acquire all of the issued and outstanding Shares or all or substantially all of the properties and assets of the Company that the board of directors of the Company or the Special Committee in good faith determines, after consultation with its outside legal counsel and after taking into account the advice of its independent financial advisor and all of the terms and conditions of such Acquisition Proposal (including, without limitation, any expense reimbursement provisions, termination fees and conditions), (A) would, if consummated, result in a transaction that is more favorable to the Stockholders entitled to receive the Merger Consideration hereunder (in their capacities as stockholders), from a financial point of view, than the transactions contemplated hereby and (B) is capable of being, and is reasonably likely to be, completed without undue delay.

      “Surviving Corporation” has the meaning set forth in the Section 1.1 above.

      “Tangible Property” has the meaning set forth in Section 3.11(c) above.

      “Tax” means any federal, state, county, local, territorial, provincial or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers’ compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition, whether or not disputed.

      “Tax Returns” has the meaning set forth in Section 3.14 above.

      “Voting Debt” has the meaning set forth in Section 3.5 above.

      “Welfare Plan” has the meaning set forth in Section 3.16(f) above.

A-A-4

ANNEX B

November 4, 2004

The Board of Directors

Assisted Living Concepts, Inc.
1349 Empire Central Drive, Suite 900
Dallas, Texas 75247-4040

Members of the Board of Directors:

      Assisted Living Concepts, Inc. (“ALC” or “the Company”) has retained us to deliver to you our opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of common stock of the Company in connection with the merger of a subsidiary (“Merger Sub”) of Extendicare Health Services, Inc. (“Extendicare” or the “Buyer”), a wholly owned subsidiary of Extendicare, Inc., with and into the Company pursuant to the terms of the Plan of Merger and Acquisition Agreement dated as of November 4, 2004 (the “Agreement”), by and among ALC, Extendicare and the Merger Sub (the “Transaction”). As more fully set forth in the Agreement, each share of ALC common stock will be converted into the right to receive, subject to the limitations set forth and as provided in the Agreement, $18.50 per share in cash (the “Consideration”).

      Jefferies & Company, Inc. (“Jefferies”), as part of our investment banking business, is regularly engaged in the evaluation of capital structures, valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructuring and other financial services. The Company retained us pursuant to an engagement agreement dated June 23, 2004 (the “Engagement Letter”) to act as exclusive financial advisor to the Company to assist the Special Committee of the Board of Directors (the “Committee”) in evaluating various strategic alternatives available to the Company in connection with the possible sale of the Company or a material portion of its assets. Pursuant to the terms of the Engagement Letter, we assisted in soliciting and evaluating indications of interest on behalf of the Company. The solicitations generated interest from multiple parties and, ultimately, culminated in the Agreement with the Buyer. At the time of the Engagement Letter, the Company separately retained us to render this opinion to you. We will receive a fee from the Company in connection with the advisory services we have provided pursuant to the Engagement Letter, including fees that are contingent upon the completion of a transaction involving the Company. We will receive a separate fee from the Company for rendering this opinion that is not contingent upon the completion of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

      We have in the past provided investment banking services to and received compensation from the Company on matters unrelated to the Transaction. In the ordinary course of our business, we and our affiliates may publish research reports on the securities of ALC, Extendicare or their affiliates, may trade or hold such securities for our own accounts and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities.

      In connection with this opinion, we have, among other things:

(i) Evaluated and assessed all offers submitted;

(ii) Reviewed a draft of the Agreement dated November 4, 2004;

(iii) Reviewed certain financial and other information about the Company and the Buyer that was publicly available;

(iv) Reviewed certain internal financial and operating information, including financial projections that were provided to us by the Company, taking into account (a) the growth prospects of the Company and the markets in which it competes, (b) the Company’s historical financial performance and (c) the Company’s ability to meet its financial forecasts and projections;

(v) Reviewed certain change of control provisions in agreements between the Company and (a) certain lessors, (b) certain lenders, and (c) certain executive officers of the Company that would cause cash payments or other benefits to accrue to such parties as a result of the Transaction;

(vi) Met with ALC’s management regarding the business prospects, financial outlook and operating plans of the Company, including the effect of the current economic environment on such prospects and plans;

(vii) Reviewed the historical prices, trading multiples and trading volumes of the common shares of ALC;

(viii) Reviewed the premiums to pre-announcement stock prices paid in recent acquisition transactions that were similar to the Transaction;

(ix) Compared the financial characteristics and valuations in the public market of companies that we deemed similar to that of the Company, respectively, in markets, services offered and size;

(x) Reviewed public information with respect to recent acquisition transactions that we deemed comparable to the Transaction;

(xi) Performed a discounted cash flow analysis on the present value of the future cash flow streams that the Company has indicated it expects to generate; and

(xii) Performed a net asset value analysis on the aggregate value of the real property and leasehold interests owned by the Company.

      In addition to the foregoing, we performed such other studies, analyses and investigations and considered such other financial, economic and market criteria as we considered appropriate in arriving at our opinion. Our analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein.

      In rendering this opinion, we have, with your permission, assumed and relied upon the accuracy and completeness of all of the financial information, forecasts and other information provided to us by the Company and the Buyer or that was publicly available to us, and we have not assumed any responsibility for independent verification of any such information. This opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects. With respect to the financial projections and financial models provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed with their and your permission, that such projections and models were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future performance of the Company. We express no opinion as to the Company’s financial projections or the assumptions upon which they are based. In addition, in rendering this opinion, we have assumed that the Company will perform in accordance with such projections and models for all periods specified therein. Although such projections and models did not form the principal basis for our opinion but rather constituted one of many factors that we considered, changes to such projections and models could affect the opinion rendered herein.

      We have assumed that there have been no material changes in the Company’s or the Buyer’s respective assets, financial condition, results of operations, business or prospects since the most recent financial statements made available to us. In addition, we have not conducted a physical inspection of the properties and facilities of the Company or the Buyer and have not made or obtained an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Buyer, nor have we evaluated any reports of inspection, valuations or appraisals of the Company or the Buyer, nor do we assume any responsibility to obtain any such inspections, valuations or appraisals of the Company or the Buyer. In addition, in preparing our opinion, we have not taken into account any tax consequences of the Transaction to either the Company or the Buyer, nor to any of the stockholders of the Company or the Buyer.

      We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness of all legal and accounting advice given to the Company and the Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Agreement to the Company and its stockholders. We have assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the federal securities law and all other applicable federal and state statutes, rules and regulations. We have further assumed, with your permission, that (i) the Transaction will be consummated in accordance with the terms described in the Agreement, without any amendments thereto, and without waiver by the Company of any of the conditions to the Buyer’s obligations and have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us; (ii) there is not now, and there will not as a result of the consummation of the Transaction contemplated by the Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Company or any of its subsidiaries or affiliates is a party that are not excluded as a condition to closing the Transaction; and (iii) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company and the Buyer are as set forth in the respective consolidated financial statements reviewed by us regarding the Company and the Buyer.

      This opinion is for the benefit and use of the Board of Directors of ALC in its consideration of the Transaction and may not be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This opinion does not address the merits of the decision of the Board of Directors or ALC to enter into the Agreement as compared to any alternative business transaction that might be available to the Company, nor does it address the underlying business decision of the Board of Directors or ALC to engage in the Transaction or the terms of the Agreement. Further, this opinion addresses only the fairness as of the date hereof of the Consideration to be received by the common stockholders of ALC from a financial point of view and does not address any other aspect of the Transaction. This opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Transaction or any matter related to the Transaction. We have not been engaged to prepare, and have not prepared, a valuation of the Company or the Buyer and our opinion should not be construed as such. This opinion is based on the economic, market, and other conditions as they exist and as evaluated on the date hereof, and we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion after the date hereof. We express no opinion as to the price at which the Company’s common stock will trade at any future time, including upon announcement and prior to closing of the Transaction.

      Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the common stockholders of ALC in the Transaction is fair, from a financial point of view, to such stockholders.

Very truly yours,

/s/ JEFFERIES & COMPANY, INC.

JEFFERIES & COMPANY, INC.

ANNEX C

NEVADA REVISED STATUTES, 92A.300 THROUGH 92A.500

RIGHTS OF DISSENTING OWNERS

      NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

      NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

      NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation.

      NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

      NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

      NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

      NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

      NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

      NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

      NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

      NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

      1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

      2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

      NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

      1. Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

      (a) Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

      (b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if his shares are to be acquired in the plan of exchange.

      (c) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

      2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

      NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

      1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

      (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

      (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

(1) Cash, owner’s interests or owner’s interests and cash in lieu of fractional owner’s interests of:

(I) The surviving or acquiring entity; or

(II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner’s interests of record; or

(2) A combination of cash and owner’s interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

      2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

      NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

      1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

      2. A beneficial stockholder may assert dissenter’s rights as to shares held on his behalf only if:

(a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

      NRS 92A.410 Notification of stockholders regarding right of dissent.

      1. If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

      2. If the corporate action creating dissenter’s rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

      NRS 92A.420 Prerequisites to demand for payment for shares.

      1. If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Must not vote his shares in favor of the proposed action.

      2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

      NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

      1. If a proposed corporate action creating dissenter’s rights is authorized at a stockholders’ meeting, the subject corporation shall deliver a written dissenter’s notice to all stockholders who satisfied the requirements to assert those rights.

      2. The dissenter’s notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

      NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.

      1. A stockholder to whom a dissenter’s notice is sent must:

(a) Demand payment;

(b) Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit his certificates, if any, in accordance with the terms of the notice.

      2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

      3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his shares under this chapter.

      NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

      1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

      2. The person for whom dissenter’s rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

      NRS 92A.460 Payment for shares: General requirements.

      1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the corporation’s registered office is located; or

(b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

      2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year and the latest available interim financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s rights to demand payment under NRS 92A.480; and

(e) A copy of NRS 92A.300 to 92A.500, inclusive.

      NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter’s notice.

      1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

      2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment pursuant to NRS 92A.480.

      NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

      1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

      2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

      NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

      1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

      3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

      NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

      1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

      2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

      3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

      4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

      5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

ASSISTED LIVING CONCEPTS, INC.

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
                , 200

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated                 , 200   , and by signing on the reverse side, hereby names, constitutes and appoints Steven L. Vick and Edward Barnes, and each of them, with full power of substitution, my true and lawful proxies for me and in my place and stead to attend the Special Meeting of the Stockholders of Assisted Living Concepts, Inc., a Nevada corporation (the “Company”), to be held on                 , 200    at        a.m. Central Time, at the Hyatt Regency DFW, International Parkway, Dallas, TX 75261 (the “Special Meeting of Stockholders”) and at any adjournment or postponement thereof, and vote all shares of common stock of the Company as directed by this proxy card that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders, and at any adjournment or postponement thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

ALL SHARES OF THE COMPANY’S COMMON STOCK THAT ARE REPRESENTED AT THE SPECIAL MEETING BY PROPERLY EXECUTED PROXIES RECEIVED PRIOR TO OR AT THE SPECIAL MEETING AND NOT REVOKED WILL BE VOTED AT THE SPECIAL MEETING IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED ON THE REVERSE SIDE OF THIS CARD. IF NO INSTRUCTIONS FOR THE PROPOSALS ARE INDICATED ON AN EXECUTED PROXY CARD, SUCH PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY AS SET FORTH HEREIN WITH RESPECT TO SUCH PROPOSALS.

PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY
IN THE SPACE PROVIDED AND RETURN IT IN THE ENCLOSED ENVELOPE
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON.

ASSISTED LIVING CONCEPTS, INC.
C/O AMERICAN STOCK TRANSFER
AND TRUST COMPANY
59 MAIDEN LANE
PLAZA LEVEL
NEW YORK, NY 10038

/\ FOLD AND DETACH HERE /\

Please mark your votes
as in this example. ☒

THE BOARD OF DIRECTORS OF ASSISTED LIVING CONCEPTS, INC. UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. To approve and adopt the Plan of Merger and Acquisition Agreement, dated as of November 4, 2004, by and among Assisted Living Concepts, Inc., Alpha Acquisition, Inc. and Extendicare Health Services, Inc. and to approve the merger contemplated thereby.
FOR ☐	AGAINST ☐	ABSTAIN ☐

2. To grant authority to the proxyholders to vote in their sole discretion with respect to the approval of any proposal to postpone or adjourn the Special Meeting of Stockholders to a later date for a reasonable business purpose, including to solicit additional proxies in favor of Proposal 1 if there are insufficient votes for approval of Proposal 1.
☐	☐	☐

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ASSISTED LIVING CONCEPTS, INC. THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE ABOVE PROPOSALS, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS AND, IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES HEREIN, ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

If you plan to attend the Special Meeting of Stockholders, please mark the following box ☐.
Even if you plan to attend, please mark, date and sign this proxy card and promptly return it in the envelope provided.

NOTE: If you receive more than one Proxy
Card, please date and sign each Proxy
Card and return all Proxy Cards in the
enclosed envelope.

PLEASE MARK, SIGN, DATE AND MAIL THIS
PROXY PROMPTLY USING THE ENVELOPE
PROVIDED.

Please sign and date below and return promptly in the enclosed postage-paid envelope.

Date: , 200 .	Signature

Signature (if held jointly)

IMPORTANT: Signatures of stockholders should correspond exactly with the names shown on this Proxy Card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Joint owners should both sign.